FILED PURSUANT TO RULE 424(B)(3)
                                                     REGISTRATION NO. 333-147562

PROSPECTUS DATED 12/3/2007

            MACROCHEM CORPORATION [GRAPHIC OMITTED][GRAPHIC OMITTED]

                        41,338,712 SHARES OF COMMON STOCK

     The persons listed in the section of this prospectus entitled "Selling Security Holders" are offering for sale an aggregate of 41,338,712 shares of our common stock that they have acquired or that they may receive upon the exercise of warrants, comprised of:

o 12,905,181 shares of common stock acquired upon the conversion of our Series C Cumulative Convertible Preferred Stock originally issued in our private placement completed in two closings on December 23, 2005 and February 13, 2006 (the "2006 Private Placement");

o 16,510,012 shares of common stock issuable upon the exercise of warrants issued with the Series C Cumulative Convertible Preferred Stock;

o 1,375,829 shares of common stock issuable upon exercise of warrants issued to the placement agent in connection with the 2006 Private Placement;

o 2,299,358 shares of common stock issued as dividend payments on our Series C Cumulative Convertible Preferred Stock; and

o 5,891,666 shares of common stock and 1,767,500 shares of common stock issuable upon the exercise of warrants issued in our private placement on October 10, 2007 (the "2007 Private Placement") and 589,166 shares of common stock issuable upon exercise of warrants issued to the placement agent in connection with the 2007 Private Placement.

     We will not receive any proceeds from the sale of the common stock offered by the selling security holders or their transferees. To the extent all of the outstanding warrants held by the selling security holders are exercised at their current exercise prices, we would receive approximately $12,145,505 in cash proceeds, unless such warrants are exercised on a cashless basis pursuant to their terms. We will pay the costs and out-of-pocket expenses in connection with this offering.

     Our common stock is listed on the OTC Bulletin Board(R) under the ticker symbol "MACM.OB." On November 1, 2007, the closing price for our common stock on the OTC Bulletin Board was $0.80.

     The selling security holders may sell the common stock for their own accounts in open market transactions or in private transactions, at prices related to the prevailing market prices or at negotiated prices, and may engage broker-dealers to sell the shares. For additional information on the selling security holders' possible methods of sale, you should refer to the section in this prospectus entitled "Plan of Distribution". Upon any sale of shares of common stock, the selling security holders and participating broker-dealers or selling agents may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended. We cannot determine the price to the public of the shares of common stock offered for sale by the selling security holders. The public offering price and the amount of any underwriting discount or commissions will be determined at the time of sale.


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


          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 5.


                        --------------------------------


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                THE DATE OF THIS PROSPECTUS IS DECEMBER 3, 2007

                                TABLE OF CONTENTS


                                                                           PAGE

Summary...................................................................    1

Risk Factors..............................................................    5

Note Regarding Forward-Looking Statements.................................   12

Use of Proceeds...........................................................   14

Dividend Policy...........................................................   14

Market Price of Securities and Related Matters............................   14

Selected Financial Data...................................................   15

Management's Discussion and Analysis of Financial Condition
and Results of Operations................................................    17

Business...................................................................  26

Management................................................................   37

Compensation of Directors and Executive Officers..........................   41

Certain Relationships and Related Transactions............................   50

Beneficial Ownership of Voting Securities.................................   51

Selling Security Holders..................................................   54

Description of Capital Stock..............................................   59

Plan of Distribution......................................................   61

Legal Matters.............................................................   63

Experts...................................................................   63

Change in Independent Registered Public Accounting Firms..................   63

Where You Can Find More Information.......................................   64

Financial Statements and Supplementary Data...............................   65

     You should rely only on the information contained in this prospectus. We have not authorized anyone to give you information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of when this prospectus is delivered or when any sale of our securities occurs. Our business, financial condition, results of operations and prospects may have changed since that date.

     SEPA(R), EcoNail(R), Opterone(R) and Topiglan(R) are registered trademarks of ours. MacroDerm(TM) and DermaPass(TM) are trademarks of ours. Other trademarks or service marks appearing in this prospectus are the property of their respective owners.

     All references to SEPA in this prospectus refer to SEPA 0009, a compound in the SEPA family that we have chosen for clinical development.

     On December 30, 2005 we implemented a 1-for-7 reverse stock split of our common stock and on February 9, 2006 we implemented a subsequent 1-for-6 reverse stock split of our common stock. Unless otherwise noted, all share amounts and per share data used throughout this prospectus reflect the effect of these reverse splits.




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




                                     SUMMARY


     THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. BECAUSE THIS IS ONLY A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY "RISK FACTORS" BEGINNING ON PAGE 5 AND OUR FINANCIAL STATEMENTS AND RELATED NOTES, BEFORE DECIDING TO INVEST IN OUR COMMON STOCK.


                              MACROCHEM CORPORATION


     We are a specialty pharmaceutical company that develops and seeks to commercialize pharmaceutical products. Currently, our portfolio of patented product candidates is based on our drug delivery technologies: SEPA(R), MacroDerm(TM) and DermaPass(TM). Our SEPA topical drug delivery technology (SEPA is an acronym for "Soft Enhancement of Percutaneous Absorption," where "soft" refers to the reversibility of the skin effect of the technology, and "percutaneous" means "through the skin") enhances the efficiency and rate of diffusion of drugs into and through the skin. Our composition of matter patent on the SEPA family of compounds expired in November 2006. We own five composition of matter and use patents, with expiration dates ranging from 2015 to 2019, for the combination of SEPA with numerous existing classes of drugs, including antifungals and human sex hormones. Our patented MacroDerm drug delivery technology encompasses a family of low to moderate molecular weight polymers that impede dermal drug or chemical penetration, which may be usable, for example, to prevent chemicals in insect repellant from penetrating the skin. We own three patents covering the composition of matter and methods of use of our MacroDerm polymers that expire in 2015. We have also filed a patent application for our DermaPass family of transdermal absorption enhancers that have a different drug delivery profile than SEPA, which we believe could be used with a wider range of active pharmaceutical ingredients.

     One of our lead product candidate is EcoNail, a topically applied SEPA-based econazole lacquer for the treatment of onychomycosis, a condition commonly known as nail fungus. Econazole, a commercially available topical antifungal agent most commonly used to treat fungal skin infections, inhibits in vitro growth of the fungi most commonly implicated in onychomycosis. When used in EcoNail, SEPA works by allowing more rapid and complete release of econazole from the lacquer into and through the nail plate. In a pre-clinical study using human cadaver nails, EcoNail delivered through the nail more than 14,000 times the minimum concentration of econazole needed to inhibit the fungi most commonly associated with onychomycosis. Following our laboratory studies, we conducted a randomized, double blind controlled Phase 1 tolerance/human exposure trial of EcoNail in nineteen patients with onychomycosis of the toenails. In this study, EcoNail was well tolerated, and investigators reported no serious drug-related adverse events. Serum assays used to determine the level of drug in the bloodstream showed no detectable levels of econazole, further supporting EcoNail's systemic safety profile. Full data from the 18-week trial were presented in May 2005 at the annual meeting of the Society for Investigative Dermatology. We have a composition of matter and use patent covering EcoNail that will expire in 2019.

     We commenced a 48 week, blinded open label Phase 2 efficacy study of EcoNail in the third quarter of 2006. This study is being conducted through a contract research organization with significant experience in onychomycosis trials. The study protocol allows for an interim review of the data after all patients have completed 24 weeks of treatment. On November 6, 2007, the Company announced that clinical photographs of 37 patients were assessed by an external expert panel, and 20 (54%) showed evidence of clinical improvement, defined as an increase in uninvolved nail of onychomycosis. All week 24 cultures were negative for dermatophyte growth, and the panel observed no signs of local irritation related to the once-daily EcoNail treatment. In a consensus clinical judgment by the external panel, 13 of 37 (32%) of patients demonstrated greater than or equal to 25% clinical improvement.

     In October 2007, we acquired the exclusive worldwide license rights for drug uses of pexiganan, a novel, small peptide anti-infective for treatment of patients with mild diabetic foot infection (DFI), from Genaera Corporation. Pexiganan is formulated as a cream and has a novel mechanism of action based on its ability to disrupt the integrity of bacterial cell membranes that cause DFI and has antimicrobial activity against organisms that commonly infect skin and soft tissue. Pexiganan has a low potential for induction of resistance and no cross-resistance with existing therapeutic antibiotics as a consequence of its mechanism of action. In clinical trials previously conducted by Genaera Corporation, over 1000 human subjects were exposed to pexiganan without safety concerns, including 418 patients who received pexiganan in two Phase 3 clinical trials submitted in a new drug application to the U.S. Food and Drug Administration (FDA) in 1998. The primary clinical endpoint of one of the two Phase 3 trials was judged by the FDA to have been achieved. The other Phase 3 clinical trial,


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

which did not meet its specified endpoint, provided strong supportive data indicative of the clinical benefit of pexiganan. At that time, difficulties with Chemistry Manufacturing & Controls (CMC) and an FDA request for one additional controlled trial precluded approval. We believe that since that time, significant improvements have been made in peptide manufacturing processes as well as in clinical trial design and execution. We plan to implement a program to address the previously identified CMC issues and resume formal dialogue with the FDA to determine the appropriate clinical development path.

     Our other clinical stage product candidate, Opterone, is a topically applied SEPA-based testosterone cream designed to treat male hypogonadism. Male hypogonadism is a condition in which men have levels of circulating testosterone below the normal range and may exhibit one or more associated symptoms, including low energy levels, decreased sexual performance, loss of sex drive, increased body fat or loss of muscle mass. We believe Opterone has significant advantages over other testosterone delivery methods and that its formulation as a cream should avoid an oily feel as well as application and cosmetic concerns reported by some users of gel formulations. To the best of our knowledge, Opterone is the first and only clinical development stage testosterone cream in the U.S. In August 2004, we announced the completion of a pharmacokinetics study of Opterone in hypogonadal males. In May 2005, we announced results from a bioavailability study of Opterone. In that study, patients using a 2.5 gram dose of Opterone applied to the upper arms and shoulders reached the natural physiologic range of testosterone levels over a 24-hour period. In December 2005, we received a letter from the Division of Reproductive and Urologic Products of the U.S. Food and Drug Administration, or FDA, in response to questions posed by us regarding a proposed Phase 3 clinical program for Opterone. In the letter, the FDA requested that we conduct additional investigation into multiple dose safety and pharmacokinetics before beginning any eventual Phase 3 protocol. The additional investigation and Phase 3 revisions will increase the time and expense associated with the development of Opterone. The next step in the development process for Opterone is a Phase 2 trial. We are seeking a partner to advance development of this product candidate. We may elect not to develop Opterone further if we cannot find a partner. We have a composition of matter and use patent covering Opterone that will expire in 2017.

     In addition to EcoNail, pexiganan and Opterone, we are evaluating several earlier stage product candidates. We have developed and tested SEPA-based formulations to deliver other active pharmaceutical ingredients including topical anesthetic and topical non-steroidal anti-inflammatory drugs (NSAIDs). We have also tested application of our MacroDerm polymers for use with cosmetics, pharmaceuticals and consumer products like insect repellants and sunscreens to decrease skin penetration and/or improve persistence on the skin. For example, our laboratory data demonstrated that, when formulated with the insect repellant DEET, increasing concentrations of MacroDerm reduces the amount of DEET that is absorbed through human skin. We have performed initial laboratory experiments to test the ability of DermaPass to improve transdermal delivery of various active pharmaceutical ingredients.

     Since inception, our primary source of funding for our operations has been the private and public sale of our securities. Our ability to continue operations after our current capital resources are exhausted depends on our ability to secure additional financing and to become profitable, which we cannot guarantee.


                                  Our Strategy

     Our strategy is to become a leading provider of specialty pharmaceuticals by innovating, developing and commercializing a portfolio of proprietary products through the use of our drug delivery technologies, strategic partnering, or in-licensing other products or technologies. Key elements of our strategy include:

o CONTINUE CLINICAL DEVELOPMENT OF OUR LEAD PRODUCT CANDIDATES, ECONAIL AND PEXIGANAN. In the near-term, we intend to focus most of our resources on conducting and completing clinical trials of our EcoNail product candidate and development of pexiganan.

o CREATE VALUE THROUGH STRATEGIC PARTNERSHIPS. Where appropriate, we intend to seek partners to facilitate the development and commercialization of our product candidates.

o IN-LICENSE SELECTED PRODUCTS AND TECHNOLOGIES. We intend to identify and in license products and technologies to complement and expand our portfolio of product candidates.

o        LEVERAGE AND EXPAND OUR EXISTING TECHNOLOGIES TO DEVELOP NEW PRODUCTS.
         We believe pharmaceuticals and certain other commercial products used on the skin may be formulated using our drug delivery technologies and


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

         could have applications in the treatment of other diseases and conditions. We will seek to identify new product candidates by selecting and developing additional pharmaceuticals and skin products that can be combined effectively with our technologies.

                          RISKS AFFECTING OUR BUSINESS

     Our business is subject to a number of risks that we highlight in the section entitled "Risk Factors" immediately following this prospectus summary. As of the date of this prospectus, we have not generated any meaningful revenues from operations and we have sustained significant operating losses. As of September 30, 2007, we had an accumulated deficit of approximately $86,829,366. We anticipate that we will continue to incur significant losses for the foreseeable future. Our technologies are in discovery or developmental stages and must undergo a rigorous regulatory approval process, which includes extensive pre-clinical and clinical testing, to demonstrate safety and efficacy before we can market any resulting product. To date, neither the FDA nor any of its international equivalents has approved any of our product candidates for marketing.


                            OUR CORPORATE INFORMATION

     We were organized and commenced operations as a Massachusetts corporation in 1981, and we were reincorporated as a Delaware corporation on May 26, 1992. Our principal executive offices are located at 40 Washington Street, Suite 220, Wellesley Hills, Massachusetts 02481 and our phone number is (781) 489-7310. We maintain a website on the Internet at WWW.MACROCHEM.COM. Our website, and the information contained therein, is not a part of this prospectus.



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
                                  THE OFFERING

Common stock being offered:            41,338,712 shares comprised of:

                                       12,905,181 shares of common stock
                                       acquired upon the conversion of our
                                       Series C Cumulative Convertible Preferred
                                       Stock originally issued in our private
                                       placement completed in two closings on
                                       December 23, 2005 and February 13, 2006
                                       (the "2006 Private Placement");

                                       16,510,012 shares of common stock
                                       issuable upon the exercise of warrants
                                       issued with the Series C Cumulative
                                       Convertible Preferred Stock;

                                       1,375,829 shares of common stock issuable upon exercise of warrants issued to the placement agent in connection with the 2006 Private Placement;

                                       2,299,358 shares of common stock issued
                                       as dividend payments on our Series C
                                       Cumulative Convertible Preferred Stock;
                                       and

                                       5,891,666 shares of common stock and
                                       1,767,500 shares of common stock issuable upon the exercise of warrants issued in our private placement on October 10, 2007 (the "2007 Private Placement") and 589,166 shares of common stock issuable upon exercise of warrants issued to the placement agent in connection with the 2007 Private Placement.

Shares of common stock outstanding     42,704,511 shares of common stock,
after this offering:                   assuming that warrants issued to the
                                       purchasers and the placement agent the
                                       2007 Private Placement and 2006 Private
                                       Placement are exercised in full for cash, in each case, without regard to any beneficial ownership restrictions on the exercise thereof.

Use of proceeds:                       We will not receive any proceeds from the
                                       sale of shares of common stock by the
                                       selling security holders. To the extent
                                       all of the outstanding warrants held by
                                       the selling security holders are
                                       exercised at their current exercise
                                       prices, we would receive approximately
                                       $12,145,505 in cash proceeds, unless such warrants are exercised on a cashless basis pursuant to their terms. The proceeds, if any, we receive upon the exercise of the warrants will be used for working capital requirements and other general corporate purposes. See "Use of Proceeds."

OTC Bulletin Board Symbol:             MACM.OB

Risk factors: See "Risk Factors" and the other information included in this prospectus for a discussion of the factors you should consider before deciding to invest in our securities.

       The common stock outstanding after this offering excludes:

            o 2,714,059 shares of our common stock issuable upon the exercise of outstanding options at a weighted average exercise price equal to $4.35 per share, of which 814,310 were exercisable as of November 1, 2007;

            o 53,471 shares of our common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price equal to $51.01 per share, all of which were exercisable as of November 1, 2007; and

            o 516,514 additional shares of our common stock reserved for future grants or awards under our stock option plan.

                                  RISK FACTORS

     INVESTING IN OUR COMMON STOCK IS RISKY. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN EVALUATING US AND OUR BUSINESS. IF ANY OF THE EVENTS DESCRIBED IN THE FOLLOWING RISK FACTORS WERE TO OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS LIKELY WOULD SUFFER. IN THAT EVENT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR A PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS
                          -----------------------------

WE HAVE A HISTORY OF OPERATING LOSSES, EXPECT TO CONTINUE TO INCUR LOSSES AND RELY EXTENSIVELY ON EXTERNAL FINANCING TO MAINTAIN OUR OPERATIONS. IF WE ARE UNABLE TO OBTAIN EXTERNAL FINANCING, WE WOULD BE REQUIRED TO FURTHER LIMIT, SCALE BACK OR CEASE OUR OPERATIONS ENTIRELY.

     Since 1981, we have been engaged primarily in research and development and have derived limited revenues from feasibility studies and the licensing of our technology. We have not generated any material revenues from the sale of any products. In addition, we have incurred net operating losses every year since we began doing business and we anticipate that we will continue to incur operating losses for the foreseeable future. As of September 30, 2007, we had an accumulated deficit of approximately $86,829,366. For the nine month period ended September 30, 2007, we had a net loss of $4,868,180. For the fiscal year ended December 31, 2006, we had net income of $1,951,279, however, such net income was the result of a non-cash gain in a liability classified warrant caused by a decline in our stock price. For the fiscal years ended December 31, 2005 and 2004, we had a net loss of $5,760,475 and $8,274,521, respectively.

     On August 31, 2005, due to our financial condition at the time and our inability to raise sufficient capital to maintain operations, we discontinued all research and development activities and terminated substantially all of our non-management personnel. In December 2005 and February 2006, we raised an aggregate of $8.25 million in a private placement of our securities to investors. As a result of this private placement, we resumed operations with a focus on advancing clinical development of our lead product, EcoNail. In October 2007 we raised an additional $3,535,000 in a subsequent private placement. The Company's continuation as a going concern depends on its ability to secure additional financing, to consummate a strategic transaction, or to make alternative arrangements to fund operations.

     Before we or any of our potential licensees may market any of our product candidates, significant additional development efforts and substantial testing will be necessary. We will require substantial additional financing to fund clinical studies on our product candidates. We may not be able to secure financing on favorable terms or at all. If we are unable to obtain external financing, we would have to reduce, delay or eliminate our clinical studies.

OUR PRODUCT CANDIDATES ARE IN THE EARLY STAGES OF DEVELOPMENT AND ARE SUBJECT TO THE RISK OF FAILURE INHERENT IN THE DEVELOPMENT OF INNOVATIVE TECHNOLOGIES.

     Various pharmaceutical companies have developed systems to enhance the topical delivery of specific drugs, but relatively limited research has been conducted about using topical delivery systems for a wider range of pharmaceutical products. Topical delivery systems currently are used only in a limited number of products. In addition, some topical delivery systems have demonstrated adverse side effects for users, including skin irritation and delivery difficulties.

     Our product candidates are in the early stages of development and will require significant further research, development, testing and regulatory clearances. Our product candidates are subject to the risks of failure inherent in the development of products based on innovative technologies. These risks include the possibilities that any or all of our product candidates may be found to be ineffective or toxic, or otherwise may fail to receive necessary regulatory clearances.

OUR PRODUCT CANDIDATES MUST UNDERGO A RIGOROUS REGULATORY APPROVAL PROCESS, WHICH INCLUDES EXTENSIVE PRE-CLINICAL AND CLINICAL TESTING, TO DEMONSTRATE SAFETY AND EFFICACY BEFORE WE CAN MARKET THEM. IF THE RESULTS OF OUR PRE-CLINICAL AND CLINICAL TESTING INDICATE THAT OUR PRODUCT CANDIDATES ARE NOT SAFE OR EFFECTIVE, OUR BUSINESS WILL SUFFER.

     Each of our product candidates, including EcoNail, pexiganan and Opterone, must undergo a rigorous regulatory approval process, including significant pre-clinical and clinical testing to demonstrate that they are safe and effective for human use, before we can market them. Conducting clinical trials is a lengthy, expensive and uncertain process. Completion of clinical trials may take several years or more. In addition, our clinical trials may be delayed by many factors, including:


         o  inability to fund clinical trials;

         o  slow or insufficient patient enrollment;

         o  failure of the FDA to approve our clinical trial protocols;

         o inability to manufacture significant amounts of our product candidates for use in a trial;

         o  safety issues; and

         o  government or regulatory delays.

     In addition, the results of pre-clinical studies and early clinical trials may not accurately predict results that we will obtain in later testing. A number of other companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after they achieved promising results in earlier trials. If we, the FDA or physicians do not believe that our clinical trials demonstrate that our product candidates are safe and effective, our business, financial condition and results of operations will be materially adversely affected.

OUR PRODUCT CANDIDATES ARE SUBJECT TO SIGNIFICANT FDA SUPERVISION AND MAY NOT SUCCESSFULLY COMPLETE THE EXTENSIVE REGULATORY APPROVAL PROCESS REQUIRED PRIOR TO THE MARKETING OF ANY PHARMACEUTICAL PRODUCT.

     Our activities are regulated by a number of government authorities in the United States and other countries, including the FDA. The FDA regulates pharmaceutical products, including their manufacture and labeling. Before obtaining regulatory approval to market any product candidate under development, we must demonstrate to the FDA that the product is safe and effective for use in each proposed indication through, among other things, pre-clinical studies and clinical trials. Data obtained from testing is subject to varying interpretations which can delay, limit or prevent FDA approval.

     On October 11, 2002, the FDA advised us that further clinical trials of our drugs containing SEPA had been placed on clinical hold pending review of questions surrounding a 26-week transgenic-mouse (Tg.AC) carcinogenicity study of SEPA we performed in 1999. On April 10, 2003, the FDA lifted this clinical hold. In releasing the hold, the FDA requested additional information on that 1999 study, which we have provided.

     On December 5, 2005, we received a response from the Division of Reproductive and Urologic Products at the FDA to questions posed by us regarding the proposed Phase 3 clinical program for Opterone, a topical cream for male testosterone deficiency containing SEPA. In the response, the FDA reiterated its safety concerns regarding the skin irritation potential of SEPA related to pre-clinical studies of SEPA, including without limitation, the 26-week transgenic-mouse (Tg.AC) carcinogenicity study of SEPA. The FDA also expressed concern regarding skin irritation observed in some patients in recently completed Opterone clinical studies. To address these concerns as well as other issues related to Opterone's safety and efficacy program, the FDA requested that we, if we intend to pursue clinical development of Opterone, conduct additional investigation into multiple dose safety and pharmacokinetics before beginning any eventual Phase 3 study. The FDA also confirmed the requirement for other clinical pharmacology studies prior to any NDA submission and requested that we revise our proposed Phase 3 protocol to include additional patients and to extend patient exposure and safety follow-up. If we decide to pursue the clinical development of Opterone, the additional investigation and Phase 3 revisions will increase the time and expense associated with the development of Opterone and may materially adversely affect our ability to find a partner to advance the development of Opterone. Furthermore, there can be no assurance that the results of the studies, if conducted, will address the FDA's safety concerns or justify further development of Opterone or that any SEPA-based product will be approved by the FDA.

     To date, neither the FDA nor any of its international equivalents has approved any of our technologies or product candidates for marketing. If the FDA does not approve our product candidates for marketing, we will be materially adversely affected.

     We face additional risks associated with the regulatory approval process, including:

         o Changes in existing regulatory requirements could prevent or affect our regulatory compliance. Federal and state laws, regulations and policies may be changed with possible retroactive effect. In addition, how these rules actually operate can depend heavily on administrative policies and interpretations over which we have no control. We also may lack the experience with these policies and interpretations to assess their full impact upon our business.

         o Obtaining FDA clearances is time-consuming and expensive and we cannot guarantee that such clearances will be granted or, if granted, will not be withdrawn.

         o The FDA review process may prevent us from marketing our product candidates or may involve delays that significantly and negatively affect our product candidates. We also may encounter similar delays in foreign countries.

         o Regulatory clearances may place significant limitations on the uses for which any approved products may be marketed.

         o Any marketed product and its manufacturer are subject to periodic review by the FDA. Any discovery of previously unrecognized problems with a product or a manufacturer could result in suspension or limitation of previously obtained or new approvals.

BECAUSE THE REGULATORY APPROVAL PROCESS IS COMPLEX, WE CANNOT ACCURATELY PREDICT THE REGULATORY APPROVAL TIMELINE FOR OUR PRODUCT CANDIDATES.

     The laws and regulations administered by the FDA are complex, and compliance with these laws and regulations requires substantial time, effort and expense. Because of this complexity, and because the regulatory approval path for our product candidates has not yet been confirmed by the FDA, we cannot guarantee that our efforts will be sufficient to ensure compliance with all applicable laws and regulations, nor can we accurately predict the regulatory approval timeline for our product candidates.

FEDERAL REGULATORY REFORMS MAY CREATE ADDITIONAL BURDENS THAT WOULD CAUSE US TO INCUR ADDITIONAL COSTS AND MAY ADVERSELY AFFECT OUR ABILITY TO COMMERCIALIZE OUR PRODUCTS.

     From time to time, legislation is drafted, introduced and passed in Congress that could significantly change the statutory provisions governing the approval, manufacturing and marketing of products regulated by the FDA. For example, on September 27, 2007, the Food and Drug Administration Amendments Act of 2007 (the "FDAAA") was enacted, giving the FDA enhanced post-market authority, including the authority to require post-market studies and clinical trials, labeling changes based on new safety information, and compliance with a risk evaluation and mitigation strategy approved by the FDA. The FDA's post-market authority takes effect 180 days after the enactment of the law. Failure to comply with any requirements under the FDAAA may result in significant penalties. The FDAAA also authorizes significant civil money penalties for the dissemination of false or misleading direct-to-consumer advertisements and allows the FDA to require companies to submit direct-to-consumer television drug advertisements for FDA review prior to public dissemination. Additionally, the new law expands the clinical trial registry so that sponsors of all clinical trials, except for Phase I trials, are required to submit certain clinical trial information for inclusion in the clinical trial registry data bank. In addition to the FDAAA, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether further legislative changes will be enacted, or FDA regulations, guidance or interpretations will change, and what the impact of such changes, if any, may be.

IF OUR PRODUCT CANDIDATES ARE NOT ACCEPTED BY PHYSICIANS AND PATIENTS, WE MAY NEVER GENERATE PROFITS FROM OPERATIONS.

     Even if our product candidates receive regulatory approval, we may not be able to market them effectively, they may be uneconomical to market or third parties may market equivalent or superior products. We will need to expend significant effort to educate physicians and patients regarding any product candidate that receives regulatory approval. Consequently, unless our product candidates obtain market acceptance, we may never be profitable.

IF PHYSICIANS OR PATIENTS PERCEIVE THAT TESTOSTERONE REPLACEMENT THERAPIES CREATE HEALTH RISKS, THE VIABILITY OF OPTERONE MAY BE QUESTIONED, AND OUR BUSINESS AND THE PRICE OF OUR STOCK MAY BE NEGATIVELY AFFECTED.

     Recent studies of female hormone replacement therapy products have reported an associated increase in health risks. As a result of these studies, some companies that sell or develop female hormone replacement products have experienced decreased sales of these products, and in some cases, a decline in their stock. From time to time, publications have suggested potential health risks associated with testosterone replacement therapy, including fluid retention, sleep apnea, breast tenderness or enlargement, increased red blood cells, development of clinical prostate disease, increased cardiovascular disease risk and the suppression of sperm production. It is possible that studies on the effect of testosterone replacement therapy could demonstrate these or other adverse health risks. This, along with the negative publicity surrounding hormone replacement therapy in general, could negatively impact market acceptance of Opterone, which could adversely affect our business and the price of our stock.

WE DEPEND ON PATENTS TO PROTECT OUR TECHNOLOGIES AND IF OUR CURRENT PATENTS ARE INEFFECTIVE OR WE ARE UNABLE TO SECURE AND MAINTAIN ADEQUATE PATENT PROTECTION, OUR ABILITY TO COMPETE WITH OTHER PHARMACEUTICAL COMPANIES MAY BE NEGATIVELY AFFECTED.

     We believe that patent protection of our technologies, processes and products is important to our future operations. The success of our product candidates depends, in part, on our ability to secure and maintain adequate patent protection.

     Although we have filed and intend to file additional patent applications, the patent application process is lengthy and expensive and there is no guarantee that a patent will be issued or, if issued, that it will be of commercial benefit to us. In addition, it is impossible to anticipate the breadth or degree of protection that any patents we obtain may afford us. Further, products that we develop could infringe patents held by third parties. In these cases, we may have to obtain licenses from third parties, which may not be available on commercially acceptable terms, if at all. We do not maintain separate insurance to cover intellectual property infringement.

     Our composition of matter patent covering SEPA expired in November 2006. The expiration of that patent will enable competitors to develop SEPA-based product candidates covering applications for which we have not obtained composition and use patents. As a result, our competitive position may be adversely affected.

     Currently, we are not involved in any litigation, settlement negotiations or other legal action regarding patent issues and are not aware of any patent litigation threatened against us. We may, however, become involved in patent litigation against third parties to enforce our patent rights, to invalidate patents held by those third parties or to defend against claims of those third parties. We intend to enforce our patent position and defend our intellectual property rights vigorously. The cost to us of any patent litigation or similar proceeding could be substantial and it may absorb significant management time. In the event of an unfavorable resolution of any infringement litigation against us, we may be enjoined from manufacturing or selling any products without a license from a third party.

IF WE ARE NOT ABLE TO PROTECT THE CONFIDENTIALITY OF OUR PROPRIETARY INFORMATION AND KNOW-HOW, THE VALUE OF OUR TECHNOLOGIES MAY BE ADVERSELY AFFECTED.

     In addition to patent protection, we utilize significant unpatented proprietary technology and rely on unpatented trade secrets and proprietary know-how to protect certain aspects of our technologies. To the extent that we rely on unpatented proprietary technology, we cannot guarantee that others will not independently develop or obtain substantially equivalent or superior technologies or otherwise gain access to our trade secrets, that any obligation of confidentiality will be honored or that we will be able to effectively protect our rights to our proprietary technologies.

IF WE ARE NOT ABLE TO RETAIN OUR KEY PERSONNEL AND/OR RECRUIT ADDITIONAL KEY PERSONNEL IN THE FUTURE, OUR BUSINESS MAY SUFFER.

     The success of our business depends on our ability to attract, retain and motivate qualified senior management personnel and qualified scientific personnel. We consider Robert J. DeLuccia, our President and Chief Executive Officer, to be a key employee and we have entered into an employment agreement with him. We do not maintain key person life insurance on any of our employees. In our industry, the competition for experienced personnel is intense and can be expected to increase. From time to time we may face, and in the past have faced, difficulties in attracting and retaining employees with the requisite experience and qualifications. If we fail to retain or attract this type of personnel, it could have a significant negative effect on our ability to develop our technologies.

OUR FAILURE TO IDENTIFY PHARMACEUTICALS THAT ARE COMPATIBLE WITH OUR DRUG DELIVERY TECHNOLOGIES OR ADDITIONAL PRODUCT CANDIDATES OR TECHNOLOGIES WOULD IMPAIR OUR ABILITY TO GROW.

     Our growth depends on our ability to identify drugs suitable for delivery using our proprietary drug delivery technologies, our ability to identify other product candidates or technologies, and our ability, financially or otherwise, to obtain such product candidates and technologies. Identifying suitable drugs or product candidates is a lengthy and complex process. Even if identified, the drugs or product candidates may not be available to us or we may otherwise be unable to enter into licenses or other agreements for their use. Other companies, including those with substantially greater financial, marketing and sales resources, may compete with us for the licensing or acquisition of drugs and product candidates and we may not be able to enter into licenses or other agreements on acceptable terms, or at all. If we are unable to identify and license or acquire drugs that are compatible with our drug delivery technologies or additional product candidates or technologies, our ability to grow our portfolio of product candidates and our prospects would be adversely affected.

WE DO NOT HAVE ANY LABORATORY FACILITIES OR SCIENTIFIC PERSONNEL AND DEPEND ON THIRD PARTIES TO CONDUCT RESEARCH AND DEVELOPMENT ACTIVITIES FOR OUR TECHNOLOGIES AND PRODUCT CANDIDATES.

     We do not have laboratory facilities or scientific personnel capable of conducting research and development activities for our technologies and product candidates and currently we do not have plans to obtain such facilities and personnel. Accordingly, our ability to conduct research and development activities is and will be limited and we will depend to a significant extent on third-party contractors for such research and development activities. If any of our third-party contractors fails to perform its obligations in a timely fashion or in accordance with applicable regulations, it may adversely affect our business. If we decide to establish internal research and development capabilities, we would need to hire and retain significant additional personnel, locate and acquire appropriate laboratory facilities, comply with extensive government regulations, and obtain additional capital, which may not be available on acceptable terms, or at all.

WE DO NOT HAVE ANY MANUFACTURING FACILITIES AND DEPEND ON THIRD PARTIES TO MANUFACTURE OUR PRODUCT CANDIDATES.

     We do not have facilities capable of manufacturing any of our product candidates and we do not have plans to obtain these facilities. Accordingly, we will depend on third-party contractors, licensees, or corporate partners to manufacture our products. If any of our third-party manufacturers fails to perform its obligations in a timely fashion or in accordance with applicable regulations, it may delay clinical trials, the commercialization of our product candidates or our ability to supply our product candidates for sale. If we decide to establish a commercial manufacturing facility, we would need to hire and retain significant additional personnel, comply with extensive government regulations, and obtain significant amounts of additional capital, which may not be available on acceptable terms, or at all.

WE FACE THE RISK OF PRODUCT LIABILITY CLAIMS, AND WE MAY NOT HAVE SUFFICIENT PRODUCT LIABILITY INSURANCE TO COVER SUCH CLAIMS. IT MAY BE EXPENSIVE AND DIFFICULT TO OBTAIN ADEQUATE INSURANCE COVERAGE.

     The design, development, manufacture and sale of our product candidates involve risk of liability claims and associated adverse publicity. We have product liability insurance coverage with an aggregate policy limit of approximately $10,000,000 for claims related to our product candidates that may arise from clinical trials conducted prior to November 1, 2002. We also have product liability insurance coverage with aggregate policy limits between approximately $3,000,000 and $5,000,000 for claims related to our product candidates that may arise from clinical trials conducted after September 25, 2003. In the event that our products receive regulatory approval and become commercialized, we would need to acquire additional coverage. Product liability insurance is expensive, may be difficult to obtain and may not be available on acceptable terms, if at all. If we obtain coverage, we cannot guarantee that the coverage limits of these insurance policies will be adequate. A successful claim against us if we are uninsured, or which is in excess of our insurance coverage, could have a material adverse effect on us and our financial condition.

WE RELY ON A THIRD-PARTY SUPPLIER FOR A NON-ACTIVE INGREDIENT IN SOME OF OUR PRODUCT CANDIDATES AND, IN THE EVENT THE SUPPLIER IS UNABLE TO SUPPLY US WITH ADEQUATE PRODUCT, OUR BUSINESS MAY BE NEGATIVELY AFFECTED IF WE ARE NOT ABLE TO TIMELY OBTAIN A SUBSTITUTE INGREDIENT.

     We rely on a third-party supplier, Seppic Inc., for a non-active ingredient that is important to the formulation and production of some of our topical product candidates. While we believe similar products are available from other suppliers, if Seppic Inc. were unable or unwilling to supply its product in sufficient quantities at a reasonable price, our results could suffer, as we may encounter significant costs and delays in identifying and measuring the efficacy of replacement third party products.

TOGETHER, CERTAIN OF OUR SHAREHOLDERS OWN A MAJORITY OF OUR STOCK AND COULD ULTIMATELY CONTROL DECISIONS REGARDING US.

     A small group of investors hold approximately 62.77% of the outstanding common stock of the Company. Because these investors currently own a large portion of our voting stock, they may be able to generally determine or they will be able to significantly influence the outcome of corporate actions requiring shareholder approval. As a result, these parties may be in a position to control matters affecting our company, including amendments to our articles of incorporation and bylaws; payment of dividends on our common stock; and acquisitions, sales of all or substantially all of our assets, mergers or similar transactions, including transactions involving a change of control. As a result, some investors may be unwilling to purchase our common stock. In addition, if the demand for our common stock is reduced because of these shareholders' control of the Company, the price of our common stock could be materially depressed. In addition, for so long as SCO Capital Partners, LLC owns 20% of our outstanding common stock, it has the right to designate two individuals to serve on our board of directors.

CERTAIN OF OUR SHAREHOLDERS OWN LARGE BLOCKS OF OUR COMMON STOCK AND SECURITIES EXERCISABLE INTO SHARES OF OUR COMMON STOCK, AND ANY EXERCISES, OR SALES BY THESE SHAREHOLDERS COULD SUBSTANTIALLY LOWER THE MARKET PRICE OF OUR COMMON STOCK.

     Several of our shareholders, including the selling security holders listed in this prospectus, own large blocks of our voting stock. The resale of the shares of our common stock owned by these shareholders (and issuable to them upon exercise of outstanding warrants to purchase our common stock) is being registered under the registration statement of which this prospectus forms a part. Future sales of large blocks of our common stock by any of the above investors could substantially depress our stock price.

                          RISKS RELATED TO OUR INDUSTRY
                          -----------------------------

OUR INDUSTRY IS HIGHLY COMPETITIVE AND OUR COMPETITORS HAVE OR MAY HAVE SIGNIFICANTLY MORE RESOURCES THAN WE HAVE.

     We compete with a number of firms, many of which are large, multi-national organizations with worldwide distribution. We believe that our major competitors in the drug delivery sector of the health care industry include Anacor Pharmaceuticals, Bentley Pharmaceuticals, Inc., Biosante Pharmaceuticals, Inc., NexMed, Inc., Connetics Corporation, Antares Pharma, Inc. and Barrier Therapeutics, Inc. Competitors with approved products in the therapeutic areas that our clinical stage product candidates seek to address include, with respect to onychomycosis:

         o  Novartis AG, maker of Lamisil(R), an oral therapy;

         o  Johnson & Johnson, maker of Sporanox(R), an oral therapy; and

         o Sanofi Aventis (Dermik Laboratories), maker of Penlac, a topical nail lacquer.

and with respect to male hypogonadism:

         o Solvay Pharmaceuticals, Inc., maker of Androgel(R), a topical gel therapy;

         o Auxilium Pharmaceuticals, Inc., maker of Testim(R), a topical gel therapy;

         o Watson Pharmaceuticals, Inc., maker of Androderm(R), a transdermal patch; and

         o Columbia Laboratories, Inc., maker of Striant(R), a buccal film which is placed between the patient's cheek and gum;


     A number of companies, including NexMed, Inc./Novartis AG, IVREA/MediQuest Therapeutics, Inc., and Schering-Plough/Anacor Pharmaceuticals, Inc. are also developing topical therapies for onychomycosis. In addition, a number of other companies, including Auxilium Pharmaceuticals, Inc., are also developing topical and/or transmucosal testosterone products.

     These companies have or may have substantially greater capital resources, research and development and technical staff, facilities and experience in obtaining regulatory approvals, as well as in manufacturing, marketing and distributing products, than we do. Recent trends in this industry are toward further market consolidation of large drug companies into a smaller number of very large entities, further concentrating financial, technical and market strength and increasing competitive pressure in the industry. Academic institutions, hospitals, governmental agencies and other public and private research organizations also are conducting research and seeking patent protection and may develop competing products or technologies of their own through joint ventures or other arrangements. In addition, recently developed technologies, or technologies that may be developed in the future, may or could be the basis for competitive products which may be more effective or less costly to use than any products that we currently are developing.

     We expect any future products approved for sale to compete primarily on the basis of product efficacy, safety, patient compliance, reliability, price and patent position. Generally, the first pharmaceutical product to reach the market in a therapeutic or preventive area often has a significant commercial advantage compared with later entrants to the market. Our competitive position also will depend on our ability to resume research and development activities, engage third parties to conduct research and development activities, attract and retain qualified scientific and other personnel, develop effective proprietary products, implement production and marketing plans, obtain patent protection and secure adequate capital resources.

GOVERNMENT AND PRIVATE INITIATIVES TO REDUCE HEALTH CARE COSTS COULD HAVE A MATERIAL ADVERSE EFFECT ON PHARMACEUTICAL PRICING AND ON OUR OPERATIONS.

     The future revenues and profitability of, and availability of capital for, biomedical and pharmaceutical companies may be affected by the continuing efforts of governmental and private third-party payers to contain or reduce the costs of health care through various means. Reimbursement by payors such as government and managed care organizations has become an increasingly important factor in the success of a drug, as has the listing of new products on large formulary lists (as well as their designated "Tier" on such lists), including those of managed care organizations, pharmaceutical benefit providers and group buying organizations. Failure of a pharmaceutical product to be included on formulary lists, to obtain a Tier position on such formulary lists which provides for a sufficiently low patient cost, or to be reimbursed by government or managed care organizations, could negatively impact the profitability of a drug.

     Furthermore, in some foreign markets pricing or profitability of prescription pharmaceuticals is subject to government control and to possible reform in the health care system. Frequently, it is not possible to obtain pricing in foreign markets that is as favorable as that obtainable in the U.S. In the U.S., there have been, and we expect there will continue to be, a number of federal and state proposals to impose similar governmental control. While we cannot predict whether any of these legislative or regulatory proposals will be adopted, the announcement or adoption of these proposals could have a material adverse effect on our prospects.

     If we succeed in bringing to market one or more of our product candidates, we cannot assure you that these product candidates will be cost effective or that reimbursement to the consumer will be available or will be sufficient to allow us to sell these products on a profitable basis.

                     RISKS RELATED TO THE SECURITIES MARKET
                     --------------------------------------

OUR STOCK PRICE HAS BEEN, AND LIKELY WILL CONTINUE TO BE, HIGHLY VOLATILE, AND AS A RESULT, AN INVESTMENT IN OUR STOCK IS SUBJECT TO SUBSTANTIAL RISK.

     The market price of our stock has been, and will likely continue to be, highly volatile due to the risks and uncertainties described in this section of this document, as well as other factors, including:

         o the discontinuance in August 2005 of all of our research and product development activities and our dependence on additional external funding in resuming such activities;

         o the results of our previously conducted clinical trials for our SEPA-based formulations;

         o conditions and publicity regarding the pharmaceutical industry generally as well as the specific therapeutic areas our product candidates seek to address;

         o price and volume fluctuations in the stock market at large which do not relate to our operating performance; and

         o  our ability to raise additional capital.

     During the first three fiscal quarters of 2007 and over the two-year period ending December 31, 2006, the closing price of our common stock as reported on The Nasdaq National Market, The Nasdaq Capital Market, the Pink Sheets LLC and the OTC Bulletin Board ranged from a high of $33.60 to a low of $0.26. On November 1, 2007, the closing price for our common stock on the OTC Bulletin Board was $0.80. In the past, companies that have experienced stock price volatility have sometimes been the subject of securities class action litigation. If litigation were instituted on this basis, it could result in substantial costs and a diversion of management's attention and resources. As a result of this volatility, an investment in our stock is subject to substantial risk.

ON NOVEMBER 22, 2005, OUR COMMON STOCK WAS DELISTED FROM THE NASDAQ CAPITAL MARKET FOR FAILURE TO MEET ITS LISTING STANDARDS. OUR COMMON STOCK CURRENTLY IS QUOTED ON THE OTC BULLETIN BOARD, WHICH INVESTORS MAY PERCEIVE AS LESS DESIRABLE AND WHICH COULD NEGATIVELY AFFECT THE LIQUIDITY OF AN INVESTMENT IN OUR COMMON STOCK.

     Our listing on The Nasdaq Capital Market was conditioned on our compliance with Nasdaq's continued listing requirements. The minimum standards for continued listing on The Nasdaq Capital Market include stockholders' equity of $2.5 million or market capitalization of $35 million and a minimum bid price of $1.00.

     On October 18, 2005, we received a Nasdaq Staff Determination indicating that our securities were subject to delisting from The Nasdaq Capital Market as we did not comply with the minimum bid price requirement for continued listing. We requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. On November 21, 2005, we withdrew our appeal of the Nasdaq Staff Determination and our common stock was delisted from quotation on the Nasdaq Capital Market effective as of Tuesday, November 22, 2005. Immediately thereafter, our common stock was quoted on the Pink Sheets LLC, and on December 22, 2005, our stock became eligible for quotation on the OTC Bulletin Board and presently trades under the symbol "MACM.OB."

     The over-the-counter market is generally considered to be a less efficient system than markets such as Nasdaq or other national exchanges because of lower trading volumes, transaction delays and reduced security analyst and news media coverage. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our common stock. Additionally, trading of our common stock in an over-the-counter market may make us less desirable to institutional investors and may, therefore, limit our future equity funding options.

WE ARE CONTRACTUALLY OBLIGATED TO ISSUE SHARES IN THE FUTURE, DILUTING YOUR INTEREST IN US.

     As of November 1, 2007, there are outstanding and exercisable warrants to purchase approximately 20,295,984 shares of our common stock, at a weighted average exercise price of $0.63 per share. As of November 1, 2007, there also are outstanding and exercisable options to purchase approximately 814,310 shares of our common stock, at a weighted average exercise price of $12.53 per share. Moreover, we expect to issue additional options to purchase shares of our common stock to compensate employees, consultants and directors and may issue additional shares to raise capital, acquire other companies or technologies, to pay for services, or for other corporate purposes. Any such issuances will have the effect of further diluting the interest of the purchasers of the securities being sold in this offering.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "look forward," "may," "planned," "potential," "should," "will," and "would." These forward-looking statements reflect our current expectations and are based on currently available data. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. These factors include, but are not limited to:

         o our history of operating losses, our decision to discontinue research and development activities and our need for additional external financing;

         o our need for significant additional product development efforts and additional financing;

         o technological uncertainty relating to transdermal drug delivery systems;

         o  the early stage of development of our proposed products;

         o  the lack of success of our prior development efforts;

         o  uncertainties related to clinical trials of our proposed products;

         o uncertainties relating to government regulation and regulatory approvals;

         o  our dependence on third parties for the FDA application process;

         o  uncertainties regarding market acceptance of our product candidates;

         o uncertainties regarding the potential health risks of hormone replacement therapies;

         o our ability to identify and obtain rights to products or technologies in order to build our portfolio of product candidates;

         o  our ability to recruit additional key employees;

         o our limited personnel and our dependence on continued access to scientific talent;

         o  no assurance of our entering into license arrangements;

         o our lack of laboratory facilities and scientific personnel and uncertainties regarding our reliance on third parties to conduct research and development activities for our technologies and product candidates;

         o uncertainties relating to competition, patents and proprietary technology;

         o our dependence on third parties to conduct research and development activities;

         o  our dependence on third-party suppliers and manufacturers;

         o uncertainties relating to risks of product liability claims, lack of product liability insurance, and expense and difficulty of obtaining adequate insurance coverage;

         o our majority shareholders, who own a large portion of our voting stock, could control company decisions and could substantially lower the market price of our common stock if they were to sell large blocks of our common stock in the future;

         o  uncertainty of pharmaceutical pricing and related matters;

         o  volatility of our stock price;

         o the effect that our quotation on the OTC Bulletin Board will have on the liquidity of our common stock;

         o dilution of our shares as a result of our contractual obligation to issue shares in the future; and

         o risks described from time to time in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other filings under the Exchange Act.


     These or other events or circumstances could cause our actual performance or financial results in future periods to differ materially from those expressed in the forward-looking statements. Forward-looking statements speak only as of the date of this prospectus. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, or SEC, we do not have any intention, and do not undertake, to update any forward-looking statements contained in this prospectus to reflect events or circumstances arising after the date of this prospectus, whether as a result of new information, future events or otherwise. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this prospectus or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

     Before you invest in our securities, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have an adverse effect on our business, results of operations, financial position and prospects. You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares of common stock by the selling security holders. We will receive proceeds only upon the exercise of the warrants held by the selling security holders. To the extent all of the outstanding warrants held by the selling security holders are exercised at their current exercise prices, we would receive approximately $12,145,505 in cash proceeds, unless these warrants are exercised on a cashless basis pursuant to their terms. The proceeds, if any, we receive from the exercise of the warrants will be used for working capital requirements and other general corporate purposes.

                                 DIVIDEND POLICY

     We have never paid cash dividends on our common stock and our Board of Directors does not contemplate declaring any dividends in the foreseeable future. We intend to retain any earnings to finance research, development, and expansion of our business.

                 MARKET PRICE OF SECURITIES AND RELATED MATTERS

     Our common stock is traded on the OTC Bulletin Board under the symbol "MACM.OB." Prior to February 10, 2006, our common stock was traded on the OTC Bulletin Board under the symbol "MCMP.OB." Between November 24, 2003 and November 21, 2005, our common stock was traded on The Nasdaq Capital Market under the symbol "MCHM" and, prior to November 24, 2003, it was traded on The Nasdaq National Market under the symbol "MCHM."

     The following chart shows the high and low closing prices for our common stock for the periods indicated:

                                            COMMON STOCK
                                                MACM
YEAR ENDED                               HIGH          LOW
DECEMBER 31, 2005
First Quarter                         $  33.60     $  16.38
Second Quarter                           19.32         7.98
Third Quarter                            12.18         2.10
Fourth Quarter                            2.52         0.84

DECEMBER 31, 2006
First Quarter                         $   2.70     $   1.08
Second Quarter                            1.60         0.70
Third Quarter                             0.85         0.26
Fourth Quarter                            0.54         0.30

DECEMBER 31, 2007
First Quarter                         $   0.75     $   0.31
Second Quarter                            1.35         0.38
Third Quarter                             0.84         0.55

     These prices are between dealers and do not reflect retail markups, markdowns or commissions and may not necessarily represent actual transactions. As of November 4, 2007, there were 7,376 holders of record of our common stock.

                             SELECTED FINANCIAL DATA

     The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus. The selected statement of operations data and the selected balance sheet data for the five years ended December 31, 2006 presented below have been derived from our audited financial statements. These historical data are not necessarily indicative of results to be expected for any future period. The selected statement of operations and balance sheet data for the three and nine months ended September 30, 2007 and 2006 have been derived from our unaudited financial statements included elsewhere in this prospectus

     On December 30, 2005 we implemented a 1-for-7 reverse stock split of our common stock and on February 9, 2006 we implemented a subsequent 1-for-6 reverse stock split of our common stock. Unless otherwise noted, data used throughout this prospectus has been adjusted to reflect these reverse splits.

              ---------------------------------------------------------------------------------------------------------------------
                                                                                      FOR THE THREE MONTHS
                                                                                              ENDED          NINE MONTHS ENDED SEPT
                                                                                          SEPTEMBER 30,               30,
                                 YEARS ENDED DECEMBER 31,                                  (UNAUDITED)            (UNAUDITED)
              ---------------------------------------------------------------------------------------------------------------------
                            2006        2005       2004         2003         2002        2007        2006        2007       2006
                                         (1)                                                          (1)                    (1)

STATEMENTS OF
OPERATIONS DATA:

SALE OF PATENT          $       --- $       --- $       ---  $1,000,000 $       --- $       --- $       --- $       --- $       ---

RESEARCH CONTRACTS              ---         ---         ---      10,031      42,925         ---         ---         ---         ---
                        ----------- ----------- ----------- ----------- ----------- ----------- ----------- ----------  -----------
   TOTAL REVENUES       $       --- $       --- $       --- $ 1,010,031 $    42,925 $       --- $       --- $       --- $       ---
RESEARCH AND
   DEVELOPMENT EXPENSES     679,759   2,291,721   4,221,039  2,938, 026   3,998,388     490,788     332,295   1,047,187     488,520
NET INCOME (LOSS)         1,951,279  (5,760,475) (8,274,521) (5,661,694) (7,514,514)   (739,795)    685,163  (4,868,180)  3,104,235
BENEFICIAL CONVERSION
   FEATURE                 $(11,895)$  (330,243)$       --- $       --- $       --- $       --- $       --- $       --- $   (11,895)
DIVIDEND ON SERIES C
   CUMULATIVE PREFERRED
   STOCK                   (752,066)        ---         ---         ---         ---    (189,608)   (203,999)   (575,407)   (549,075)
NET INCOME (LOSS)
   ATTRIBUTABLE TO
   COMMON STOCKHOLDERS  $ 1,187,318 $(6,090,718)$(8,274,521)$(5,661,694)$(7,514,514)$  (929,403)$   481,164 $(5,443,587)$ 2,543,265
BASIC NET INCOME (LOSS)
   PER COMMON SHARE     $      0.84 $     (6.25)$     (9.23)$     (8.03)$    (11.30)$     (0.25)$      0.33 $     (1.63)$      2.15
DILUTED NET INCOME(LOSS)
   PER COMMON SHARE     $      0.24 $     (6.25)$     (9.23)$     (8.03)$    (11.30)$     (0.25)$      0.08 $     (1.63)$      0.38
WEIGHTED AVERAGE
   SHARES USED TO
   COMPUTE BASIC NET
   INCOME (LOSS) PER
   COMMON SHARE           1,423,665     974,367     896,039     704,621     664,965   3,680,875   1,461,192   3,334,612   1,184,872
WEIGHTED AVERAGE
   SHARES USED TO
   COMPUTE DILUTED NET
   INCOME (LOSS) PER
   COMMON SHARE           8,260,510     974,367     896,039     704,621     664,965   3,680,875   9,169,190   3,334,612   8,053,511


-----------------------------------------------------------------------------------------------------------------------------------

(1) See Note 1 to our Financial Statements beginning on page 65 of this prospectus for a description of the restatement.

                                                                                                             SEPTEMBER
BALANCE SHEET DATA:                                       YEAR ENDED DECEMBER 31,                             30, 2007
                                2006            2005            2004            2003            2002        (UNAUDITED)

WORKING CAPITAL           $  4,778,127    $  2,755,167    $  5,635,331    $  6,345,396    $  8,704,944    $  1,613,120
CURRENT ASSETS               5,048,962       3,130,197       6,403,182       7,325,361       9,119,723       1,937,098
TOTAL ASSETS                 5,653,957       3,781,453       7,109,864       8,249,648      10,132,007       2,491,798
CURRENT LIABILITIES            268,835         375,030         767,851         979,965         414,779         323,978
TOTAL LIABILITIES            1,138,933       2,170,730         773,360       1,013,328         462,488       2,338,472
STOCKHOLDERS' EQUITY
(DEFICIT)                 $  4,181,241    $  1,280,480    $  6,336,504    $  7,236,320    $  9,669,519    $   (208,452)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND RELATED NOTES AND OTHER FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. IN ADDITION TO HISTORICAL INFORMATION, THE FOLLOWING DISCUSSION AND OTHER PARTS OF THIS PROSPECTUS CONTAIN FORWARD-LOOKING INFORMATION THAT INVOLVES RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED BY SUCH FORWARD-LOOKING INFORMATION DUE TO THE FACTORS DISCUSSED UNDER "RISK FACTORS," "NOTE REGARDING FORWARD-LOOKING STATEMENTS" AND ELSEWHERE IN THIS PROSPECTUS.

GENERAL

     We are a specialty pharmaceutical company that develops and seeks to commercialize pharmaceutical products. Currently, our portfolio of patented product candidates is based on our drug delivery technologies: SEPA(R), MacroDerm(TM) and DermaPass(TM). Our SEPA topical drug delivery technology (SEPA is an acronym for "Soft Enhancement of Percutaneous Absorption," where "soft" refers to the reversibility of the skin effect, and "percutaneous" means "through the skin") enhances the efficiency and rate of diffusion of drugs into and through the skin. Our patented MacroDerm drug delivery technology encompasses a family of low to moderate molecular weight polymers that impede dermal drug or chemical penetration. We have also filed a patent application for our DermaPass family of transdermal absorption enhancers that have a different drug delivery profile than SEPA, which we believe could be used with a wider range of active pharmaceutical ingredients. Currently, we have three clinical stage investigational new drugs: EcoNail, our lead product, for the treatment of fungal infections of the nails; pexiganan, for the treatment of mild diabetic foot infection; and Opterone, for the treatment of male hypogonadism. We believe that products incorporating our drug delivery technologies may allow selected drugs to be administered more effectively and with improved patient compliance compared to alternative methods of drug administration, such as ingestion and injection.

     Since inception, we have been engaged primarily in research and development. We have not generated any meaningful revenues from operations and we have sustained significant operating losses. We anticipate that we will continue to incur significant losses for the foreseeable future. We cannot guarantee that we will be successful in commercializing our products, or that we will ever become profitable. As of September 30, 2007, we had an accumulated deficit of approximately $86,829,366 Our product candidates are in discovery or developmental stages and must undergo a rigorous regulatory approval process, which includes costly and extensive pre-clinical and clinical testing, to demonstrate safety and efficacy before we can market any resulting product. To date, neither the FDA nor any of its international equivalents has approved any of our product candidates for marketing. Please see our financial statements included elsewhere in this prospectus for a more detailed description of our financial history.

     Our results of operations can vary significantly from year-to-year and quarter-to-quarter, and depend, among other factors, on:

         o  the progress of clinical trials we conduct;

         o  the degree of our research, marketing and administrative efforts;

         o  our ability to raise additional capital;

         o  the signing of licenses and product development agreements;

         o  the timing of revenues recognized pursuant to license agreements;
            and

         o  the achievement of milestones by licensees.


     The timing of our revenues may not match the timing of our associated product development expenses. To date, our research and development expenses generally have exceeded our revenues in any particular period or fiscal year.

     We expect to continue to spend significant amounts on developing and seeking regulatory approval of our lead products, EcoNail and pexiganan. Ultimately, if we receive regulatory approval for either EcoNail or pexiganan, significant expenses will be incurred in connection with its commercialization. In addition, we also plan to identify and develop, internally, through in-licensing, or through other collaborative arrangements, additional product candidates and technologies that fit within our growth strategy. If we identify and license potential product candidates, we will incur additional costs in connection with acquisition, development, testing and seeking regulatory approval of those product candidates.

     We previously completed a private placement of our securities to investors, consisting of two closings that took place on December 23, 2005 and February 13, 2006, respectively, for approximately $8,255,000 in gross proceeds (the "2006 Private Placement"). The first closing of the 2006 Private Placement, in which investors acquired 250 shares of Series C Cumulative Convertible Preferred Stock and six-year warrants to purchase 2,380,951 shares of common stock at an exercise of $1.26 per share, for an aggregate purchase price of $2,500,000, is described in our Report on Form 8-K filed on December 27, 2005. The second closing of the 2006 Private Placement, in which investors acquired 575.5 shares of our Series C Cumulative Convertible Preferred Stock and six-year warrants to purchase 5,480,961 shares of the Company's common stock at an exercise price of $1.26 per share, for an aggregate purchase price of $5,755,000, is described in our Current Report on Form 8-K filed on February 16, 2006.

     On October 10, 2007, we completed a subsequent private placement, in which investors acquired 5,891,667 shares of common stock and five-year warrants to purchase 1,767,500 of common stock at an exercise price of $0.60 per share for an aggregate purchase price of $3,535,000 (the "2007 Private Placement"). In connection with the 2007 Private Placement, all of the outstanding shares of Series C Cumulative Convertible Preferred Stock were converted into 12,571,847 shares of common stock. In addition, outstanding warrants to purchase 8,648,102 shares of common stock previously issued in the 2006 Private Placement completed have been reset to purchase 17,885,842 shares of common stock at an exercise price of $0.60 per share, pursuant to anti-dilution provisions of those warrants. The 2007 Private Placement is described in our Current Report on Form 8-K filed on October 10, 2007 and our Current Report on Form 8-K/A filed on October 15, 2007.

     As of September 30, 2007, we had $1,762,960 in cash, cash equivalents and short-term investments. As noted above, in the 2007 Private Placement, we received $3,535,000 in gross proceeds from the sale of our common stock and warrants to purchase shares of our common stock. We believe that our existing cash, cash equivalents and short-term investments, including the proceeds from our 2007 Private Placement, will be sufficient to meet our current operating expenses and capital expenditure requirements through the first quarter of 2008.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses consist of:

         o payments to consultants, investigators, contract research organizations and manufacturers in connection with our pre-clinical and clinical trials;

         o  costs associated with conducting our clinical trials;

         o  costs of developing and obtaining regulatory approvals; and

         o  allocable costs, including occupancy and depreciation.

     Because a certain portion of our research and development expenses (including contract research organization costs, manufacturing costs, consulting costs and allocable costs such as occupancy and depreciation) benefit multiple projects or our drug delivery technologies in general, we do not track these expenses by project. For the three month period ended September 30, 2007, we spent $490,788 on research and development, including $127,913 in costs associated with a clinical trial for EcoNail, and $314,284 in costs associated with the in licensing of pexiganan and $48,591 in costs not specifically tracked to a project. For the three month period ended September 30, 2006, we spent $332,295 on research and development, including $271,504 in costs associated with a clinical trial for EcoNail and $60,791 in costs not specifically tracked to a project. For the nine-month period ended September 30, 2007, we spent $1,047,187 on research and development, including $592,742 in costs associated with a clinical trial for EcoNail, and $314,284 in costs associated with the in licensing of pexiganan and $140,161 in costs not specifically tracked to a project. For the nine month period ended September 30, 2006, we spent $488,520 on research and development, including $419,351 in costs associated with a clinical trial for EcoNail and $69,169 in costs not specifically tracked to a project. On August 31, 2005, we discontinued all research and development activities and terminated substantially all of our non-management personnel. For the fiscal year ended December 31, 2006, we spent $679,759 on research and development, including $591,008 in costs associated with clinical trials for EcoNail, and $88,751 in costs not specifically tracked to a project. Opterone was not in a clinical trial in 2006. For the fiscal year ended December 31, 2005, we spent $2,291,721 on research and development, including $229,650 and $111,739 in costs associated with clinical trials for EcoNail and Opterone, respectively, and $1,950,332 in costs not specifically tracked to a project. For the fiscal year ended December 31, 2004, we spent $4,221,039 on research and development, including $469,515, $1,109,345 and $388,360 in costs associated with our clinical trials for EcoNail, Opterone and Topiglan (our topical formulation of SEPA and alprostadil for treatment of erectile dysfunction), respectively, and $2,253,819 in costs not specifically tracked to a project. Following a complete review of the results of a Phase 2 pharmacodynamic study of Topiglan in which Topiglan did not meet its primary clinical endpoints, we have no plans for further clinical studies of Topiglan. Accordingly, as of June 30, 2004, we recorded a reduction of $124,853 to the carrying value of certain patent assets related to Topiglan. For the year ending December 31, 2007, we expect to continue to spend significant amounts on clinical trials for EcoNail, which we estimate may cost up to $1,200,000.

     Each of our research and development programs is subject to risks and uncertainties, including the requirement to seek regulatory approval, that are outside of our control. Moreover, the product candidates identified in these research and development programs, which currently are in developmental stages, must overcome significant technological, manufacturing and marketing challenges before they can be successfully commercialized. As a result of these risks and uncertainties, we are unable to predict with any certainty the period in which material net cash inflows from these projects could be expected to commence or the completion date of these programs. For example, we are seeking a partner to advance development of our Opterone product candidate. We cannot predict whether our efforts to find a partner will be successful nor can we predict the manner and timing in which any eventual partner may elect to pursue development of Opterone. In addition, these risks and uncertainties also prevent us from estimating with any certainty the specific timing and future costs of our clinical development programs, although historical trends at similarly situated companies indicate that research and development expenses tend to increase in later stages of clinical development. Our failure to obtain requisite governmental approvals timely or at all will delay or preclude us from licensing or marketing our products or limit the commercial use of our products, which could adversely affect our business, financial condition and results of operations.

     MARKETING, GENERAL AND ADMINISTRATIVE EXPENSES. Marketing, general and administrative expenses consist primarily of salaries and other related costs for personnel, marketing and promotion, professional fees and facilities costs. Assuming we are able to raise sufficient capital, we anticipate that marketing, general and administrative expenses will increase over the next several years as we begin, when appropriate, to license, partner, or market our product candidates if and when they receive regulatory approval.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     Our discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Note 1 to our financial statements included within our Annual Report on Form 10-K for the year ended December 31, 2006, includes a summary of the significant accounting policies and methods we use in the preparation of our financial statements. The following is a brief discussion of the more significant accounting policies and methods that affect the judgments and estimates used in the preparation of our financial statements.

     PATENT ASSETS. We defer costs and expenses incurred in connection with pending patent applications. We amortize costs related to successful patent applications over the estimated useful lives of the patents using the straight-line method. We charge accumulated patent costs and deferred patent application costs related to patents that are considered to have limited future value to operations. Estimates we use to determine the future value of deferred patent costs include analysis of potential market size, time and cost to complete clinical trials, anticipated interest in our products and potential value for licensing or partnering opportunities. We recognize revenues derived or expected to be derived from the sale, assignment, transfer, or licensing of patents or other intellectual property based upon the terms of the relevant agreement.

     RESEARCH AND DEVELOPMENT. Research and development costs are expensed in the period in which they are incurred.

     WARRANTS LIABILITY. Based on certain terms in the warrants that we issued in connection with the sale of our Series C Cumulative Convertible Preferred Stock, we determined that the warrants should be classified as a liability and valued at fair market value each reporting period, with the changes in fair value recorded in earnings, in accordance with EITF 00-19, "Accounting for Derivative Financial Investments Indexed to, and Potentially Settled in, a Company's Own Stock." We will continue to evaluate the warrants under EITF 00-19 to determine when, if ever, they meet certain criteria under EITF 00-19 for permanent equity.

     STOCK BASED COMPENSATION. On January 1, 2006, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123(R), "Share-Based Payment," using the modified prospective method, which requires measurement of compensation cost for all stock awards at fair value on the date of grant and recognition of compensation over the requisite service period for awards expected to vest. The fair value of stock options is estimated using the Black-Scholes valuation model, and the fair value of restricted stock units is determined based on the number of shares granted and the quoted price of the Company's common stock on the date of grant. Such value is recognized as expense over the requisite service period, net of estimated forfeitures, using the straight-line attribution method. The estimate of awards that will ultimately vest requires significant judgment, and to the extent actual results or updated estimates differ from the Company's current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. The Company considers many factors when estimating expected forfeitures, including types of awards, employee class and historical employee attrition rates. Actual results, and future changes in estimates, may differ substantially from the Company's current estimates.


RESULTS OF OPERATIONS

COMPARISON OF THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2007 AND 2006

     We had no revenues for the three and nine month periods ending September 30, 2007 and September 30, 2006. For the year ending December 31, 2007, we do not expect to have any revenues.

     For the three month period ended September 30, 2007, research and development costs increased by $158,493, or 47.7% to $490,788 from $332,295 in the three month period ended September 30, 2006. The increase is primarily attributable to the in licensing costs of the pexiganan product of $314,284, offset in part by a decrease in spending on the EcoNail clinical trial of $143,591 in the three month period ended September 30, 2007 compared with the same period in 2006. There was also a decrease in general research and development costs of approximately $12,200 for the three months ended September 30, 2007.

     For the nine month period ended September 30, 2007, research and development costs increased by $558,667, or 114.4%, to $1,047,187 from $488,520 in the nine month period ended September 30, 2006. The increase is primarily attributable to the increase in spending on the EcoNail clinical trial of $173,391 in the nine month period ended September 30, 2007 compared with the same period in 2006, as well as an increase in general research and development consulting costs of approximately $71,000, in addition to costs of $314,284 associated with the in licensing of pexiganan. We expect research and development spending to increase for the last quarter from the level seen in the first three quarters of 2007 as we continue the clinical trial for EcoNail and formulation development of pexiganan.

     For the three month period ended September 30, 2007, marketing, general and administrative costs increased by $23,453, or 2.8% to $851,925 from $828,472 in the three month period ended September 30, 2006. The increase is attributable to increases in legal, audit and patent related costs of $87,335, investor relations of $56,636 and an increase in stock based compensation of $19,333. The increase was partially offset by decreases in salary and related expenses of $32,640, insurance of $10,284, travel and conferences of $39,304, and rent and other office related expenses of $38,888.

     For the nine month period ended September 30, 2007, marketing, general and administrative costs decreased by $191,972, or 6.5%, to $2,754,187, from $2,946,159 in the nine month period ended September 30, 2006. The decrease is primarily attributable to the expensing of stock options granted to employees based on the fair value on the date of the grant. The amount expensed for the nine month period ended September 30, 2007 was $456,482 compared to $804,489 for the nine month period ended September 30, 2006, resulting in a decrease in the expense of $348,007. There was also a decrease in salary and related expenses of $54,523, shareholder related expenses of $99,860, travel and conferences of $62,719, office related expenses of $19,806 and insurance costs of $29,150. The decrease was partially offset by increases in legal, audit and patent related costs of $229,088 and consulting and investor relations expenses of $205,061. For the last quarter of 2007, we expect the marketing, general and administrative spending to approximate the same level as seen in the first three quarters of 2007.

     Other income and expense decreased by $1,243,012 to a gain of $602,918 in the three month period ended September 30, 2007 from a gain of $1,845,930 in the three month period ended September 30, 2006. The decrease is primarily attributable to a decrease in the gain associated with the change in value of the warrant liability of $1,179,528 for the three month period ended September 30, 2007. Interest income also decreased by $63,484, or 90.8% to $6,445 in the three month period ended September 30, 2007 from $69,929 in the three month period ended September 30, 2006. The decrease in interest expense is due to less cash available for investing purposes during the three month period ended September 30, 2007.

     Other income and expense decreased by $7,733,310 to a loss of $1,066,806 in the nine month period ended September 30, 2007 from a gain of $6,538,914 in the nine month period ended September 30, 2006. The decrease is primarily attributable to an increase in the loss associated with the change in value of warrant liability of $7,544,229. Interest income also decreased by $129,491, or 68.5%, to $59,590 in the nine month period ended September 30, 2007 from $189,081 in the nine month period ended September 30, 2006. The decrease in interest income is due to less cash available for investing purposes during the nine month period ended September 30, 2007.

     For the reasons described above, the Company's financial statements reflect a net loss of $739,795 in the three month period ended September 30, 2007 compared with a net gain of $685,163 in the three month period ended September 30, 2006. For the nine month period ended September 30, 2007, the Company's financial statements reflect a net loss of $4,868,180 compared to a net gain of $3,104,235 in the nine month period ended September 30, 2006.

YEAR ENDED DECEMBER 31, 2006 COMPARED TO THE YEAR ENDED DECEMBER 31, 2005

     The Company had no revenues for the years ended December 31, 2006 and 2005, respectively. For the year ending December 31, 2007, we do not expect to have any revenues.

     Research and development costs for 2006 decreased by $1,611,962 from $2,291,721 in 2005 to $679,759 in 2006, a 70.3% decrease. The decrease is primarily attributable to the temporary cessation of research and development activities in August 2005, resulting in a reduction in payroll and employee related expenses of $692,824 and a reduction in lab operating expenses of $674,166 for the year ended December 31, 2006. In addition, there was a decrease in clinical development costs of $244,320. For the year ending December 31, 2007, we expect to incur clinical development costs of approximately $1,200,000.

     Marketing, general and administrative costs for 2006 increased by $724,914, or 24.3% to $3,713,006, from $2,988,092 in 2005. The increase was primarily attributable to the Company's adoption of SFAS No. 123(R), which requires the expensing of stock options granted to employees based on the fair value on the date of the grant, resulting in an expense of $941,127. In addition, expenses related to conferences and investor meetings increased by approximately $265,311. The effect of these amounts on marketing, general and administrative expenses for the year 2006 was partially offset by savings attributable to a staff reduction in August 2005 which resulted in a reduction of salary and related expenses of approximately $603,428 during the year ended December 31, 2006. For the year ending December 31, 2007, we expect the marketing, general and administrative expenses to approximate $2,750,000.

     For the year ended December 31, 2006, other income increased by $6,278,494 to $6,344,044 compared to $65,550 for the year ended December 31, 2005. This gain is primarily a non-cash increase as a result of a change in the valuation of warrants in accordance with EITF 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company's Own Stock" to reflect a decline in price of our common stock for which the warrants are exercisable. As a result, the fair value of the warrant liability decreased by $6,100,615. Interest income for the year December 31, 2006 increased by $177,879 to $243,429 compared to interest income of $65,550 for the year ended December 31, 2005. The increase in interest income is due to the higher amounts of cash available for investing purposes and higher interest rate returns available for the cash that is invested.

     For the reasons described above, the Company's financial statements reflect a net income of $1,951,279 for the year ended December 31, 2006 compared to a net loss of $(5,760,475) for the year ended December 31, 2005.

YEAR ENDED DECEMBER 31, 2005 COMPARED TO THE YEAR ENDED DECEMBER 31, 2004

     We had no revenues for the years ended December 31, 2005 and December 31, 2004.

     Research and development costs for 2005 decreased by $1,929,318, from $4,221,039 in 2004 to $2,291,721 in 2005, a 45.7% decrease. The decrease is primarily attributable to the cessation of research and development activities in August 2005, including a reduction in spending on clinical trials of $1,832,516 compared with 2004 and a reduction in payroll and related expenses of $204,494 in 2005 as a result of a staff reduction in August 2005.

The decrease in research and development costs as a result of these reductions was offset in part by increases in payments to technical consultants of $115,000 and other miscellaneous research expenses.

     Marketing, general and administrative costs for 2005 decreased by $1,170,360, from $4,158,452 in 2004 to $2,988,092 in 2005, a 28.0% decrease. The decrease is primarily attributable to a staff reduction in August 2005 which resulted in a reduction of salary and related expenses of $524,562. In addition, in 2005 legal and audit expenses decreased by approximately $230,000, travel expenses decreased by $40,000, insurance expenses decreased by $75,000, consulting and investor relations expenses decreased by $320,000 and market development expenses decreased by $110,000. The aggregate decrease in marketing, general and administrative costs was offset, in part, by a payment of approximately $370,000 to certain executive officers and administrative staff under transition agreements.

     As reported on a Form 8-K filed on September 7, 2005, the Company terminated substantially all its non-management personnel on August 31, 2005. The costs associated with this staff reduction and related expenses were approximately $156,839. As reported on a Current Report on Form 8-K filed on September 16, 2005, the Company entered into transition agreements with its executive officers in September 2005. The transition agreements terminated the existing employment and severance agreements between the Company and each executive. Pursuant to the terms of the transition agreements, the executives agreed that they would remain employed by the Company until November 30, 2005. Three executives executed amendments to their transition agreements extending their employment through December 31, 2005 and beyond. The total costs associated with all executive transition agreements were approximately $709,646. Of this total, approximately $320,000 was charged to marketing, general and administrative expenses. These agreements also provided for aggregate payments of approximately $35,000 on November 30, 2005 and $35,000 on December 15, 2005.

     Total other income decreased by $39,421 or 37.5%, from $104,971 in 2004 to $65,550 in 2005. The decrease is attributable to lower cash balances available for investment purposes in 2005. For the year ended December 31, 2005, our net loss was $5,760,475 as compared to a loss of $8,274,521 for the previous year, a 30.4% decrease, which was due to the factors mentioned above.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, our primary source of funding for our operations has been the private and public sale of our securities, and, to a lesser extent, the licensing of our proprietary technology and products, research collaborations, feasibility studies, government grants and the limited sales of products and test materials. During 2004, we received net proceeds of $443,817 from the exercise of warrants, and proceeds of $6,681,275 (net of issuance costs) as a result of the sale of our common stock in a private placement financing transaction. During 2005, we received net proceeds of $87,500 from the exercise of warrants, and proceeds of $815,000 ($601,342 net of issuance costs) as a result of the sale of our common stock and proceeds of $2,500,000 ($2,125,943 net of issuance costs) as a result of the sale of our Series C Cumulative Convertible Preferred Stock in the first closing of the 2006 Private Placement. On February 13, 2006, we received gross proceeds of $5,755,000 ($5,186,908 net of issuance costs) as a result of the sale of our Series C Cumulative Convertible Preferred Stock in the second closing of the 2006 Private Placement. During the first nine months of 2007, we did not receive any proceeds from the exercise of options or warrants or from the sale of our securities. On October 10, 2007, we received gross proceeds of $3,535,000 as a result of the sale of our common stock in our 2007 Private Placement.

     At September 30, 2007, working capital was approximately $1.6 million, compared to $5.5 million at September 30, 2006. The decrease in our working capital reflects use of funds in operations. Until such time as we obtain agreements with third-party licensees or partners to provide funding for our anticipated business activities, or otherwise generate revenue from the commercialization of our products, we will use our working capital to fund our operating activities.

       On March 9, 2004, we sold approximately 128,619 shares of our common stock for $7,292,700 in gross proceeds ($6,681,275 net of issuance costs) in a private placement to institutional investors. The investors also received warrants to purchase approximately 25,717 shares of common stock at a purchase price of $87.78 per share expiring five years from the closing date. On April 19, 2005, we sold approximately 65,040 shares of our common stock to institutional investors and to certain executive officers and directors of the Company for $815,000 in gross proceeds ($601,342 net of issuance costs). The investors also received warrants to purchase approximately 32,520 shares of common stock at exercise prices $14.70 for the institutional investors and $21.84 for the officers and directors. On December 23, 2005, we sold 250 shares of Series C Cumulative Convertible Preferred Stock for $2,500,000 in gross proceeds ($2,125,943 net of issuance costs) in a private placement to institutional investors. The investors also received warrants to purchase 2,380,951 shares of common stock at an exercise price of $1.26 per share. On February 13, 2006, we sold 575.5 shares of our Series C Cumulative Convertible Preferred Stock for $5,755,000 in gross proceeds ($5,186,908 net of issuance costs) in a private placement to investors. The investors also received warrants to purchase 5,480,961 shares of the Company's common stock at an exercise price of $1.26 per share. On October 10, 2007, we sold 5,891,667 shares of our common stock for $3,535,000 in gross proceeds in a private placement to investors. The investors also received warrants to purchase 1,767,500 shares of the Company's common stock at an exercise price of $0.60 per share. In connection with this private placement, all of the outstanding shares of Series C Preferred Stock were converted into 12,571,850 shares of common stock. In addition, outstanding warrants to purchase 8,648,102 shares of common stock previously issued in our prior private placements have been reset to purchase 17,885,842 shares of common stock at an exercise price of $0.60 per share, pursuant to anti-dilution provisions of those warrants. Until such time as we obtain agreements with third-party licensees or partners to provide funding for our anticipated business activities, or otherwise generate revenue from the commercialization of our products, we will use our working capital to fund our operating activities.

     Pursuant to a plan approved by our Board of Directors in 1998, we are authorized to repurchase 23,809 shares of our common stock to be held as treasury shares for future use. During the first two quarters of 2007 and the fiscal year ended December 31, 2006, we did not repurchase any shares of common stock. At December 31, 2006, 529 repurchased shares remain available for future use and 16,180 shares remain available for repurchase under the plan.

     There were no capital expenditures and patent development costs were $40,770 for the year ended December 31, 2006. The Company had no capital expenditures or patent development costs for the three and nine month periods ended September 30, 2007. Capital expenditures and patent development costs were $40,770 for the nine month period ended September 30, 2006. We anticipate additional capital and patent expenditures will be approximately $25,000 for the remainder of the fiscal year ending December 31, 2007.

     On July 10, 2003, the Board of Directors approved retention payments for certain key employees, including certain executive officers, in order to enhance retention of those employees. We made payments of approximately $84,000 on January 8, 2004 and we made payments of approximately $153,000 on July 2, 2004. On August 31, 2005, at the direction of our Board of Directors, we discontinued all research and development activities and terminated substantially all of our non-management personnel. We made payments of approximately $156,839 in connection with this staff reduction and related expenses. In September 2005, the Company entered into transition agreements with its executive officers. The transition agreements terminated the existing employment and severance agreements between the Company and each executive. Pursuant to the terms of the transition agreements, the executives agreed that they would remain employed by the Company until November 30, 2005. Three executives executed amendments to their transition agreements extending their employment through December 31, 2005 and beyond. We made payments of approximately $709,646 in connection with all executive transition agreements. We also made aggregate payments of approximately $35,000 on November 30, 2005 and $35,000 on December 15, 2005 under a separate provision of the transition agreements. There are no further payments due as a result of the staff reduction or under the transition agreements.

     As of September 30, 2007, we had $1,762,960 in cash, cash equivalents and short-term investments. As noted above, on October 10, 2007 we received $3,535,000 in gross proceeds from the sale of our common stock and warrants to purchase our shares of our common stock. We believe that our existing cash, cash equivalents and short-term investments, including the proceeds from our 2007 Private Placement, will be sufficient to meet our current operating expenses and capital expenditure requirements through the first quarter of 2008. The Company's continuation as a going concern depends on its ability to secure additional financing, to consummate a strategic transaction, or to make alternative arrangements to fund operations. As described in Subsequent Event
Note 8 to the Financial Statements, the Company has acquired exclusive worldwide license rights for drug uses of pexiganan, a novel, small peptide anti-infective for topical treatment of patients with mild diabetic foot infection, from Genaera Corporation pursuant to a license agreement. The Company will require significant additional capital to proceed with the development of this new product. Our cash requirements may vary materially from those now planned because of changes in the focus and direction of our research and development programs, identification of additional product candidates and technologies, competitive and technical advances, patent developments or other developments related to the status of fund raising. We will require additional financing to continue operations after we exhaust our current capital resources and to continue our long-term plans for clinical trials and new product development. We expect to continue financing our operations through sales of our securities, strategic alliances or other financing vehicles, if any, that might become available to us on terms that we deem acceptable.

     We do not enter into financial instrument transactions for trading or speculative purposes. We do not intend to establish any special purpose entity and do not have any material off balance sheet financing transactions. We do not believe that inflation will have any significant effect on the results of our operations.

     At September 30, 2007, the Company had no long-term contractual obligations. On October 5, 2007, the Company entered into a one year lease for office facilities commencing on February 1, 2008 and expiring on January 31, 2009, for a total commitment of $118,503.


RECENT ACCOUNTING PRONOUNCEMENTS

     In June of 2006, the FASB issued Financial Interpretation ("FIN") 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS 109, "Accounting for Income Taxes". The interpretation was effective for fiscal years beginning after December 15, 2006. The adoption of this new standard did not have a material impact on our financial position, results of operations or cash flows.

     On September 15, 2006, the FASB issued SFAS Statement No. 157, "Fair Value Measurements" ("SFAS 157"). This statement provides enhanced guidance for using fair value to measure assets and liabilities. This statement also responds to investors' requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. SFAS 157 does not expand the use of fair value in any new circumstances. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. We do not expect our adoption of this new standard to have a material impact on our financial position, results of operations or cash flows.

     In February of 2007, the FASB issued SFAS Statement No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS 159"). SFAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We are currently assessing the impact of SFAS 159 on our financial results.

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                             FIRST               SECOND              THIRD               FOURTH
                                     -------------------  -------------------  --------------------  -------------------
                                     -------------------  -------------------  --------------------  -------------------

2007 Quarters
     Revenues                          $             ---   $             ---    $              ---
     Loss from Operations                    (1,302,760)         (1,155,902)            (1,342,713)
     Net (Loss)                              (1,528,093)         (2,600,293)              (739,795)
     Net (Loss) Attributable to
       Common Stockholders                   (1,720,792)         (2,793,393)              (929,403)
     Basic Net (Loss) per Common
       Share                                      (0.62)              (0.86)                 (0.25)
     Diluted Net (Loss) per Common
       Share                                      (0.62)              (0.86)                 (0.25)
2006 Quarters
     Revenues                          $             ---   $              ---   $              ---    $             ---
     Loss from Operations                    (1,207,109)          (1,066,803)           (1,160,767)            (958,086)
     Net Income (Loss)                       (1,991,360)            4,410,432              685,163           (1,152,956)
     Net Income (Loss) Attributable
       to Common Stockholders                (2,142,907)            4,205,008              481,164           (1,355,947)
     Basic Net Income (Loss) per
       Common Share                    $          (1.98)   $             3.86   $             0.33    $           (0.64)
     Diluted Net Income (Loss) per
       Common Share                    $          (1.98)   $             0.57   $             0.08    $           (0.64)
2005 Quarters
     Revenues                          $             ---   $              ---   $              ---    $             ---
     Net Loss Attributable to Common
       Stockholders                    $     (1,841,540)   $      (1,526,346)   $       (1,820,992)   $        (901,840)
     Net Loss per Share
       (basic and diluted)             $          (1.99)   $           (1.56)   $            (1.83)   $           (0.87)

     The quarters ended March 31, June 30 and September 30, 2006 have been restated (Notes 1 and 5). The restatement is in connection with the Series C Cumulative Convertible Preferred Stock Offering. In connection with the offering, the Company issued warrants to the private placement agent for services rendered. The fair value of the award was originally accounted for as an offset to the proceeds of the Series C Preferred offering and a credit to additional paid in capital. Upon further review of the terms of the warrants, it was determined that the private placement agent's warrants' put feature enables the holder, at their option, to require the Company to repurchase the award for cash in the event of a change in control. The Company determined that the warrants meet the definition of a derivative investment as defined in SFAS 133, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, and should be adjusted to its current fair value at each reporting period and classified as a warrant liability. As such, the net loss for the quarter ended March 31, 2006 increased by $250,496, and the net income for the quarters ended June 30, 2006 and September 30, 2006, increased by $260,764 and $438,854, respectively.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     As of December 31, 2007 and September 30, 2007, we were exposed to market risks, which relate primarily to changes in U.S. interest rates. Our cash equivalents and short-term investments are subject to interest rate risk and will decline in value if interest rates increase. Due to the short duration of these financial instruments, generally one year or less, changes in interest rates would not have a material effect on our financial position. A hypothetical 10% change in interest rates would not have a material effect on our Statement of Operations or Cash Flows for the twelve months ending December 31, 2006 or for the nine months ending September 30, 2007.

                                    BUSINESS

OVERVIEW

     We are a specialty pharmaceutical company that develops and seeks to commercialize pharmaceutical products. Currently, our portfolio of patented product candidates is based on our drug delivery technologies: SEPA(R), MacroDerm(TM) and DermaPass(TM). Our SEPA topical drug delivery technology (SEPA is an acronym for "Soft Enhancement of Percutaneous Absorption," where "soft" refers to the reversibility of the skin effect of the technology, and "percutaneous" means "through the skin") enhances the efficiency and rate of diffusion of drugs into and through the skin. Our composition of matter patent on the SEPA family of compounds expired in November 2006. We own five composition of matter and use patents, with expiration dates ranging from 2015 to 2019, for the combination of SEPA with numerous existing classes of drugs, including antifungals and human sex hormones. Our patented MacroDerm drug delivery technology encompasses a family of low to moderate molecular weight polymers that impede dermal drug or chemical penetration, which may be usable, for example, to prevent chemicals in insect repellant from penetrating the skin. We own three patents covering the composition of matter and methods of use of our MacroDerm polymers that expire in 2015. We have also filed a patent application for our DermaPass family of transdermal absorption enhancers that have a different drug delivery profile than SEPA, which we believe could be used with a wider range of active pharmaceutical ingredients.

     One of our lead product candidate is EcoNail, a topically applied SEPA-based econazole lacquer for the treatment of onychomycosis, a condition commonly known as nail fungus. Econazole, a commercially available topical antifungal agent most commonly used to treat fungal skin infections, inhibits in vitro growth of the fungi most commonly implicated in onychomycosis. When used in EcoNail, SEPA works by allowing more rapid and complete release of econazole from the lacquer into and through the nail plate. In a pre-clinical study using human cadaver nails, EcoNail delivered through the nail more than 14,000 times the minimum concentration of econazole needed to inhibit the fungi most commonly associated with onychomycosis. Following our laboratory studies, we conducted a randomized, double blind controlled Phase 1 tolerance/human exposure trial of EcoNail in nineteen patients with onychomycosis of the toenails. In this study, EcoNail was well tolerated, and investigators reported no serious drug-related adverse events. Serum assays used to determine the level of drug in the bloodstream showed no detectable levels of econazole, further supporting EcoNail's systemic safety profile. Full data from the 18-week trial were presented in May 2005 at the annual meeting of the Society for Investigative Dermatology. We have a composition of matter and use patent covering EcoNail that will expire in 2019.

     We commenced a 48 week, blinded open label Phase 2 efficacy study of EcoNail in the third quarter of 2006. This study is being conducted through a contract research organization with significant experience in onychomycosis trials. The study protocol allows for an interim review of the data after all patients have completed 24 weeks of treatment. On November 6, 2007, the Company announced that clinical photographs of 37 patients were assessed by an external expert panel, and 20 (54%) showed evidence of clinical improvement, defined as an increase in uninvolved nail of onychomycosis. All week 24 cultures were negative for dermatophyte growth, and the panel observed no signs of local irritation related to the once-daily EcoNail treatment. In a consensus clinical judgment by the external panel, 13 of 37 (32%) of patients demonstrated =25% clinical improvement.

     In October 2007, we acquired the exclusive worldwide license rights for drug uses of pexiganan, a novel, small peptide anti-infective for treatment of patients with mild diabetic foot infection (DFI), from Genaera Corporation. pexiganan is formulated as a cream and has a novel mechanism of action based on its ability to disrupt the integrity of bacterial cell membranes that cause DFI and has antimicrobial activity against organisms that commonly infect skin and soft tissue. Pexiganan has a low potential for induction of resistance and no cross-resistance with existing therapeutic antibiotics as a consequence of its mechanism of action. In clinical trials previously conducted by Genaera, over 1000 human subjects were exposed to pexiganan without safety concerns, including

418 patients who received pexiganan in two Phase 3 clinical trials submitted in a New Drug Application to the U.S. Food and Drug Administration (FDA) in 1998. The primary clinical endpoint of one of the two Phase 3 trials was judged by the FDA to have been achieved. The other Phase 3 clinical trial, which did not meet its specified endpoint, provided strong supportive data indicative of the clinical benefit of pexiganan. At that time, difficulties with Chemistry Manufacturing & Controls (CMC) and an FDA request for one additional controlled trial precluded approval. We believe that since that time, significant improvements have been made in peptide manufacturing processes as well as in clinical trial design and execution. We plan to implement a program to address the previously identified CMC issues and resume formal dialogue with the FDA to determine the appropriate clinical development path.

     Our other clinical stage product candidate, Opterone, is a topically applied SEPA-based testosterone cream designed to treat male hypogonadism. Male hypogonadism is a condition in which men have levels of circulating testosterone below the normal range and may exhibit one or more associated symptoms, including low energy levels, decreased sexual performance, loss of sex drive, increased body fat or loss of muscle mass. We believe Opterone has significant advantages over other testosterone delivery methods and that its formulation as a cream should avoid an oily feel as well as application and cosmetic concerns reported by some users of gel formulations. To the best of our knowledge, Opterone is the first and only clinical development stage testosterone cream in the U.S. In August 2004, we announced the completion of a pharmacokinetics study of Opterone in hypogonadal males. In May 2005, we announced results from a bioavailability study of Opterone. In that study, patients using a 2.5 gram dose of Opterone applied to the upper arms and shoulders reached the natural physiologic range of testosterone levels over a 24-hour period. In December 2005, we received a letter from the Division of Reproductive and Urologic Products of the U.S. Food and Drug Administration, or FDA, in response to questions posed by us regarding a proposed Phase 3 clinical program for Opterone. In the letter, the FDA requested that we conduct additional investigation into multiple dose safety and pharmacokinetics before beginning any eventual Phase 3 protocol. The additional investigation and Phase 3 revisions will increase the time and expense associated with the development of Opterone. The next step in the development process for Opterone is a Phase 2 trial. We are seeking a partner to advance development of this product candidate. We may elect not to develop Opterone further if we cannot find a partner. We have a composition of matter and use patent covering Opterone that will expire in 2017.

     In addition to EcoNail, pexiganan and Opterone, we are evaluating several earlier stage product candidates. We have developed and tested SEPA-based formulations to deliver other active pharmaceutical ingredients including topical anesthetic and topical non-steroidal anti-inflammatory drugs (NSAIDs). We have also tested application of our MacroDerm polymers for use with cosmetics, pharmaceuticals and consumer products like insect repellants and sunscreens to decrease skin penetration and/or improve persistence on the skin. For example, our laboratory data demonstrated that, when formulated with the insect repellant DEET, increasing concentrations of MacroDerm reduces the amount of DEET that is absorbed through human skin. We have performed initial laboratory experiments to test the ability of DermaPass to improve transdermal delivery of various active pharmaceutical ingredients.

     Since inception, our primary source of funding for our operations has been the private and public sale of our securities. Our ability to continue operations after our current capital resources are exhausted depends on our ability to secure additional financing and to become profitable, which we cannot guarantee.

OUR STRATEGY

     Our strategy is to become a leading provider of specialty pharmaceuticals by innovating, developing and commercializing a portfolio of proprietary products through the use of our drug delivery technologies, strategic partnering, or in-licensing other products or technologies. Key elements of our strategy include:

         o CONTINUE CLINICAL DEVELOPMENT OF OUR LEAD PRODUCT CANDIDATES, ECONAIL AND PEXIGANAN. In the near-term, we intend to focus most of our resources on conducting and completing clinical trials of our EcoNail product candidate and development of pexiganan.

         o CREATE VALUE THROUGH STRATEGIC PARTNERSHIPS. Where appropriate, we intend to seek partners to facilitate the development and commercialization of our product candidates.

         o IN-LICENSE SELECTED PRODUCTS AND TECHNOLOGIES. We intend to identify and in license products and technologies to complement and expand our portfolio of product candidates.

         o LEVERAGE AND EXPAND OUR EXISTING TECHNOLOGIES TO DEVELOP NEW PRODUCTS. We believe pharmaceuticals and certain other commercial products used on the skin may be formulated using our drug delivery technologies and could have applications in the treatment of other diseases and conditions. We will seek to identify new product candidates by selecting and developing additional pharmaceuticals and skin products that can be combined effectively with our technologies.


OUR DRUG DELIVERY TECHNOLOGIES

     To be effective, drugs must reach an intended site in the body, at an effective concentration, and for an appropriate length of time. Currently, the vast majority of drugs are administered either orally or by injection. However, there are numerous drugs for which these modes of administration are not well suited. For example, oral administration of certain drugs may result in irritation of the gastro-intestinal tract or undesirable rapid first pass metabolism. First pass metabolism, which refers to the chemical breakdown of compounds in the liver and gastro-intestinal tract, can result in a significant reduction in the amount of drug reaching its intended site of activity in the body. In some cases, liver damage may occur due to the toxicities associated with the breakdown of a particular drug. In the case of injectable drugs, administration may be painful and in many cases requires frequent and costly office visits to treat chronic conditions.

     One alternative method of administering drugs is topical delivery.
Topical delivery works by either introducing drugs into the skin (dermal delivery) for the treatment of dermatologic or localized conditions and diseases, or through the skin (transdermal delivery) and into the bloodstream for the treatment of systemic conditions and diseases. Topical drug delivery has several advantages. For example, topical drug delivery:

         o helps to avoid inactivation of a drug caused by first pass metabolism in the liver and gastro-intestinal tract;

         o can provide local delivery of appropriate concentrations of a drug to the intended site of action without systemic exposure;

         o  helps avoid gastro-intestinal distress caused by ingesting a drug;
            and

         o simplifies drug administration to patients who have difficulty swallowing oral dosage forms or who do not wish to endure the discomfort of injections.

SEPA DRUG DELIVERY TECHNOLOGY

     Delivering drug molecules through the skin is challenging. The skin naturally serves as the primary barrier that prevents outside organisms, chemicals and toxins from easily entering the body. Human skin is made up of two layers: the outer layer or epidermis (which includes the stratum corneum) and the inner layer or dermis. The stratum corneum acts as the main barrier to drug delivery. The stratum corneum consists of corneocytes, which are dead, flattened skin cells filled with keratin, and a lipid matrix, which is made up of multi-layered oily molecules that hold the corneocytes together in a sheet.

     Our SEPA drug delivery technology is a family of compounds that can enhance the transport, penetration and controlled delivery of a wide range of drugs through the skin. We have chosen SEPA 0009, a member of the SEPA family, for clinical development. SEPA enhances transdermal drug delivery by temporarily and reversibly disrupting the alignment of the lipid bilayer within the lipid matrix in the stratum corneum. This disruption renders the skin temporarily permeable, allowing a drug to diffuse through the stratum corneum in the epidermis, and then into and through the dermis, where it can enter the bloodstream through the capillaries.

     SEPA possesses the following attributes:

         o REVERSIBLE: The alignment of the lipid bilayer within the lipid matrix in the stratum corneum reverts back to normal after SEPA has diffused through it without causing permanent changes to the skin.

         o RAPIDLY METABOLIZED: The human body rapidly metabolizes SEPA into ethylene glycol and decanoic acid, two metabolites well understood by regulatory agencies.

         o CHEMICALLY NON-REACTIVE: SEPA does not react chemically with most other organic molecules and, as a result, is compatible with a wide range of active pharmaceutical ingredients.

         o VERSATILE: The rate and amount of drug absorbed by the skin or body in a SEPA-based formulation can be controlled by varying the components in the formulation.

     SEPA, when properly combined with active pharmaceutical ingredients, may provide for a variety of convenient and easy-to-apply formulations, including creams, gels, ointments, lacquers and solutions for the treatment of a wide range of systemic and localized conditions. We believe that products incorporating SEPA may allow selected drugs to be administered more effectively and with improved patient compliance compared to alternative methods of drug administration, such as ingestion and injection.

MACRODERM DRUG DELIVERY TECHNOLOGY

     For chemicals that penetrate the skin too readily or that can be toxic if significantly absorbed into the bloodstream, it may be desirable to retard the rate of drug absorption to achieve an optimal delivery profile. For these chemicals, we have developed our second drug delivery technology, called MacroDerm, encompassing a series of low to moderate molecular weight polymers that impede drug penetration through the skin. We believe MacroDerm may have uses in cosmetics, personal care products and selected pharmaceuticals. Potential applications include their formulation with sunscreens, moisturizers and insect repellents to decrease skin penetration and improve persistence on the skin. We have synthesized MacroDerm prototypes and we are seeking strategic partners to evaluate, manufacture and market specific MacroDerm products.

NEW TRANSDERMAL DRUG DELIVERY TECHNOLOGY

     We have also filed a patent application for DermaPass, a new family of enhancers that we believe can be used with a wider variety of active pharmaceutical ingredients than SEPA. We have performed initial laboratory experiments to test the ability of DermaPass to improve transdermal delivery of various active pharmaceutical ingredients.

OUR LEAD PRODUCT CANDIDATE: ECONAIL FOR ONYCHOMYCOSIS

     Onychomycosis, a fungal infection of the nail, is predominantly an infection of the toe nail bed and nail plate underlying the surface of a nail. Typical symptoms of onychomycosis can include:

         o  nail discoloration;

         o  nail thickening;

         o  cracking and fissuring of the nail plate; and

         o in severe cases, inflammation, pain and secondary infection of the nail bed and adjacent skin.

     According to FITZPATRICK'S DERMATOLOGY IN GENERAL MEDICINE (SIXTH EDITION), onychomycosis is a common disease, the prevalence of which varies by geographic region and ranges from approximately 2% to 18% of the worldwide population, with up to 48% of the population experiencing onychomycosis at least once by age 70. According to an article published in 2000 in the JOURNAL OF THE AMERICAN ACADEMY OF DERMATOLOGY, a large scale study found that the prevalence of onychomycosis in the normal population of North America was approximately 14%.

     CURRENT TREATMENTS AND THEIR SHORTCOMINGS

     Current treatment options for onychomycosis include oral drugs, debridement (filing, trimming and scraping), nail avulsion (surgical or chemical excision of the infected nail plate) and topical drug therapies. There are two oral therapies marketed for the treatment of onychomycosis in the U.S.: Lamisil (terbinafine) and Sporanox (itraconazole). The leading oral treatment, Lamisil, has a complete cure rate of approximately 38%, but also has a 15% relapse rate. Sporanox has a complete cure rate of approximately 14%. Complete cure refers to mycological cure, or simultaneous occurrence of a negative KOH (a potassium hydroxide staining method for direct microscopic examination of nail scrapings) and a negative fungal culture, plus clinical cure, or clearance of all signs of infection. One risk associated with each of the oral treatments, both of which undergo substantial first pass metabolism by the liver, is liver disease. As a result, patients must continually monitor their liver function for signs of failure, including fatigue, anorexia, nausea and/or vomiting, jaundice, dark urine or pale stools. Such monitoring typically requires blood tests and associated office visits, which can impact patient compliance. In the rare case that liver failure occurs, it can result in death or the need for a liver transplant. Mechanical debridement, which is a traditional podiatric approach to onychomycosis that reduces the thickness of the nail, is not a cure for onychomycosis and requires time, specialized instruments and experience. Nail avulsion, which requires surgical or chemical removal of the nail plate causes discomfort and traumatizes the nail bed.

     TOPICAL ADMINISTRATION

     The only topical onychomycosis drug currently marketed in the U.S. is Penlac(R) (ciclopirox), a nail lacquer which has a complete cure rate of less than 10% and requires up to 48 weeks of treatment, including periodic removal of any unattached infected nail by a health care professional.

     THE ECONAIL APPROACH

     Topically delivered lacquer formulations, like EcoNail, have specific advantages over other existing oral treatments because they are applied like nail polish, treat fungal nail infections locally, and facilitate close and extended contact between an antifungal drug and the outer, or dorsal, nail surface. Developers of topical nail lacquers for onychomycosis face two major challenges. First, lacquers with acceptable hardness, durability and drying time tend not to release antifungal drugs from the lacquer matrix readily. Second, most antifungal drugs do not penetrate into the deep, or ventral, nail plate adequately when applied to the outer, or dorsal, nail surface, which results in insufficient antifungal concentrations at the site of infection.

     EcoNail is a topically applied lacquer formulation containing econazole and SEPA for the topical treatment of onychomycosis. Econazole, a topical antifungal agent, effectively inhibits IN VITRO growth of the fungi most commonly implicated in onychomycosis. In contrast to SEPA's action in disrupting the lipid bilayer of the skin, SEPA as used in EcoNail works to soften the lacquer in which econazole is contained, thereby allowing for more rapid and complete release of econazole from the lacquer into and through the nail. A 14-day study of lacquers containing radioactively labeled econazole on human non-diseased cadaver nails demonstrated that EcoNail delivered approximately seven times more econazole to the ventral nail and 200 times more econazole to the nail bed than a similar lacquer without SEPA. In this study, EcoNail delivered to the ventral nail more than 14,000 times the minimum concentration of econazole needed to inhibit the two most common fungi associated with onychomycosis. In addition, we believe that EcoNail, as a locally applied lacquer, will have a reduced risk of systemic side effects compared with oral treatments for onychomycosis.

     CLINICAL DEVELOPMENT

     Following our laboratory studies, we conducted a Phase 1 tolerance/human exposure clinical trial of EcoNail in patients with onychomycosis and released six week safety and tolerance data from that trial in November 2004. The trial was a randomized, double-blind, controlled Phase 1 trial conducted at two U.S. clinical sites. Nineteen patients with onychomycosis of the toenails completed the safety-tolerability segment of the study, in which all fingernails and toenails were treated twice daily for six weeks with either EcoNail or a control nail lacquer. The six week safety-tolerability segment was followed by an open-label segment of the trial in which all patients received EcoNail applied once daily to all nails for an additional 12 weeks to extend patient exposure experience.

     The main objectives of this Phase 1 study were to test the safety and local tolerability of EcoNail in patients with onychomycosis and to determine systemic exposure to econazole. In this study, EcoNail was well tolerated, and investigators reported no serious drug-related adverse events. Serum assays showed no detectable levels of econazole, further supporting EcoNail's systemic safety profile. Full data from the 18 week trial were presented in May 2005 at the annual meeting of the Society for Investigative Dermatology.

     In October 2006, we began enrollment in a Phase II study of EcoNail in patients with onychomycosis. Patients participating in this U.S. multi-center open label trial, which is being conducted under our U.S. Investigational New Drug application filed with the FDA, will receive 48 weeks of treatment and will undergo efficacy assessments using standard criteria of nail appearance and mycology. The study protocol also specifies an interim assessment after all patients complete 24 weeks of treatment. At both the interim and final assessments, a panel of independent onychomycosis experts will assist with the efficacy evaluations. On November 6, 2007, we announced positive interim Phase 2 data for patients who completed 24-weeks of treatment in an ongoing 48-week, U.S. multi-center open-label efficacy study of EcoNail, a topical antifungal lacquer for the treatment of onychomycosis (nail fungus). A protocol-mandated, external expert panel assessed clinical photographs of 37 onychomycosis patients who completed 24 weeks of EcoNail treatment, and 20 (54%) showed evidence of clinical improvement, defined as an increase in uninvolved nail area. At week 24, 100% of patients had cultures that were negative for dermatophyte growth. The panel observed no signs of local irritation related to the once-daily EcoNail treatment. In the judgment of the panel, the consensus was that 12 of 37 (32%) patients demonstrated significant (=25%) clinical improvement.

OTHER PRODUCT CANDIDATES

PEXIGANAN FOR DIABETIC FOOT INFECTION (DFI)

     According to the U.S. Centers for Disease Control and Prevention (CDC), there are about 20.8 million people with diabetes in the U.S. (in 2005). Current estimates are that about 7% of all Americans have diabetes, and that prevalence


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

is expected to increase each year. Among the complications caused by diabetes are foot disorders. It is estimated that up to about 25% of persons with diabetes will develop a foot ulcer in their lifetime of which about 60% get infected. Diabetic foot ulcers generally result from the consequences of peripheral neuropathy, with loss of protective sensations and foot deformities. The presence of peripheral vascular disease, increased biomechanical stress and acute trauma further increase the risk of foot ulcers. It usually takes several months for an ulcer to heal, and during this period there is a continual risk of foot infection. Infected foot ulcers can result in bone infection (osteomyelitis) or progressive gangrene, and are the major immediate cause of lower limb amputation. Diabetes is now the top cause of non-traumatic leg amputations in the developed world. Furthermore, foot ulcers are now the most frequent cause of diabetes-related hospitalizations. Thus, diabetic foot ulcers and infection are a major burden to both the patient and the healthcare system resulting in long-term disabilities and high demands on the healthcare system.

     CURRENT TREATMENTS AND THEIR SHORTCOMINGS

     Presently, there are no topical or systemic antibiotics approved for mild diabetic foot infection (DFI). Furthermore, no topical anti-infective has ever been shown in clinical trials to be as effective as a systemic agent. Currently available topical agents either do not cover the broad spectrum or are not effective. No topicals are approved for DFI. Oral antibiotics are used by physicians as are some currently available topical agents. Oral agents that cover the necessary spectrum of causative organisms in DFI are potent and unnecessarily expose a patient to possible resistance. The only approved oral agent for treating moderate to severe DFI is Pfizer's Zyvox which is very expensive.

     THE PEXIGANAN APPROACH

     Pexiganan is a 22-amino acid linear peptide. It is formulated as a cream and has a novel mechanism of action based on its ability to disrupt the integrity of bacterial cell membranes. It has antimicrobial activity against Gram positive (methycillin resistant staphylococcus aureus (MRSA)) and Gram negative organisms that commonly infect skin and soft tissue. It has a low potential for induction of resistance and no cross-resistance with existing therapeutic antibiotics as a consequence of its mechanism of action.

     CLINICAL DEVELOPMENT

     Two Phase 3 clinical trials previously conducted by Genaera on pexiganan were submitted in a New Drug Application to the FDA in 1998. The primary clinical endpoint of one of the two Phase 3 trials was judged by the FDA to have been achieved and the other Phase 3 clinical trial did not meet its specified endpoint, as difficulties with Chemistry Manufacturing & Controls (CMC) and an FDA request for one additional controlled trial precluded approval. MacroChem plans to implement a program to address the previously identified CMC issues and resume formal dialogue with the FDA to determine the appropriate clinical development path. We believe that since the time of the Genaera (then Maiganan Pharmaceuticals) clinical trails, significant improvements have been made in peptide manufacturing processes as well as in clinical trial design and execution. Additionally, the Infectious Disease Society of America (IDS) has published guidelines in 2004 which establish diagnostic, classification and treatment criteria allowing for improved clinical trial design and execution. Pending confirmation with FDA, our expectation is that we would need to complete one Phase 3 clinical trial, and possibly a small "bridging" trial with newly manufactured product to satisfy FDA approval requirements.

OPTERONE FOR HYPOGONADISM

     Hypogonadism is a condition in which the testes produce insufficient amounts of testosterone, a hormone responsible for normal growth and development of the male sex organs and for maintenance of secondary male sex characteristics. Hypogonadism is generally characterized by serum testosterone levels of less than 300 nanograms per deciliter together with one or more of the following signs or symptoms:

         o  low energy levels;
         o  decreased sexual performance;
         o  loss of sex drive;
         o  increased body fat;
         o  loss of muscle mass;
         o  reduced bone density; and
         o  mild depression.

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

     According to the Endocrine Society, this disorder affects an estimated four to five million men in the United States, approximately 200,000 of whom receive hormone replacement therapy. According to a 2001 article published in THE JOURNAL OF CLINICAL ENDOCRINOLOGY & METABOLISM, the incidence of hypogonadal testosterone levels in U.S. males increases from approximately 20% in men over the age of 60 to approximately 50% in men over the age of 80.

     Diagnosis of testosterone-deficiency often occurs when a patient seeks treatment for other conditions or symptoms. Routine testing of testosterone levels has become a more common part of men's health evaluations by specialists, although testosterone testing is still relatively new among the majority of primary care physicians.

     CURRENT TREATMENTS AND THEIR SHORTCOMINGS

     Currently available treatment options for hypogonadism in the U.S. include testosterone delivered via intramuscular injections, transdermal patches, buccal tablets that are placed between the cheek and gum, and topical gels. Each of these treatments, however, has certain disadvantages. Intramuscular injections are often painful, require a medical office visit, and cause rapid increases in circulating testosterone to supraphysiological levels within days of administration, followed by rapid decreases. Patients often report severe acne, unwanted hair growth, and increased aggression shortly after a testosterone injection. Testosterone patches may be inconvenient to apply, can cause severe skin irritation and require frequent rotation of the application site to avoid skin lesions. The resulting discomfort can potentially reduce patient compliance with the treatment. Buccal tablets, which must be applied twice daily between the cheek and gum, can become displaced or swallowed and can cause taste perversion and gum irritation. Topical gels, while more convenient to use than other treatments, can require application of a large volume of product to the patient's body, often drip during application or run when applied to the skin and can produce an oily feel on the skin.

     THE OPTERONE APPROACH

     Opterone is our topically applied cream formulation of 1% testosterone and SEPA. To the best of our knowledge, Opterone is the first and only clinical development stage testosterone cream in the U.S. In both laboratory and clinical settings, we demonstrated that SEPA enhances the absorption of testosterone through the skin. IN VITRO studies using human cadaver skin showed that our enhanced cream formulation delivered two to three times more testosterone transdermally over a 24-hour period when compared to equivalent doses of the currently marketed gel products. These IN VITRO studies also suggested that our enhanced cream formulation may deliver comparable amounts of testosterone in smaller dose volumes than currently marketed gel products. In addition, we believe that the creamy texture and consistency, the non-oily feel and the other physical attributes of Opterone cream will provide a more cosmetically pleasing application than available gel treatments.

     CLINICAL DEVELOPMENT

     In August of 2004, we announced the top-line results of a pharmacokinetics study of Opterone. The trial was designed to study the pharmacokinetics of testosterone following administration of Opterone to hypogonadal adult males. Thirty-two patients were randomized to receive one of three dose volumes of Opterone, with all patients completing the assigned dosing regimen. In this study, Opterone delivered testosterone into the bloodstream within the first few hours of application and also provided a more sustained delivery of testosterone over 24 hours compared to our prior gel formulation. We also observed that Opterone was generally well tolerated with no patients dropping out of the study due to adverse events. Local application site symptoms, when observed, were mild to moderate and transient. Full data from the study were presented in June 2005 at the 8th International Congress of Andrology in Seoul, Korea. The results of this dose proportionality study guided the design of a bioavailability study, the next step in the clinical development plan.

     In December 2004, we initiated a bioavailability study of Opterone. Results from this trial were announced in May 2005. In the study, patients receiving a
2.5 gram dose of Opterone applied to the upper arms and shoulders, half the amount of the recommended starting dose of currently marketed gel products, reached the natural physiologic range of testosterone levels over a 24-hour period. Within the trial, the treatment group receiving 2.5 grams of Opterone applied to the upper arms and shoulders reached an average maximum circulating total testosterone level of 577 ng/dL, while the three treatment groups in the study ranged from 408 to 577 ng/dL. Typical circulating total testosterone levels range from 300 to 1000 ng/dL. Opterone was well tolerated in the trial with only mild adverse events, the most common being headache and mild application site reaction.

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

     On December 5, 2005, we received a response from the Division of Reproductive and Urologic Products at the FDA to questions posed by us regarding the proposed Phase 3 clinical program for Opterone. In the response, the FDA reiterated its concerns regarding the skin irritation potential of SEPA related to pre-clinical studies of SEPA, including without limitation, a 26-week transgenic-mouse (Tg.AC) carcinogenicity study of SEPA. To address these concerns as well as other issues related to Opterone's safety and efficacy program, the FDA requested that we conduct additional investigation into multiple dose safety and pharmacokinetics before beginning any eventual Phase 3 study. The FDA also requested that we revise our proposed Phase 3 protocol to include additional patients and to extend patient exposure and safety follow-up. The additional investigation and Phase 3 revisions will increase the time and expense associated with the development of Opterone. Accordingly, the next step in the development process for Opterone is a Phase 2 trial. We are seeking a partner to advance development of this product candidate. We may elect not to develop Opterone further if we cannot find a partner.

EARLIER STAGE PRODUCT CANDIDATES

     We have also tested a number of formulations containing our proprietary drug delivery technologies combined with various active pharmaceutical ingredients. As we continue to build our product candidate portfolio, we review our pre-clinical-stage product opportunities to identify those that show sufficient promise to be advanced into clinical development. We evaluate each new product candidate on its potential for success based on both scientific and commercialization criteria. These criteria include:

         o technical feasibility (formulation, product stability and laboratory results);

         o likelihood of laboratory results translating into a meaningful clinical benefit;

         o expected clinical studies needed and the regulatory pathway required to obtain marketing approval;

         o determination of the product candidate's expected competitive advantage in the marketplace;

         o  duration of development timeline leading to commercialization;

         o financial investment needed for development and availability of necessary financial resources; and

         o  expected sales and profitability.

COMPETITION

     We compete with a number of companies, many of which are large, multi-national organizations with worldwide distribution. We believe that our major competitors in the drug delivery sector of the health care industry include Bentley Pharmaceuticals, Inc., Biosante Pharmaceuticals, Inc., NexMed, Inc., Connetics Corporation, Antares Pharma, Inc. and Barrier Therapeutics, Inc. Established competitors in the therapeutic areas that our clinical stage product candidates seek to address include, with respect to onychomycosis, Novartis AG, Johnson & Johnson and Sanofi Aventis (Dermik Laboratories), and with respect to male hypogonadism, Solvay Pharmaceuticals, Inc., Auxilium Pharmaceuticals, Inc., Watson Pharmaceuticals, Inc. and Columbia Laboratories, Inc. Compared with us, these companies have or may have substantially greater capital resources, research and development and technical staff, facilities and experience in obtaining regulatory approvals, as well as in manufacturing, marketing and distribution of products.

     With respect to onychomycosis, Novartis AG and Johnson & Johnson each offer an orally administered antifungal therapy and Sanofi Aventis (Dermik Laboratories) offers a topical nail lacquer therapy for treating fungal infections of the nail. A number of other companies, including Nexmed, Inc./Novartis AG, Schering-Plough/Anacor Pharmaceuticals, Inc. and Ivrea/MediQuest Therapeutics, Inc., are also developing topical therapies for these infections.

     With respect to pexiganan, there are no topical anti-infectives FDA-approved for the treatment of mild diabetic foot infection. However, the current standard of care is the use of oral antibiotics such as the quinolone class (e.g., ofloxacin, levofloxacin and moxafloxacin), amoxicillin/clavulanic acid cephalexin or clindamycin are used to treat mild and moderate DFI. Other topicals used, although not FDA approved for treatment of DFI, are mupiricin, neomycin, polymixin B and bacitracin. All of the aforementioned treatments are available from various manufacturers.

     With respect to male hypogonadism, Solvay Pharmaceuticals, Inc. and Auxilium Pharmaceuticals, Inc. each offer a topically administered testosterone gel, Watson Pharmaceuticals, Inc. offers a testosterone patch, and Columbia Laboratories, Inc. offers a testosterone buccal film product. A number of other companies are also developing topical testosterone products.

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
     We expect any products approved for sale to compete primarily on the basis of efficacy, safety, patient compliance, reliability, convenience, price and patent position. Generally, the first pharmaceutical product to reach the market in a therapeutic or preventive area often has a significant commercial advantage compared with later entrants to the market. Our competitive position will also depend on our ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, implement production and marketing plans, obtain patent protection and secure adequate capital resources.

GOVERNMENT REGULATION

     The production and marketing of our drug delivery systems and pharmaceutical products are subject to regulation for safety, efficacy and quality by numerous federal, state and local agencies and comparable agencies in foreign countries.

     In the United States, the Federal Food, Drug and Cosmetics Act, the Public Health Service Act, the Controlled Substances Act and other federal statutes and regulations govern or influence the testing, manufacture, safety, labeling, storage, record keeping, approval, advertising and promotion of our proposed products and technologies.

     Non-compliance with applicable requirements can result in fines and other judicially imposed sanctions including recalls and criminal prosecutions based on violation of statutory requirements by products, promotional practices, clinical practices or manufacturing practices. In addition, administrative remedies can involve voluntary recalls or cessation of sale of products, administrative detention, public notice, voluntary changes in labeling, manufacturing or promotional practices, as well as refusal of the government to approve New Drug Applications (NDAs). The FDA also has the authority to withdraw approval of drugs in accordance with statutory procedures.

     The FDA approval procedure involves completion of certain pre-clinical and manufacturing/stability studies and the submission of the results of these studies to the FDA in an Investigational New Drug (IND) application in support of performing clinical trials. IND allowance is then followed by performance of human clinical trials, and additional pre-clinical and manufacturing quality control studies, supporting safety, efficacy and manufacturing quality control. The safety, chemistry, manufacturing and stability and clinical studies developed under the IND are generally compiled into an NDA or Abbreviated New Drug Application (ANDA) and submitted to the FDA for approval to market.

     Pre-clinical studies involve laboratory evaluation of product characteristics and animal studies to assess the efficacy and safety of the product. Human clinical trials are typically conducted in three sequential phases, but the phases may overlap. Phase 1 trials typically consist of testing of the product in a small number of normal volunteers primarily for safety. In Phase 2, in addition to safety, the efficacy of the product is typically evaluated in a small patient population. Phase 3 trials typically involve multicenter testing for safety and clinical efficacy in an expanded population of patients at geographically dispersed test sites. A clinical plan, or "protocol," accompanied by the identification of the institutions participating in the trials, must be submitted to the FDA prior to commencement of each clinical trial. The FDA may order the temporary or permanent discontinuation of a clinical trial at any time if adverse events that endanger patients in the trials are observed. In addition, the FDA may request Phase 4 clinical trials, to be performed after marketing approval, to resolve any lingering questions.

     A 30-day waiting period after the filing of each IND application is required by the FDA prior to the commencement of clinical testing in human subjects. If the FDA does not comment on or question the IND application within 30 days, initial clinical studies may begin. However, any FDA comments or questions must be answered to the satisfaction of the FDA before initial clinical testing can begin. In some instances, this process can result in substantial delay and expense.

     The results of the pre-clinical and clinical studies on new drugs are submitted to the FDA in the form of NDAs for approval to commence commercial sales. Following extensive review, the FDA may grant marketing approval, require additional testing or information, or deny the application. All products must continue to comply with all FDA requirements and the conditions in an approved application, including product specifications, manufacturing process and labeling requirements. Failure to comply, or the occurrence of unanticipated adverse events during commercial marketing, could lead to the need for labeling changes, product recall, seizure, injunctions against distribution or other FDA-initiated action, which could delay further marketing until the products are brought into compliance.

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

     In certain cases, an ANDA may be filed in lieu of filing an NDA. An ANDA relies on bioequivalency tests that compare the applicant's drug with an already approved reference drug, rather than on clinical trials. For example, an ANDA may be available for a new topical formulation of a drug which has already been approved by the FDA in other topical dosage forms.

     The NDA itself is a complicated and detailed document and must include the results of extensive animal, clinical and other testing, the cost of which is substantial. Although the FDA is required to review applications within 180 days of filing, in the process of reviewing applications the FDA frequently requests that additional information be submitted and restarts the 180-day regulatory review period when the requested additional information is submitted. The effect of such requests and subsequent submissions can significantly extend the time for the NDA review process. Until an NDA is actually approved, no assurance can be given that the information requested and submitted will be considered adequate by the FDA to justify approval.

     In addition, packaging and labeling of our proposed products are subject to FDA regulation. We must get FDA approval for all labeling and packaging prior to marketing of a regulated product.

     Whether or not FDA approval has been obtained, approval of a product by a comparable regulatory authority must be obtained in most foreign countries before marketing of the product in that country. The approval procedure varies from country to country and may involve additional testing, and the time required may differ from that required for FDA approval. Although some procedures for unified filings exist for certain European countries, in general each country has its own procedure and requirements, many of which are time consuming and expensive. Thus, substantial delays in obtaining required approvals from foreign regulatory authorities can result after the relevant applications are filed. After such approvals are obtained, further delays may be encountered before the products become commercially available. Moreover, differing reimbursement regulations in various foreign countries may affect pricing of our drug candidates.

     We cannot guarantee that any required FDA or other governmental approval will be granted or, if granted, will not be withdrawn. Governmental regulation may prevent or substantially delay the marketing of our proposed products, cause us to undertake costly procedures and furnish a competitive advantage to the more substantially capitalized companies with which we plan to compete. In addition, we cannot predict the extent of potentially adverse government regulations that may arise from future administrative action or legislation.

RESEARCH AND DEVELOPMENT

     In August 2005, at the direction of our board of directors, we discontinued all research and development activities and terminated substantially all of our non-management personnel. Following this staff reduction, in order to conduct research and development activities, including stability studies, tests of our unique formulations and the design of manufacturing processes for our drug delivery technologies, we have contracted and will continue to contract with third parties to perform this work. We believe that there are numerous third party contractors who would be able to perform such research and development activities.

     Prior to the staff reduction in August 2005, we conducted our research and development activities through our own staff and facilities, and also through collaborative arrangements with universities, contract research organizations and independent consultants. For the three month period ended September 30, 2007, we spent $490,788 on research and development, including $127,913 in costs associated with a clinical trial for EcoNail, and $314,284 in costs associated with the in licensing of pexiganan and $48,591 in costs not specifically tracked to a project. For the three month period ended September 30, 2006, we spent $332,295 on research and development, including $271,504 in costs associated with a clinical trial for EcoNail and $60,791 in costs not specifically tracked to a project. For the nine-month period ended September 30, 2007, we spent $1,047,187 on research and development, including $592,742 in costs associated with a clinical trial for EcoNail, and $314,284 in costs associated with the in licensing of pexiganan and $140,161 in costs not specifically tracked to a project. For the nine month period ended September 30, 2006, we spent $488,520 on research and development, including $419,351 in costs associated with a clinical trial for EcoNail and $69,169 in costs not specifically tracked to a project.

PATENTS, TRADEMARKS AND LICENSE RIGHTS

     Our composition of matter patent on the SEPA family of compounds expired in November 2006. We own five composition of matter and use patents, with expiration dates ranging from 2015 to 2019, for the combination of SEPA with numerous existing classes of drugs, including antifungals and human sex hormones. The patent for SEPA combined with antifungals covers the combination of SEPA and econazole in EcoNail, and the patent for SEPA combined with human sex hormones covers the combination of SEPA and testosterone in Opterone.

     With respect to our MacroDerm technology, we have three U.S. patents covering the chemical composition and use of the MacroDerm polymers, which expire in 2015.

     We intend to seek other composition of matter and use patents regarding various formulations based on our drug delivery technologies and for new technologies. In 2006, we did not file any new U.S. patent applications.

     In addition to the patent activity, we have trademarks for the marks SEPA and Opterone. We also have pending trademark applications for the marks MacroDerm and EcoNail.

     In July 2007, MacroChem entered into an option agreement with Genaera Corporation pursuant to which MacroChem paid $250,000 for an option to acquire exclusive worldwide license rights for drug uses of pexiganan, a novel, small peptide anti-infective for topical treatment of patients with mild diabetic foot infection, from Genaera Corporation pursuant to a license agreement. On October 3, 2007, MacroChem exercised the option and entered into the license agreement, thereby acquiring the exclusive worldwide license rights for the drug uses of pexiganan.

     Under the terms of the license agreement, MacroChem will pay Genaera an initial fee of $1 million through February 1, 2008. The deal terms also include payments of $7 million to Genaera upon the achievement of certain clinical and regulatory milestones through approval, sales-based milestones of up to $35 million, and 10% royalty payments on net sales. In addition, MacroChem assumed all clinical development, manufacturing and regulatory activities for pexiganan. MacroChem will require additional funding to fully develop the product.

     We believe that patent protection of our technologies, processes and products is important to our future operations. The success of our proposed products may depend, in part, upon our ability to obtain patent and trademark protection. We intend to enforce our patent position and intellectual property rights vigorously. The cost of enforcing our patent rights in lawsuits, if necessary, may be significant and could interfere with our operations.

EMPLOYEES

     As of September 30, 2007, we had four full time employees and one part-time employee, none of whom are dedicated to research and development and regulatory affairs. Effective as of March 15, 2007, Glenn E. Deegan resigned his position as our Vice President and General Counsel and Secretary. None of our employees are covered by a collective bargaining agreement, and we consider relations with our employees to be good.

MANUFACTURING

     In order to manufacture our product candidates for clinical trials and for commercial distribution following FDA approval, we will need to contract with a third party manufacturer to produce the product. We believe that there are numerous third party manufacturers who would be able to manufacture our product candidates for clinical trial purposes and on a commercial scale.

PROPERTIES

     We currently occupy approximately 4,000 square feet of office space under a lease which terminates in January, 2009. This space is located within one floor of a three story building in Wellesley Hills, Massachusetts. We believe that this facility is adequate to meet our current requirements, and we are evaluating our future facility requirements. We also believe that suitable alternative locations are readily available.

LEGAL PROCEEDINGS.

     We are not currently engaged in any material legal proceedings.



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                                   MANAGEMENT

DIRECTORS

     The names, ages and positions of our directors and executive officers are as follows:

NAME                               AGE     POSITION WITH MACROCHEM
-----------------------------      ---     ------------------------------------
John L. Zabriskie, Ph.D.           68      Chairman of the Board of Directors
Robert J. DeLuccia                 62      President, Chief Executive Officer
                                           and Vice Chairman of the Board of
                                           Directors
Mark J. Alvino                     40      Director
Michael A. Davis, M.D., Sc.D.      66      Director
Jeffrey B. Davis                   44      Director
Paul S. Echenberg                  64      Director
Peter G. Martin                    58      Director

BACKGROUND

     The following is a brief summary of the background of each Director of the
Company:

     JOHN L. ZABRISKIE, PH.D., has served as a Director of MacroChem since 2000 and was elected Chairman of the Board of Directors in 2001. Since 2001, he has been a co-founder and Director of PureTech Ventures, LLC. From 1997 to 2000, he was Chairman, President and Chief Executive Officer of NEN Life Science Products, which was sold to Perkin Elmer. In 1994, Dr. Zabriskie became Chairman, President and Chief Executive Officer of Upjohn; he was responsible for Upjohn's merger with Pharmacia, and became Chief Executive Officer of the merged company. Before his appointment at Upjohn, he spent nearly 30 years with Merck & Company, rising to Executive Vice President and President of Merck Manufacturing Division. He is a member of the Board of Directors of PureTech Ventures, LLC (since 2000), ARCA Discovery, Protein Forest, Harlan, Cellicon and the following publicly traded companies: Array Biopharma (since 2001) and Kellogg Company (since 1995). Dr. Zabriskie received a B.S. in chemistry from Dartmouth College and a Ph.D. in organic chemistry from the University of Rochester.

     ROBERT J. DELUCCIA has served as our President and Chief Executive Officer and Vice Chairman of the Board of Directors since June 2003 and as a Director since 2000. From 1998 to 1999, Mr. DeLuccia served as President and Chief Executive Officer of Immunomedics, Inc., a Nasdaq-listed biopharmaceutical company focused on the development and commercialization of antibody diagnostic imaging and therapeutic products for cancer and infectious diseases. Prior to Immunomedics, he was President of Sterling Winthrop Pharmaceuticals, the U.S. subsidiary of Sanofi (now Sanofi-Aventis). Mr. DeLuccia began his career as a pharmaceutical sales representative for Pfizer and progressed to Vice President Marketing and Sales Operations for Pfizer's Roerig Division. He is also a member of the board of directors of IBEX Technologies, a publicly traded (TSX) pharmaceutical company specializing in the development of biological markers for diagnosis, monitoring and treatment of cancer and arthritis, and TOPIGEN Pharmaceuticals, Inc., a privately held biopharmaceutical company and developer of anti-inflammatory respiratory products. Mr. DeLuccia holds both a B.S. and an M.B.A. in marketing from Iona College.

     MICHAEL A. DAVIS, M.D., SC.D., has served as a Director of MacroChem since 1997 and provided medical and pharmaceutical consulting services to MacroChem from 1991 to 2003. He currently is Medical Director of E-Z-EM, Inc., a public company engaged in supplying oral radiographic contrast media and medical devices. Dr. Davis served as a Director of E-Z-EM from 1995 to 2004 and currently holds the designation of Director Emeritus. In November of 2004 he was elected a Director and Chairman of the Executive Committee of OmniCorder Technologies, Inc. (renamed Advanced BioPhotonics, Inc.), a public company engaged in infrared imaging of perfusion. In January 2006, he was appointed Research Professor of Radiology at SUNY/Stony Brook. From 1980 to 2002, Dr. Davis was Professor of Radiology and Nuclear Medicine and Director of the Division of Radiologic Research at the University of Massachusetts Medical School. From 1986 to 2002, he was Affiliate Professor of Biomedical Engineering at Worcester Polytechnic Institute. From 1982 to 1997, Dr. Davis was Adjunct Professor of Surgery at Tufts University School of Veterinary Medicine. In addition, from February to November 1999 he was President and Chief Executive Officer of Amerimmune Pharmaceuticals, Inc., a public company, and its wholly owned subsidiary, Amerimmune Inc., which is engaged in developing drugs relating to the immune system. From February 1999 to March 2003, Dr. Davis served as a Director of both Amerimmune Pharmaceuticals, Inc. and Amerimmune Inc.

Dr. Davis received a B.S. and M.S. from Worcester Polytechnic Institute, an S.M. and Sc.D. from the Harvard School of Public Health, an M.B.A. from Northeastern University and an M.D. from the University of Massachusetts Medical School.

     JEFFREY B. DAVIS has served as a Director of MacroChem since 2005. Since 1997, Mr. Davis has been President of SCO Securities LLC. Prior to joining SCO Securities LLC, from 1995 to 1997, Mr. Davis served as Senior Vice President and Chief Financial Officer of HemaSure, Inc., a publicly traded development stage healthcare technology company. From 1990 to 1995, he was Vice President, Corporate Finance, at Deutsche Morgan Grenfell, both in the U.S. and Europe. Prior to that, he served in senior marketing and product management positions at AT&T Bell Laboratories, where he was also a member of the technical staff, and he was involved in marketing and product management at Philips Medical Systems North America. Mr. Davis served previously on the Board of Bioenvision, Inc. (Nasdaq: BIVN) and currently is a member of the Board of Directors of Access Pharmaceuticals, Inc. (OTC:ACCP) and Virium Pharmaceuticals, Inc. a private biotechnology company. Mr. Davis was initially elected to the Board of Directors as the designee of SCO Capital Partners LLC, who purchased three hundred shares of our Series C Cumulative Convertible Preferred Stock in a private placement closing in December 2005 and February 2006. SCO Capital Partners LLC has the right to designate two individuals to serve on our board of directors for as long as it holds at least 20% of the Company's common stock pursuant to the Director Designation Agreement dated October 1, 2007 by and between the Company and SCO Capital Partners, LLC. Mr. Davis holds a B.S. in biomedical engineering from Boston University and an M.B.A. degree from The Wharton School, University of Pennsylvania.

     PAUL S. ECHENBERG has served as a Director of MacroChem since 2000. Since 1997, he has been the President and Chief Executive Officer of Schroders & Associates Canada, Inc. and a Director of Schroder Ventures Limited. These firms provide merchant banking advisory services to a number of Canadian buy-out funds. He is a Director of the following publicly traded companies: E-Z-EM, Inc., AngioDynamics, Inc., Benvest Newlook Income Trust and Benvest Capital Inc., a merchant bank that he co-founded. From 1989 to the present, Mr. Echenberg has also served as President of Eckvest Equity, Inc., a private merchant bank providing consulting and personal investment services that he founded. Mr. Echenberg is also on the Board of Lallemand, Inc. MED-ENG Systems, Inc. and A.P. Plasman, Inc., all private companies. From 1970 to 1989, he was President and Chief Executive Officer of Twinpak, Inc., a manufacturer of plastic packaging, and from 1982 to 1989 he was Executive Vice President of CB Pak, Inc., a publicly traded plastic, glass and packaging company. Mr. Echenberg received a B.Sc. from McGill University and an M.B.A. from Harvard Business School.

     PETER G. MARTIN has served as a Director of MacroChem since 1995. Since 1990, Mr. Martin has been an independent investment banker and venture capitalist and has been a member of the board of directors of several private and public companies. Prior to 1990, he was a commercial banker. Mr. Martin was initially elected to the Board of Directors as the designee of David Russell, who privately purchased one million shares of our Common Stock in 1995. Mr. Russell is no longer entitled to designate a Director of MacroChem. Mr. Martin received a B.A. and J.D. from Fordham University and an M.B.A. from Columbia University.

     MARK J. ALVINO was elected as a Director of MacroChem at our 2007 Annual Meeting of the Shareholders held on May 10, 2007. Since 2002, he has served as Managing Director at SCO Financial Group LLC ("SCO"). Prior to joining SCO, from 2000 to 2002, Mr. Alvino served as Senior Vice President of Feinstein Kean Healthcare ("FKH"), an Ogilvy Public Relations Worldwide Company. Prior to working at FKH, from 1996 to 2000 Mr. Alvino served as Vice President of Investor Relations and managed the New York Office of Allen & Caron, Inc., an investor relations agency. Earlier in his career, Mr. Alvino also spent several years working with Wall Street brokerages including Ladenburg, Thallmann & Co. and Martin Simpson & Co. Mr. Alvino is currently a member of the board of directors of Access Pharmaceuticals, Inc. (OTC:ACCP), a publicly traded company. Mr. Alvino has been designated to serve on the Board of Directors by SCO Capital Partners LLC, who purchased three hundred shares of our Series C Cumulative Convertible Preferred Stock in a private placement closing in December 2005 and February 2006. SCO Capital Partners LLC has the right to designate two individuals to serve on our board of directors for as long as it holds at least 20% of the Company's common stock pursuant to the Director Designation
Agreement dated October 1, 2007 by and between the Company and SCO Capital Partners, LLC. Mr. Alvino is an officer of Griffin Securities, Inc., the placement agent in our 2007 Private Placement, and received warrants to purchase 218,333 shares of our common stock, which Griffin Securities, Inc. received as compensation for serving as placement agent in our 2007 Private Placement and allocated to Mr. Alvino. Mr. Alvino received a B.B.A in Economics and Public Policy from The George Washington University.

DIRECTOR INDEPENDENCE

The Board of Directors believes that a majority of the Board members should be independent directors as defined in National Association of Securities Dealers Marketplace Rule 4200(a)(15) and as required by the established criteria of the SEC. The Board of Directors also believes that it is appropriate for one or more members of our management, including our Chief Executive Officer, to serve as director. The Board of Directors has determined that Dr. Zabriskie, Dr. Davis, Mr. Davis, Mr. Echenberg, Mr. Martin and Mr. Alvino are each independent directors as defined in National Association of Securities Dealers Marketplace Rule 4200(a)(15) and as required by the established criteria of the SEC.

COMMITTEES OF THE BOARD OF DIRECTORS

     There are three standing committees of the Board of Directors: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

AUDIT COMMITTEE

     Mr. Martin (Chairman), Dr. Davis and Mr. Echenberg serve as members of the Audit Committee, which was established to assist the Board of Directors by (i) reviewing our financial results and recommending the selection of our independent registered public accounting firm; (ii) reviewing the effectiveness, quality and integrity of our accounting policies and practices, financial reporting and internal controls; and (iii) reviewing the scope of the audit, the fees charged by the independent registered public accounting firm and any transactions which may involve a potential conflict of interest. The Board of Directors has determined that Mr. Echenberg is the "audit committee financial expert." Each member of the Audit Committee is an independent director as defined in National Association of Securities Dealers Marketplace Rule 4200(a)(15) and as required by the established criteria of the SEC. The Audit Committee met six (6) times during 2006. A copy of the Audit Committee Charter is attached as Appendix A to our Proxy Statement filed with the SEC on April 10, 2007.

COMPENSATION COMMITTEE

     Dr. Davis (Chairman), Mr. Davis and Dr. Zabriskie serve on the Company's Compensation Committee, each of whom is an "independent director" defined in National Association of Securities Dealers Marketplace Rule 4200(a)(15) and as required by the established criteria of the SEC. The Compensation Committee was established for the purposes of (i) determining the compensation of the Company's executive officers, (ii) making awards under the Company's stock option plans, and (iii) making recommendations to the Board of Directors with regard to the adoption of new employee benefit plans. The Compensation Committee met five (5) times during 2006. A copy of the Compensation Committee Charter is attached as Appendix B to our Proxy Statement filed with the SEC on April 10, 2007.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

     Mr. Echenberg (Chairman), Dr. Zabriskie, Dr. Davis and Mr. Martin serve on the Nominating and Corporate Governance Committee, each of whom is an independent director as defined in National Association of Securities Dealers Marketplace Rule 4200(a)(15) and as required by the established criteria of the SEC. The Nominating and Corporate Governance Committee was established on May 6, 2004, and its charter is available on the Company's website at WWW.MACROCHEM.COM. Prior to the formation of the Nominating and Corporate Governance Committee, its functions were carried out by the independent directors of the Board. The purposes of the Nominating and Corporate Governance Committee are (i) to identify individuals qualified to become members of the Board, (ii) to select, or to recommend that the Board select, the director nominees for the next annual meeting of shareholders and (iii) to develop and recommend to the Board a set of corporate governance principles applicable to the Company. The Company does not currently pay any third party a fee to assist in the process of identifying and evaluating candidates for director. The Company has not received any nominees for director from a stockholder or stockholder group that beneficially owns more than 5% of the Company's common stock. The Nominating and Corporate Governance Committee conducted their activities during one (1) meeting of the full Board.

     SCO Capital Partners LLC has the right pursuant to the Director Designation Agreement dated as of October 1, 2007 by and between the Company and SCO Capital Partners, LLC, to designate two individuals to serve on MacroChem's board of directors for so long as SCO holds at least 20% of MacroChem's outstanding common stock. Jeffrey B. Davis and Mark J. Alvino currently serve on our board of directors as the designees of SCO Capital Partners, LLC.

     The Company's Nominating and Corporate Governance Committee may consider nominees for director of the Company submitted in writing to the Chairman of the Committee, which are submitted by executive officers of the Company, current directors of the Company, search firms engaged by the Committee, and by others in its discretion and, in the circumstances provided below, shall consider nominees for director proposed by a stockholder. Information with respect to the proposed nominee shall have been provided in writing by the stockholder to the

Company's Secretary at MacroChem Corporation, 40 Washington Street, Suite 220, Wellesley Hills, MA 02481, not less than 60 nor more than 90 days prior to the anniversary date of the prior year's annual meeting, provided that if the current year's annual meeting is not scheduled within 30 days of the anniversary date of the prior year's annual meeting, notice from a stockholder shall be considered timely if it is provided not later than the tenth day following which the notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. The information shall include the name of the nominee, and information with respect to the nominee as would be required under the rules and regulations of the Securities and Exchange Commission to be included in the Company's Proxy Statement if the proposed nominee were to be included therein. In addition, the stockholder's notice shall also include the class and number of shares the stockholder owns, a description of all arrangements and understandings between the stockholder and the proposed nominee, a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person named in its notice, a representation as to whether the stockholder intends to deliver a proxy statement to or solicit proxies from shareholders of the Company and information with respect to the stockholder as would be required under the rules and regulations of the Securities and Exchange Commission to be included in the Company's Proxy Statement.

     The Nominating and Corporate Governance Committee generally identifies potential candidates for director by seeking referrals from the Company's management and members of the Board of Directors and their various business contacts. Candidates are evaluated based upon factors such as independence, knowledge, judgment, integrity, character, leadership, skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and to complement the Board's existing strengths. There are no differences in the manner in which the Committee will evaluate nominees for director based on whether the nominee is recommended by a stockholder.

EXECUTIVE OFFICERS

     The executive officers of the Company, their ages and their positions with the Company as of December 31, 2006 are as follows:

NAME                     AGE     POSITION WITH MACROCHEM
---------------------    ---     --------------------------------------------
Robert J. DeLuccia       61      President, Chief Executive Officer and Vice
                                 Chairman of the Board of Directors
Glenn E. Deegan (1)      40      Vice President and General Counsel
Bernard R. Patriacca     62      Vice President, Chief Financial Officer
                                 and Treasurer
-----------------------------------------------------------------------------
  (1) Mr. Deegan resigned as Vice President, General Counsel and Secretary effective March 15, 2007.


     The following is a brief summary of the backgrounds of Mr. Deegan and Mr. Patriacca. The background of our other executive officer, Mr. DeLuccia, is summarized above.

     GLENN E. DEEGAN, ESQ., served as our Vice President, General Counsel and Secretary from July 2003 until March 2007. From June 2001 until July 2003, Mr. Deegan served as our Director of Legal Affairs and as General Counsel and Secretary. Prior to joining MacroChem, he served as Assistant General Counsel of Summit Technology, Inc. from 1999 to 2001. Earlier in his career, Mr. Deegan was engaged in the private practice of law in Boston at Holland & Knight LLP from 1997 to 1999 and at Nutter, McClennen & Fish, LLP from 1993 to 1997. Mr. Deegan also served as law clerk to the Honorable Francis J. Boyle in the United States District Court for the District of Rhode Island from 1992 to 1993. Mr. Deegan holds a B.S. from Providence College and a J.D. from Boston College.

     BERNARD R. PATRIACCA, C.P.A., has served as our Vice President, Chief Financial Officer and Treasurer since April 2001. From 1997 to 2001, he served as Vice President and Controller of Summit Technology, Inc. From 1994 to 1997, he served as Vice President of Errands Etc., Inc., a privately held homeowners' personal service company. From 1991 to 1994, Mr. Patriacca held senior financial management positions at several privately held consumer services companies. From 1973 to 1991, he was employed in various capacities at Dunkin Donuts, Inc., including Chief Financial Officer and Director. Mr. Patriacca received an M.B.A. and a B.S. from Northeastern University.


LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the Delaware General Corporation Law and our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by that law.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS


COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW OF COMPENSATION PROGRAM

     The Compensation Committee, which consists of three independent directors, is responsible for determining the compensation of the Company's executive officers, making awards under the Company's stock option plans and making recommendations to the Board of Directors with regard to the adoption of new employee benefit plans. The Compensation Committee reviews the proposals of the Chief Executive Officer concerning executive compensation for other executive officers and makes a final determination or recommendation concerning the scope and nature of compensation arrangements. The action or recommendation of the Committee is reported to the Company's entire Board of Directors.

COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Compensation Committee believes that compensation of our executive officers should encourage creation of stockholder value and achievement of strategic corporate objectives and allow us to attract, retain and motivate superior executives and to compensate these executives in a manner that both recognizes their individual performance and aligns their interests with the interests of MacroChem's stockholders. To that end, the Compensation Committee believes that executive compensation should include a mix of both cash and equity-based compensation that is competitive with companies in the specialty pharmaceutical industry, taking into account relative company size and performance as well as individual responsibilities and performance.

     The Committee's decisions and activities during 2006 were guided, to a significant extent, by the Company's financial condition and outlook during the year. Accordingly, given the Company's lack of financial resources during 2006, the conservation of cash resources was a priority for the Committee.

 COMPENSATION COMPONENTS

     BASE SALARY. In general, in determining base salaries for executives the Compensation Committee takes into account (i) the executive's individual performance and contribution to the management team; (ii) the performance of MacroChem over the evaluation period by reference to corporate objectives jointly formulated by the Chief Executive Officer and the officers; and (iii) base salaries of executives in comparable positions in comparable companies. In setting base salary, the Committee also takes into account all components of an executive officer's compensation package. In determining base salary, the Committee reviews the foregoing factors as they relate to each executive individually and applies each factor subjectively, without reference to specific criteria. The Committee does not weigh any one factor more or less heavily than any other and considers the input of the Chief Executive Officer and, as necessary, outside experts in reaching its determinations.

     ANNUAL BONUS. Our compensation program includes eligibility for an annual performance-based cash bonus to executive officers. The amount of the cash bonus depends on the level of achievement of corporate and individual objectives. Annual performance bonuses are set at the discretion of the Board. Pursuant to his employment agreement, our chief executive officer has a target annual performance bonus of 40% of his base salary.

     During 2006, we awarded our chief executive officer a special payment of $50,000 in recognition of his efforts to secure needed financing and restructuring of the Company. Given the Company's lack of financial resources during 2006, none of our remaining executive officers were granted annual performance bonuses.

LONG-TERM INCENTIVES

     STOCK OPTIONS. The Compensation Committee views grants of stock options as a major component of an executive's compensation, believing that the grant of options aligns the interests of the executives with the interests of the stockholders by providing a direct correlation between an increase in the value of MacroChem's stock and executive compensation and that this method of compensation allows MacroChem to conserve cash resources and retain key personnel.

     In determining the size of a stock option award for an individual executive officer, the Committee considers the same factors used for determining base salary and applies each factor subjectively, without reference to specific criteria. The Committee does not weigh any one factor more or less heavily than any other and considers the input of the Chief Executive Officer and, as necessary, outside experts, in reaching its determinations. The size of previous option grants is not an important factor in determining current awards. Options granted are exercisable at the market price on the date of the grant.

     RESTRICTED STOCK AWARDS. The Compensation Committee may make grants of restricted stock to executive officers to provide additional long-term incentive to build stockholder value. Restricted stock awards are made in anticipation of contributions that will create value in the company and are subject to certain vesting and other restrictions.

     In 2006, we awarded our chief executive officer a restricted stock grant which vests when our common stock trades at or above $4.00 per share for thirty consecutive trading days.

TRANSITION AGREEMENTS

     In addition to base salary and long-term incentive awards, a portion of the compensation paid to our executive officers during 2006 was paid pursuant to transition agreements. Because of insufficient capital resources, in August 2005, the Company discontinued its research and development activities and terminated substantially all its non-management personnel. In addition, in September 2005, the Company entered into transition agreements with each of its executive officers to assure their availability to the Company during a period of uncertainty and to reduce possible termination pay liability to these officers. These agreements terminated the then existing employment and severance agreements with each of the executive officers. Because of improved prospects for funding, the Company thereafter entered into amendments to the transition agreements with Messrs. DeLuccia, Patriacca and Deegan, which provided that each would remain employed by the Company until February, 2006 at a rate of pay equal to one-half the base salary in effect for each executive prior to August 31, 2005. These transition agreements expired in February 2006, at which point we entered into employment agreements with our executive officers as described below.

SUMMARY COMPENSATION TABLE

     The following table summarizes all compensation for all services rendered in all capacities to us during the fiscal year ended December 31, 2006 by each person who served as our CEO, CFO and by our other executive officers, whose total salary and bonus exceeded $100,000. We refer collectively to these individuals as the named executive officers.

                                                                                     NON-EQUITY
                                                                                     INCENTIVE
                                                               STOCK       OPTION       PLAN      ALL OTHER
                                       SALARY       BONUS      AWARDS      AWARDS   COMPENSATION COMPENSATION    TOTAL
NAME AND PRINCIPAL POSITION  YEAR      ($)(1)        ($)        ($)        ($)(2)       ($)           ($)         ($)

Robert J. DeLuccia           2006   $ 276,000   $ 50,000        ---     $ 345,954        ---    $  18,000(3)  $ 689,954
  President and Chief
  Executive Officer

Bernard R. Patriacca         2006   $ 191,666        ---        ---     $ 179,873        ---           ---    $ 371,539
  Vice President, Chief
  Financial Officer and
  Treasurer

Glenn E. Deegan (4)          2006   $ 172,500        ---        ---     $ 155,885        ---           ---    $ 328,385
  Vice President,
  General Counsel and
  Secretary
------------------------------------------------------------------------------------------------------------------------------------

  (1) Represents, for each executive officer, amounts paid under transition agreements in effect from January 1, 2006 to February 13, 2006 and under employment agreements from February 13, 2006 through December 31, 2006.

  (2) This column represents the compensation expense incurred by the Company in fiscal year 2006 in connection with all option grants to our named executive officers, calculated in accordance with FAS 123(R). See Note 4 to the Financial Statements included in elsewhere in this prospectus for the year ended December 31, 2006 for the relevant assumptions used to determine the value of the option awards.

  (3) Represents a monthly automobile allowance of $1,500, totaling $18,000 for the full year. (4) Mr. Deegan's employment with the Company terminated effective March 15, 2007.


EMPLOYMENT ARRANGEMENTS

EMPLOYMENT AGREEMENTS

     We entered into an employment agreement of indefinite length effective as of February 13, 2006 with Robert J. DeLuccia. The agreement currently provides for annual compensation of $288,000 and for the payment of nine months' salary plus, if applicable, the continuation of medical, dental and group life insurance benefits for up to nine months in the event he is terminated without cause or twelve month's salary and bonus plus, if applicable, the continuation of medical, dental and similar benefits for up to twelve months in the event he is terminated as a result of a change of control. The agreement also provides for a monthly automobile allowance of $1,500. In addition, the agreement precludes Mr. DeLuccia from competing with the Company during his employment and for a period of two years thereafter, and from disclosing confidential information. Prior to entering into Mr. DeLuccia's current employment agreement, we entered into a transition agreement with Mr. DeLuccia on September 16, 2005 which terminated his then existing employment agreement including the severance pay provisions. The transition agreement, which originally provided that Mr. DeLuccia would remain employed by the Company until November 30, 2005, was subsequently amended to extend his employment through February 2006.

     We entered into an employment agreement of indefinite length effective as of February 13, 2006 with Bernard Patriacca. The agreement currently provides for annual base compensation of $200,000, and precludes Mr. Patriacca from competing with the Company during his employment and for a period of two years thereafter, and from disclosing confidential information. Prior to entering into Mr. Patriacca's current employment agreements, we entered into a transition agreement with Mr. Patriacca on September 12, 2005 which terminated his then existing employment and severance agreements. The transition agreement, which originally provided that Mr. Patriacca would remain employed by the Company until November 30, 2005, was subsequently amended to extend his employment through February 2006.

     We entered into an employment agreement of indefinite length effective as of February 13, 2006 with Glenn E. Deegan. The agreement provided for annual base compensation of $180,000, and precluded Mr. Deegan from competing with the Company during his employment and for a period of two years thereafter, and from disclosing confidential information. Prior to entering into Mr. Deegan's current employment agreement, we entered into a transition agreement with Mr. Deegan on September 12, 2005 which terminated his then existing employment and severance agreements. The transition agreement, which originally provided that Mr. Deegan would remain employed by the Company until November 30, 2005, was subsequently amended to extend his employment through February 2006. Mr. Deegan's employment with the Company terminated effective March 15, 2007.

                           GRANTS OF PLAN-BASED AWARD

     The following table shows information regarding grants of equity awards during the fiscal year ended December 31, 2006 held by the executive officers named in the Summary Compensation Table.

------------------------------------------------------------------------------------------------------------------------------------
         NAME              GRANT DATE       ALL OTHER STOCK      ALL OTHER OPTION       EXERCISE OR BASE     GRANT DATE FAIR VALUE
                                                 AWARDS:             AWARDS:            PRICE OF OPTION     OF OPTIONS IN ACCORDANCE
                                           NUMBER OF SHARES OF  NUMBER OF SECURITIES      AWARDS ($/Sh)         WITH FAS 123(R)
                                             STOCK OR UNITS     UNDERLYING OPTIONS(#)
------------------------------------------------------------------------------------------------------------------------------------

Robert J. DeLuccia           2/10/06            75,000 (1)                ---         $        ---          $       ---
                             2/10/06               ---                350,000 (2)     $       1.62          $   472,531
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Bernard R. Patriacca         2/10/06                                  175,000 (3)    $        1.62          $   236,266

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Glenn E. Deegan              2/10/06                                  150,000 (4)    $        1.62          $   202,513

------------------------------------------------------------------------------------------------------------------------------------

(1) Mr. DeLuccia was granted 75,000 shares of restricted common stock on February 10, 2006. Mr. DeLuccia is restricted from selling such shares until the price of our common stock is greater than or equal to $4.00 per share for a period of 30 consecutive trading days. No compensation charge was recognized as the vesting date is not certain.
(2) The options granted to Mr. DeLuccia were granted on February 10, 2006 at an exercise price of $1.62 per share. The options expire ten years from the date of grant and vest one third on the date of grant and one third on each grant date anniversary in 2007 and 2008.
(3) The options granted to Mr. Patriacca were granted on February 10, 2006 at an exercise price of $1.62 per share. The options expire ten years from the date of grant and vest one third on the date of grant and one third on each grant date anniversary in 2007 and 2008.
(4) The options granted to Mr. Deegan were granted on February 10, 2006 at an exercise price of $1.62 per share. The options were granted with an expiration date of ten years from the date of grant and provided that they would vest one third on the date of grant and one third on each grant date anniversary in 2007 and 2008. In connection with Mr. Deegan's departure from the Company on March 15, 2007, all unvested options were terminated. The terms of the options provide that in the event of a termination of employment other than for cause, the vested options will remain exercisable for six months following the termination date. The Board of Directors elected to extend Mr. Deegan's vested options for an additional six months in exchange for certain consulting services, and thus the 100,000 remaining options expire on March 14, 2008.

                  OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

     The following table shows grants of stock options and grants of unvested stock awards outstanding on December 31, 2006 to each of the executive officers named in the Summary Compensation Table.

------------------------------------------------------------------------------------------------------------------------------------
                                                  Option Awards                                                       Stock Awards
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
        Name            Number    Number of      Equity      Option      Option    Number of  Market Value   Equity       Equity
                          of      Securities    Incentive   Exercise   Expiration  Shares or  of Shares or Incentive    Incentive
                      Securities  Underlying  Plan Awards:  Price ($)     Date      Units of    Units of  Plan Awards:  Plan Awards:
                      Underlying  Unexercised  Number of                             Stock     Stock That  Number of    Market or
                     Unexercised   Options     Securities                          That Have    Have Not    Unearned    Payout Value
                       Options       (#)       Underlying                          Not Vested    Vested     Shares,     of Unearned
                         (#)     Unexercisable Unexercised                            (#)        ($)(1)     Units or   Shares, Units
                     Exercisable                Unearned                                                  Other Rights   or Other
                                                Options                                                   That Have Not Rights That
                                                  (#)                                                       Vested (#)   Have not
                                                                                                                        Vested ($)
------------------------------------------------------------------------------------------------------------------------------------
Robert J. DeLuccia        1,190            0      ---         217.90  5/26/201        ---          ---         ---          ---
                            476            0      ---         254.94  6/28/           ---          ---         ---          ---
                            238            0      ---          76.44  6/27/2012(3)    ---          ---         ---          ---
                          1,206          603      ---          69.30  2/10/2014(3)    ---          ---         ---          ---
                          4,662            0      ---          17.22  3/23/2015(4)    ---          ---         ---          ---
                          1,587        3,174      ---          10.50  7/20/2015(3)    ---          ---         ---          ---
                         11,504          ---      ---          44.52  6/20/2013(5)    ---          ---         ---          ---
                        116,666      233,334      ---           1.62  2/10/2016(5)    ---          ---         ---          ---
                                                                                   75,000     $ 33,750(2)      ---          ---
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Bernard R. Patriacca      2,857            0      ---     $   230.58  4/23/2011(3)    ---          ---         ---          ---
                            195            0      ---         254.94  6/28/2011(3)    ---          ---         ---          ---
                          1,190            0      ---         132.51  12/19/2011(3)   ---          ---         ---          ---
                            594            0      ---          76.44  6/27/2012(3)    ---          ---         ---          ---
                          2,380            0      ---          26.46  11/20/2012(6)   ---          ---         ---          ---
                          1,141            0      ---          48.30  7/10/2013(3)    ---          ---         ---          ---
                            586          294      ---          69.30  2/10/2014(3)    ---          ---         ---          ---
                          2,571            0      ---          17.22  3/23/2015(4)    ---          ---         ---          ---
                            793        1,587      ---          10.50  7/20/2015(3)    ---          ---         ---          ---
                         58,333      116,667      ---           1.62  2/10/2016(5)    ---          ---         ---          ---
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Glenn E. Deegan(7)        1,882            0      ---     $   254.94  6/28/2011(7)    ---          ---         ---          ---
                            357            0      ---          76.44  6/27/2012(7)    ---          ---         ---          ---
                            595            0      ---          26.46  11/20/2012(7)   ---          ---         ---          ---
                          1,330            0      ---          48.30  7/10/2013(7)    ---          ---         ---          ---
                            444          222      ---          69.30  2/10/2014(7)    ---          ---         ---          ---
                          2,400            0      ---          17.22  3/23/2015(7)    ---          ---         ---          ---
                            793        1,587      ---          10.50  7/20/2015(7)    ---          ---         ---          ---
                         50,000      100,000      ---           1.62  2/10/2016(7)    ---          ---         ---          ---
------------------------------------------------------------------------------------------------------------------------------------

(1) The market value of the stock awards is determined by multiplying the number of shares times $0.45, which represents the per share closing price of our common stock as quoted on the OTC Bulletin Board(R) on December 29, 2006, the last trading day of fiscal 2006.

(2) Mr. DeLuccia was granted 75,000 shares of restricted common stock on February 10, 2006. Mr. DeLuccia is restricted from selling such shares until the price of our common stock is greater than or equal to $4.00 per share for a period of 30 consecutive trading days. See Note 4 to the Financial Statements included elsewhere in this prospectus for the year ended December 31, 2006 for the relevant assumptions used to determine the value of the award.

(3)  Options vest over a three year period on each grant date anniversary.

(4)  Options were fully vested on the grant date.

(5) Options vest one third on grant date and one third on each grant date anniversary.

(6) Options were fully vested on the one year grant date anniversary.

(7) Mr. Deegan resigned on March 15, 2007. The terms of the options provide that in the event of a termination of employment other than for cause, the vested options will remain exercisable for six months following the termination date. The Board of Directors elected to extend Mr. Deegan's vested options for an additional six months in exchange for certain consulting services, and thus the vested options expire on March 14, 2008.

OPTION EXERCISES AND STOCK VESTED

     There were no exercises of stock options or vesting of shares of restricted stock held by the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 2006.

PENSION BENEFITS

     We do not have any qualified or non-qualified defined benefits plans.

NONQUALIFIED DEFERRED COMPENSATION

     We do not have any non-qualified defined contribution plans or other deferred compensation plans.

TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Our executive officers are eligible to receive benefits under certain conditions in accordance with each executive officer's employment or severance agreement with us. We entered into separate Severance Agreements with each of Messrs. Patriacca and Deegan on February 13, 2006. Each of the Severance Agreements provides for the payment of six months' salary plus the continuation of medical, dental and similar benefits for up to six months in the event the executive is terminated without cause or nine month's salary and 75% of the executive's bonus plus the continuation of medical, dental and similar benefits for up to nine months in the event the executive is terminated in connection with or following a change of control, as defined in the agreements and, in each case, the agreements provide that all unvested options will become vested and will be exercisable for the period of time set forth in the documents governing the options. Our change of control arrangements with Mr. DeLuccia are contained in his employment agreement with us and are summarized above under the heading "Employment Arrangements."

     To determine the level of benefits provided under each of our executive officer's severance agreements, data regarding peer practice, the circumstances of the situation and impact on stockholders was considered. In each instance, the severance benefit is constructed such that the benefit is discrete and capped under a one-time payment limiting any potential on-going liability.

     The tables below reflect the amount of compensation to each of the named executive officers of the Company in the event of termination of such executive's employment. The amount of compensation payable to each executive officer upon involuntary not-for-cause termination, termination following a change of control and in the event of disability of the executive officer is shown below. The amounts shown assume that each termination was effective as of December 31, 2006 and thus are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive's separation from the Company. No compensation is paid in the event of voluntary termination. For the purposes of the following tables, the term "Change in Control" refers to a reorganization, merger, consolidation or similar transaction resulting in the transfer of ownership of 50% of the Company's outstanding common stock or a sale of substantially of all of the Company's assets and "Disability" is defined as the employee's inability to continue to perform substantially all of his/her duties and responsibilities.

MR. ROBERT J. DELUCCIA, PRESIDENT AND CHIEF EXECUTIVE OFFICER

Executive Benefits and Payments                   Termination in            Involuntary       Termination Due to
                                                 Connection with
                                                   a Change in             Not-For-Cause
Upon Termination                                   Control (1)            Termination (2)       Disability (3)
-------------------------------------------- --------------------     --------------------   --------------------
Base Salary                                  $           288,000      $         216,000      $         141,231
Bonus (Guideline 40%)                        $           115,200      $          86,400                    N/A
Auto Allowance                               $            18,000      $         13, 500      $          11,770
Medical and                                  $             9,480      $           7,110      $           6,198
Welfare Benefits
Acceleration of Vesting of Options           $                 0                    ---                    ---
                                             --------------------      ------------------     ----------------
TOTAL                                        $           430,680      $         323,010      $         159,199
                                             ====================      ==================     ================
----------------------------------------------------------------------------------------------------------------

(1) Compensation is equal to one years' base salary, bonus, auto allowance and medical and welfare benefits. (2) Compensation is equal to nine months' base salary, bonus, auto allowance and medical and welfare benefits. (3) Compensation is equal to thirty-four weeks' base salary (first 17 weeks at 100%, $94,154; following 17 weeks at 50%, $47,077), auto allowance and other benefits.

MR. BERNARD R. PATRIACCA, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

                                                     Termination in Connection
Executive Benefits and Payments                           with a Change in                  Involuntary
Upon Termination                                            Control (1)            Not-For-Cause Termination (2)
-------------------------------------------------- -----------------------------  ------------------------------
Base Salary                                        $                    150,000   $                    100,000
Bonus (Guideline 30%)                              $                     45,000   $                     30,000
Medical and Welfare Benefits                       $                      8,800   $                      5,880
Acceleration of Vesting of Options                 $                          0                            ---
                                                   -----------------------------  -----------------------------
TOTAL                                              $                    203,800   $                    135,880
                                                   =============================  =============================
-----------------------------------------------------------------------------------------------------------------

(1) Compensation is equal to nine months' base salary, bonus and medical and welfare benefits. (2) Compensation is equal to six months' base salary, bonus and medical and welfare benefits.

MR. GLENN E. DEEGAN, VICE PRESIDENT AND GENERAL COUNSEL (1)

                                                    Termination in Connection
Executive Benefits and Payments                           with a Change in                 Involuntary
Upon Termination                                            Control (2)            Not-For-Cause Termination (3)
-------------------------------------------------- ------------------------------ ------------------------------
Base Salary                                        $                    138,750   $                    92,500
Bonus (Guideline 30%)                              $                     41,625   $                    27,750
Medical and Welfare Benefits                       $                     12,350   $                     8,240
Acceleration of Vesting of Options                 $                          0                           ---
                                                   -----------------------------  ----------------------------
TOTAL                                              $                    192,725   $                   128,490
                                                   =============================  ============================
----------------------------------------------------------------------------------------------------------------

(1) Mr. Deegan's employment was voluntarily terminated on March 15, 2007. (2) Compensation is equal to nine months' base salary, bonus and medical and welfare benefits. (3) Compensation is equal to six months' base salary, bonus and medical and welfare benefits.

EQUITY COMPENSATION PLAN INFORMATION

                                             (a)                        (b)                        (c)
                                                                                           Number of securities
                                                                                          remaining available for
                                   Number of securities to       Weighted-average          future issuance under
                                   be issued upon exercise       exercise price of       equity compensation plans
                                   of outstanding options     outstanding options and      (excluding securities
      Plan Category                      and rights                   rights             reflected in column (a))
--------------------------------- -------------------------- -------------------------- ----------------------------
Equity compensation plans
  approved by security
  holders                                     110,693                $  79.84                      1,296,654

Equity compensation plans
  not approved by
  security holders                            956,904 (1)            $   2.15                           NONE
                                        -------------                 -------               ----------------


                      Total                 1,067,597                $  10.21                      1,296,654
                                        =============                 =======               ================
--------------------------------- -------------------------- -------------------------- ----------------------------

(1) Represents 11,904 stock options granted to Robert J. DeLuccia in June 2003, and the following stock options granted on February 10, 2006 to Mr. DeLuccia, 350,000; Mr. Patriacca, 175,000; Mr. Deegan, 150,000; and 45,000 options each to Dr. Zabriskie, Dr. Davis, Mr. Davis, Mr. Martin, Mr. Echenberg and Mr. Fischer.

MACROCHEM CORPORATION 401(K) PLAN

     The Company maintains a 401(k) plan whereby employees may contribute up to the maximum allowed by the Internal Revenue Code. The Company does not make matching contributions at this time.

 DIRECTOR COMPENSATION

     The following table summarizes the director compensation earned during fiscal 2006.

------------------------------------------------------------------------------------------------------------------------------------
          Name(1)            Fees Earned or   Stock       Option        Non-Equity       Change in       All Other        Total
                                Paid in      Awards       Awards      Incentive Plan      Pension       Compensation       ($)
                                  Cash         ($)      ($)(3)(4)      Compensation      Value and          ($)
                                 ($)(2)                                    ($)         Nonqualified
                                                                                         Deferred
                                                                                       Compensation
                                                                                         Earnings
------------------------------------------------------------------------------------------------------------------------------------
John L. Zabriskie, Ph.D.(5)  $     19,000       -     $     43,377          -                -               -         $   62,377
------------------------------------------------------------------------------------------------------------------------------------
Michael A. Davis, M.D.,      $     21,500       -     $     43,377          -                -               -         $   64,877
Sc.D.(6)
------------------------------------------------------------------------------------------------------------------------------------
Jeffrey B. Davis(7)          $     17,500       -     $     38,815          -                -               -         $   56,315
------------------------------------------------------------------------------------------------------------------------------------
Paul S. Echenberg(8)         $     20,000       -     $     43,377          -                -               -         $   63,377
------------------------------------------------------------------------------------------------------------------------------------
Howard S. Fischer(9)         $     16,000       -     $     38,815          -                -               -         $   54,815
------------------------------------------------------------------------------------------------------------------------------------
Peter G. Martin(10)          $     23,000       -     $     43,377          -                -               -         $   66,377
------------------------------------------------------------------------------------------------------------------------------------

(1) Robert J. DeLuccia, our chief executive officer, has been omitted from the table as he receives no compensation for serving on our Board of Directors.
(2) Each of our non-employee Directors receives compensation of $12,000 annually, $1,000 per regular committee meeting attended for the chairman of each committee, $1,000 per regular board meeting attended, and $500 for each special, telephone or committee meeting attended.
(3) This column represents the compensation expense incurred by the Company in fiscal year 2006 in connection with all option grants to our directors, calculated in accordance with FAS 123(R). See Note 4 to the Financial Statements included elsewhere in this prospectus for the year ended December 31, 2006 for the relevant assumptions used to determine the value of our awards.
(4) In February 2006, each non-employee director received a grant of 45,000 options. The grant date fair value of each grant calculated in accordance with FAS133(R) was $38,815.
(5) Mr. Zabriskie had a total of 47,856 stock options outstanding as of December 31, 2006. (6) Dr. Davis had a total of 48,570 stock options outstanding as of December 31, 2006. (7) Mr. Davis had a total of 45,000 stock options outstanding as of December 31, 2006. (8) Mr. Echenberg had a total of 47,618 stock options outstanding as of December 31, 2006. (9) Mr. Fischer had a total of 45,000 stock options outstanding as of December 31, 2006. (10) Mr. Martin had a total of 48,570 stock options outstanding as of December 31, 2006.

DIRECTOR COMPENSATION POLICY

     We reimburse our directors for reasonable expenses incurred in connection with attendance at Board of Director and committee meetings.

     Each of our non-employee Directors receives compensation of $12,000 annually, $1,000 per regular committee meeting attended for the chairman of each committee, $1,000 per regular board meeting attended, and $500 for each special, telephone or committee meeting attended.

     Each of our non-employee Directors receives from time to time, stock option grants as deemed appropriate by the Compensation Committee. In 2006, each of the non-employee Directors received an option for 45,000 shares at a purchase price of $1.62.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


POLICIES AND PROCEDURES WITH RESPECT TO RELATED PARTY TRANSACTIONS

     The board of directors reviews and approves transactions between the Company on the one hand and a related party, such as our directors, officers, holders of more than five percent of our voting securities and their affiliates, the immediate family members of any of the foregoing persons and any other persons whom the board determined may be considered a related party, on the other hand. Prior to board consideration of a transaction with a related party, the material facts as to the related party's relationship or interest in the transaction are disclosed to the board, and the transaction is not considered approved by the board unless a majority of the directors who are not interested in the transaction approve the transaction.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     In our 2006 Private Placement, we issued an aggregate of 825.5 shares of our Series C Preferred Stock and warrants to purchase 7,861,900 shares of our common stock. SCO Capital Partners LLC acquired a total of 300 shares of our Series C Preferred Stock and warrants to purchase 2,857,142 shares of our common stock for an aggregate purchase price of $3,000,000, and Beach Capital LLC acquired a total of 50 shares of our Series C Preferred Stock and warrants to purchase 47,620 shares of our common stock for an aggregate purchase price of $500,000. In a subsequent transfer, SCO Capital Partners, L.P. purchased 9 shares of our Series C Preferred Stock. Mr. Stephen S. Rouhandeh is the managing member of SCO Capital Partners LLC, Beach Capital LLC and the entity that is the general partner of SCO Capital Partners, L.P., and as such has sole dispositive and voting power with respect to the shares owned by SCO Capital Partners LLC, Beach Capital LLC and SCO Capital Partners, L.P. In addition, for so long as 20% of the Series C Preferred Stock issued in the private placement remained outstanding, SCO Capital Partners LLC had the right to designate two members to our board of directors. The initial SCO director designees were Jeffrey B. Davis and Howard S. Fischer, and our board of directors appointed them to our board on December 29, 2005.

     Mr. Rouhandeh is also the Chairman of SCO Securities LLC, which acted as the placement agent in connection with the 2006 Private Placement and which acts as a financial advisor to us for a monthly fee of $12,500. In exchange for its services as placement agent, SCO Securities LLC received a fee equal to 7% of the gross proceeds, or $577,850, and six-year warrants to purchase 786,189 shares of our common stock at an exercise price of $1.05 per share. SCO Securities LLC assigned its warrants to the following four persons in the amounts listed: (i) warrants to purchase 471,713 shares of common stock to SCO Capital Partners LLC; (ii) warrants to purchase 157,238 shares of common stock to Lake End Capital LLC, (iii) warrants to purchase 78,619 shares of common stock to Mark Alvino and (iv) warrants to purchase 78,619 shares of common stock to Howard Fischer. We also paid SCO Securities LLC $82,550 for out-of-pocket expenses incurred in connection with the transaction.

     Mr. Jeffrey Davis, who was elected to our Board of Directors on December 29, 2005 as the designee of SCO Capital Partners LLC, is the managing member of Lake End Capital LLC, an entity which purchased 50 shares of our Series C Preferred Stock and warrants to purchase 476,190 shares of our common stock for an aggregate purchase price of $500,000. As noted above, Lake End Capital LLC also received warrants to purchase an additional 157,238 shares of our common stock as a designee of SCO Securities LLC, the placement agent in our recent private placement. Mr. Davis is the President of SCO Securities LLC. Subject to the exercise restrictions on the securities held by Lake End Capital LLC as described below under the heading "Beneficial Ownership of Voting Securities", the warrants beneficially owned by Mr. Davis are convertible and exercisable into 4.95% of our common stock.

     Mr. Howard S. Fischer, who was elected to our Board of Directors on December 29, 2005 as the designee of SCO Capital Partners LLC, is a Managing Director of SCO Securities LLC. As noted above, Mr. Fischer received warrants to purchase 78,619 shares of our common stock as a designee of SCO Securities LLC. In 2007, SCO informed us that Mark J. Alvino would replace Howard S. Fischer as an SCO director designee and Mark J. Alvino was elected to our board at our 2007 annual meeting in place of Mr. Fischer.

     In our 2007 Private Placement we issued an aggregate of 5,891,666 shares of our common stock and warrants to purchase 1,767,500 shares of our common stock to investors. In connection the 2007 Private Placement, all of the outstanding shares of Series C Preferred Stock were converted into 12,571,847 shares of common stock. In addition, outstanding warrants to purchase 8,648,102 shares of common stock previously issued in the 2006 Private Placement have been reset to purchase 17,885,842 shares of common stock at an exercise price of $0.60 per share, pursuant to anti-dilution provisions of those warrants.

     In 2007 Private Placement, SCO Capital Partners LP acquired a total of 833,333 shares of our common stock and warrants to purchase 250,000 shares of our common stock for an aggregate purchase price of $500,000. Mr. Stephen S. Rouhandeh is the general partner of SCO Capital Partners, L.P., and as such has sole dispositive and voting power with respect to the shares owned by SCO Capital Partners, L.P. John L. Zabriskie, JR., the chairman of the board of directors of MacroChem purchased 500,000 shares of common stock and 150,000 warrants to purchase common stock in the October 2007 private placement for an aggregate purchase price of $300,000.

     Griffin Securities, Inc. acted as the placement agent in connection with the 2007 Private placement. For its services, Griffin received a fee equal to 7% of the aggregate amount of the offering proceeds of the 2007 Private Placement or $247,450, and warrants to purchase 589,166 shares of common stock upon the same terms as the warrants issued to the other purchasers. Griffin Securities, Inc. allocated the placement agent warrants to the following persons in the amounts listed: (i) warrants to purchase 218,333 shares of common stock to Mark
J. Alvino, an officer of Griffin Securities, Inc. and a director of MacroChem,
(ii) warrants to purchase 207,500 shares of common stock to Adrian Stecyk, (iii) warrants to purchase 15,000 shares of common stock to Bernard Carrey, (iv) warrants to purchase 15,000 shares of common stock to Julia R. Lancian and (v) warrants to purchase 133,333 shares of common stock to Growth Capital Partners, LLC. We also paid Griffin's out-of-pocket expenses incurred in connection with the private placement.

     In connection with the 2007 Private Placement, MacroChem entered into a Director Designation Agreement dated as of October 1, 2007 with SCO Capital Partners, LLC, pursuant to which, for so long as SCO holds 20% of MacroChem's outstanding common stock, SCO has the right to designate two individuals to serve on MacroChem's board of directors. Jeffrey B. Davis and Mark J. Alvino are currently serving on our board of directors as the designees of SCO Capital Partners LLC.


                    BENEFICIAL OWNERSHIP OF VOTING SECURITIES

     The following table sets forth, as of November 2, 2007 (except as noted), information concerning ownership of our voting securities by (1) each person known by us to be the beneficial owner of more than five percent (5%) of our voting securities, (2) each of our directors, (3) each of the executive officers named in the Summary Compensation Table under "Executive Officers' Compensation" above and (4) all directors and executive officers as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated. There were a total of 22,461,997 shares of our common stock outstanding on November 2, 2007.

     In our 2006 Private Placement, unless an investor elected otherwise, its ability to exercise warrants is restricted to the extent that such exercise would result in the holder owning more than 4.95% of our issued and outstanding common stock. SCO Capital Partners LLC, Beach Capital LLC, SCO Capital Partners L.P. and Perceptive Life Sciences Master Fund Ltd. Perceptive elected not to be governed by these restrictions, and we have entered into an agreement with Perceptive whereby Perceptive's ability to exercise warrants will be subject to a beneficial ownership cap of 9.95% instead of 4.95%. In the 2007 private placement, the investors were given the option to elect a similar restriction, whereby an electing investor's ability to exercise warrants is restricted to the extent that such exercise would result in the holder owning more than 4.99% of our issued and outstanding common stock.

     We have determined the number of shares beneficially owned by each stockholder under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after November 2, 2007 through the exercise of any stock option, warrant or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner.

                      Name and Address                                       Number of Shares          Percentage
Class of Stock        of Beneficial Owner                                    Beneficially Owned        of Class

                      FIVE PERCENT STOCKHOLDERS
Common Stock          Stephen S. Rouhandeh (1)..............                       15,939,821               52.21%
Common Stock          Joseph Edelman (2) ...................                        2,372,780               10.56%
Common Stock          FSS Franklin Biotechnology Discovery Fund(3)                  2,925,000               12.64%
Common Stock          Whalehaven Capital Fund Limited (4)                           1,174,600                5.23%
                      DIRECTORS AND EXECUTIVE OFFICERS
Common Stock          Robert J. DeLuccia (5)(8).............                          405,587                1.08
Common Stock          Bernard R. Patriacca (5)(8)(9)........                          129,249                   *
Common Stock          Glenn E. Deegan (5)(6)(8)(9).........                           107,801                   *
Common Stock          Peter G. Martin (5)(8)................                           33,570                   *
Common Stock          Michael A. Davis (5)(8)...............                           33,570                   *
Common Stock          Paul S. Echenberg (5)(8)(10)..........                           33,309                   *
Common Stock          John L. Zabriskie (5)(8)(11)..........                          471,719                   *
Common Stock          Jeffrey B. Davis (7)(8)(12)(13)......                         1,169,773                4.95%
Common Stock          Mark J. Alvino (8)(14).................                         355,916                   *
Common Stock          All directors and officers as a
                      group (9 persons)(8)(9)(10)(11)(13).......                    2,307,161                9.99%


------------------
* Less than one percent (1%).

(1) SCO Capital Partners LLC is the record owner of 5,891,304 shares common stock, Beach Capital LLC is the record owner of 979,078 shares of common stock and SCO Capital Partners, L.P. is the record owner of 993,941 shares of common stock. Mr. Rouhandeh, as Chairman and managing member of SCO Capital Partners LLC, managing member of Beach Capital LLC, and managing member of the general partner of SCO Capital Partners, L.P., has sole dispositive and voting power with respect to all shares listed in the table. The shares of common stock listed as beneficially owned by Mr. Rouhandeh include 8,075,498 shares of common stock issuable upon the exercise of warrants exercisable within 60 days. The address of SCO Capital Partners LLC, Beach Capital LLC, SCO Capital Partners, L.P. and Mr. Rouhandeh is 1285 Avenue of the Americas, 35th Floor, New York, New York 10019.

(2) According to a Schedule 13G/A dated November 16, 2007, Mr. Edelman has sole dispositive and voting power with respect to the shares listed in the table. The shares reported as beneficially owned by Mr. Edelman are held of record by Perceptive Life Sciences Master Fund, Ltd., a Cayman Islands company of which the investment manager is Perceptive Advisors LLC, a Delaware limited liability company of which Mr. Edelman is the managing member. The shares of common stock listed as beneficially owned by Mr. Edelman include 2,372,780 shares of common stock held by Perceptive Life Sciences Master Fund, Ltd. The 3,000,000 shares of common stock issuable upon exercise of the warrants beneficially owned by Mr. Edelman are not exercisable within 60 days and therefore are not included. These warrants beneficially owned by Mr. Edelman are subject to restrictions on their exercise, such that as a result of their exercise, Mr. Edelman, together with his affiliates, cannot hold more than 9.95% of the issued and outstanding common stock of the Company. The address of Mr. Edelman is c/o First New York Securities, LLC, 850 Third Avenue, 8th Floor, New York, NY 10022.

(3) The address of FSS Franklin Biotechnology Discovery Fund is One Franklin Parkway, San Mateo, CA 94403-1906.

(4) The address of Whalehaven Capital Fund Limited is FWS Capital Ltd., Management for Whalehaven Capital, 160 Summit Avenue, Montvale, NJ 07645. The shares of common stock listed as beneficially owned by Whalehaven Capital Fund Limited include 1,174,600 shares of common stock beneficially owned by Whalehaven Capital Fund Limited. The 1,500,000 shares of common stock issuable upon exercise of the warrants beneficially owned by Whalehaven Capital Fund Limited are not exercisable within 60 days and therefore are not included. These warrants held by Whalehaven Capital Fund Limited are subject to restrictions on their exercise such that as a result of their exercise, Whalehaven Capital Fund Limited, together with its affiliates, cannot hold more than 4.95% of the issued and outstanding common stock of the Company.

(5) The address of Mr. DeLuccia, Mr. Patriacca, Mr. Martin, Dr. Davis, Mr. Echenberg and Dr. Zabriskie, is c/o MacroChem Corporation, 40 Washington Street, Suite 220, Wellesley Hills, Massachusetts 02481. The address of Mr. Deegan is 27 Allerton Road, Milton, Massachusetts 02186.

(6)  As of March 15, 2007, Mr. Deegan is no longer employed by the Company.

(7) The address of Mr. Davis is 1285 Avenue of the Americas, 35th Floor, New York, New York 10019.

(8) Includes the following numbers of shares issuable upon the exercise of stock options and/or warrants exercisable within 60 days: Mr. Martin-33,570 shares; Dr. Davis-33,570 shares; Mr. DeLuccia-268,355 shares; Mr. Echenberg-33,309 shares; Dr. Zabriskie-138,386 shares; Mr. Davis-30,000:
     Mr. Alvino -355,916; Mr. Patriacca-129,249 shares; and Mr. Deegan-107,801 shares.

(9) Does not include the following numbers of vested shares in our 401(k) Plan contributed by us to match portions of cash contributions by the following Plan participants: Mr. Patriacca-545 shares; and Mr. Deegan-560 shares.

(10) Includes 1,382 shares and 691 shares issuable upon the exercise of warrants exercisable within 60 days held by Eckvest Equity Inc., of which Mr. Echenberg is the President and sole equity owner.

(11) Includes 11,061 shares and 5,530 shares issuable upon the exercise of warrants exercisable within 60 days held by Lansing Brown Investments LLC, of which Dr. Zabriskie and his wife are the managers and sole equity holders.

(12) Lake End Capital LLC is the record owner of the securities listed in the table. Mr. Jeffrey Davis, as managing member of Lake End Capital LLC, has sole dispositive and voting power with respect to all shares held of record by Lake End Capital LLC. The shares of common stock listed as beneficially owned by Jeffrey Davis include 1,139,773 shares of common stock issuable upon exercise of the warrants held by Lake End Capital LLC within 60 days and 30,000 shares of common stock issuable upon the exercise of options held by Mr. Davis within 60 days. The warrants held by Lake End Capital LLC are subject to restrictions on their conversion and exercise such that as a result of their exercise, Lake End Capital LLC, together with its affiliates, cannot hold more than 4.95% of the issued and outstanding common stock of the Company. The address of Lake End Capital LLC is 33 Tall Oaks Drive, Summit, New Jersey 07501.

(13) Includes 1,139,773 shares of common stock issuable upon the exercise of a warrant held of record by Lake End Capital LLC as described in Note 16 above that is exercisable within 60 days.

(14) The address of Mr. Alvino is c/o Griffin Securities, Inc., 17 State Street, 3rd floor, New York, NY 10004.

                            SELLING SECURITY HOLDERS

THE 2006 PRIVATE PLACEMENT

     In our 2006 Private Placement, we issued 825.5 shares of our Series C Cumulative Convertible Preferred Stock and six-year warrants to purchase 7,861,912 shares of common stock at an exercise price of $1.26. SCO Securities LLC, an affiliate of SCO Capital Partners LLC, acted as placement agent in connection with the 2006 Private Placement. For its services as placement agent, we paid SCO Securities LLC a fee equal to 7% of the gross proceeds, or $577,850, and issued six-year warrants to purchase 786,189 shares of our common stock at an exercise price of $1.05 per share. The terms of the placement agent warrants are the same as the terms of the warrants issued to the Purchasers except that the exercise price of the warrant issued to the placement agent is $1.05. SCO Securities LLC allocated the placement agent warrants to the following four persons in the amounts listed: (i) warrants to purchase 471,713 shares of common stock to SCO Capital Partners LLC; (ii) warrants to purchase 157,238 shares of common stock to Lake End Capital LLC, (iii) warrants to purchase 78,619 shares of common stock to Mark Alvino and (iv) warrants to purchase 78,619 shares of common stock to Howard Fischer. We also paid SCO Securities LLC $82,550 for out-of-pocket expenses incurred in connection with the transaction and agreed to pay all reasonable expenses of the purchasers incurred in connection with the private placement.

2007 PRIVATE PLACEMENT

     In our 2007 Private Placement, we issued the following securities in exchange for an aggregate purchase price of $3,535,000 (the "2007 Private Placement") 5,891,666 shares of common stock and five-year warrants to purchase 1,767,500 shares of MacroChem common stock at an exercise price of $0.60 per share.

     In connection with 2007 Private Placement, all of the outstanding shares of MacroChem's Series C Cumulative Convertible Preferred Stock previously issued in the 2006 Private Placement were converted into 12,571,847 shares of common stock. In addition, the warrants previously issued in the 2006 Private Placement were adjusted as follows pursuant to the terms thereof:

         o the six-year warrants to purchase 7,861,912 shares of common stock at an exercise price of $1.26 were adjusted to purchase 16,510,012 shares of common stock at an exercise price of $0.60 per share; and

         o the six-year warrants to purchase 786,189 shares of common stock at an exercise price of $1.05 were adjusted to purchase 1,375,830 shares of common stock at an exercise price of $0.60 per share.

     Griffin Securities, Inc. acted as the placement agent in connection with the 2007 private placement. For its services as placement agent, Griffin received a fee equal to 7% of the aggregate amount of the offering proceeds of the 2007 private placement or $247,450, and warrants to purchase 589,166 shares of common stock upon the same terms as the warrants issued to the other purchasers. Griffin Securities, Inc. allocated the placement agent warrants to the following persons in the amounts listed: (i) warrants to purchase 218,333 shares of common stock to Mark J. Alvino, an officer of Griffin Securities, Inc. and a director of MacroChem, (ii) warrants to purchase 207,500 shares of common stock to Adrian Stecyk, (iii) warrants to purchase 15,000 shares of common stock to Bernard Carrey, (iv) warrants to purchase 15,000 shares of common stock to Julia R Lancian, (v) warrants to purchase 133,333 shares of common stock to Growth Capital Partners, LLC. We also paid Griffin's out-of-pocket expenses incurred in connection with the 2007 private placement.

WARRANT EXERCISE RESTRICTIONS

     Unless a holder of warrants acquired in our 2006 private placements discussed above either elected otherwise prior to the purchase of such warrants or elects otherwise upon not less than 61 days prior written notice, its ability to exercise its warrants is restricted pursuant to a beneficial ownership cap to the extent that such conversion would result in the holder owning more than 4.95% of our issued and outstanding common stock. SCO Capital Partners LLC, Beach Capital LLC and Perceptive Life Sciences Master Fund Ltd., or Perceptive, have elected not to be governed by these restrictions. In the 2007 private placement, the investors were given the option to elect a similar restriction, whereby an electing investor's ability to exercise warrants is restricted to the extent that such exercise would result in the holder owning more than 4.99% of our issued and outstanding common stock. Firebird Global Master Fund II, Ltd. was the sole purchaser in the 2007 Private Placement that elected to be governed by this restriction.

REGISTRATION RIGHTS

     Pursuant to the securities purchase agreement and a registration rights agreement with each of the selling stockholders in connection with the 2006 and 2007 private placements, we are filing a registration statement, of which this prospectus forms a part, in order to permit those stockholders to resell to the public (i) the shares of common stock that they acquired in our 2007 Private placement in connection with their conversion of all the outstanding shares of our Series C Preferred Stock, (ii) the shares of common stock issued as dividends on the Series C Preferred, (iii) the shares of common stock they acquired in our 2007 Private Placement, (iv) the shares of common stock that they may acquire upon the exercise of the warrants they acquired in our 2007 Private Placement and (iv) the shares they may acquire upon the exercise of the warrants they acquired in our 2006 Private Placement, as adjusted in connection with our 2007 Private placement. We are registering the number of shares required under the securities purchase agreement and registration rights agreement, which number is based upon the total number of shares of common stock issuable upon any exercise of the warrants issued to the purchasers or the placement agents or the placement agent's designees in connection with the 2006 and 2007 private placements, determined without giving effect to the exercise warrant restriction described above.

SELLING SECURITY HOLDER TABLE

     The following table sets forth information regarding beneficial ownership of our common stock by the selling stockholders as of November 2, 2007. While all the shares that are issuable to a selling shareholder upon the exercise of warrants are included in the number of shares being offered in the table, shares which a selling security holder is prevented from acquiring as a result of the beneficial ownership cap described above are not shown as beneficially owned. Because the selling stockholders may offer all or some portion of the common stock listed in the table pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of common stock that will be held by the selling stockholders upon termination of the offering. The selling stockholders may sell all, part, or none of the shares listed. Each stockholder's percentage ownership shown in the table is based on 22,461,997 shares of common stock issued and outstanding on November 2, 2007.

     None of the selling stockholders has had any position, office or other material relationship with us within the past three years, except as set forth below and except that SCO Securities LLC, an affiliate of SCO Capital Partners LLC, acted as the placement agent for 2006 Private Placement and acts as a financial advisor to us and Griffin Securities acted as the placement agent in the 2007 Private Placement.

                                                                                         COMMON SHARES BENEFICIALLY
                                                     COMMON SHARES           SHARES           OWNED AND BENEFICIAL
                                                  BENEFICIALLY OWNED          BEING           OWNERSHIP PERCENTAGE
             SELLING STOCKHOLDER                 PRIOR TO OFFERING           OFFERED           AFTER OFFERING (1)
Adrian Stecyk (2)                                          207,500            207,500                  0       *
Alpha Capital AG (3)                                       652,746            652,746                  0       *
Beach Capital LLC (4)                                   15,939,821          1,979,078                  0       *
Bernard Carrey (5)                                          15,000             15,000                  0       *
BF Holding GmbH (6)                                      1,365,119          1,365,119                  0       *
Blaine Davis (7)                                           130,000            130,000                  0       *
Catalytix LDC (8)                                          194,464            194,464                  0       *
Catalytix LDC Lifescience Hedge AC (9)                     187,058            187,058                  0       *
David P. Luci (10)                                          54,167             54,167                  0       *
Dennis LaValle (11)                                        130,000            130,000                  0       *
Elliott Bossen (12)                                        650,000            650,000                  0       *
Firebird Global Master Fund II, Ltd (13)                 1,083,333          1,083,333                  0       *

                                                                                         COMMON SHARES BENEFICIALLY
                                                     COMMON SHARES           SHARES           OWNED AND BENEFICIAL
                                                  BENEFICIALLY OWNED          BEING           OWNERSHIP PERCENTAGE
             SELLING STOCKHOLDER                 PRIOR TO OFFERING           OFFERED           AFTER OFFERING (1)
FSS Franklin Biotechnology Discovery Fund (14)           2,925,000          2,925,000                  0       *
FSS Franklin Global Health Care Fund (15)                  325,000            325,000                  0       *
Growth Capital Partners, LLC (16)                          133,333            133,333                  0       *
Howard Fischer (17)                                        167,583            137,583             30,000       *
Hudson Bay Fund L (18)                                     200,002            200,002                  0       *
Iroquois Master Fund Ltd. (19)                           1,068,765          1,063,024              5,741       *
John L. Zabriskie, JR. (20)                                471,719            433,333             38,386       *
Julia R Lancian (21)                                        15,000             15,000                  0       *
Lake End Capital LLC (22)                                1,124,741          2,139,867                  0       *
Larry Chachkes (23)                                        216,667            216,667                  0       *
Mark Alvino (24)                                           355,916            355,916                  0       *
Midsouth Investor Fund LP (25)                           1,116,295          1,116,295                  0       *
Paul Baehr (26)                                            108,333            108,333                  0       *
Perceptive Life Sciences Master Fund, Ltd. (27)          2,422,780          5,273,032            149,748       *
Quogue Capital LLC (28)                                    500,002            500,002                  0       *
Richard Molinksy (29)                                       54,167             54,167                  0       *
Robert J. DeLuccia (30)                                    459,754             54,167            405,587       *
SCO Capital Partners LLC (31)                           15,939,821         12,716,802                  0       *
SCO Capital Partners, L.P. (32)                         15,939,821          1,243,941                  0       *
SDS Capital Group SPC, Ltd. (33)                           968,327            954,927             13,400       *
Sterling Securities Int. Ltd (34)                          195,000            195,000                  0       *
TMW Capital, LLC (35)                                      338,514            338,514                  0       *
Whalehaven Capital Fund Limited (36)                     1,174,600          2,687,921                  0       *

(1) Assumes that all of the shares acquired by the selling stockholders in the 2006 Private Placement and the 2007 Private Placement and being offered under this prospectus are sold, and that the selling stockholders acquire no additional shares of common stock before the completion of this offering. The amounts listed as beneficially owned were determined by giving effect to the beneficial ownership restrictions on exercise of the warrants, as described above.

(2) Shares being offered includes 207,500 shares issuable upon the exercise of warrants.

(3) Shares being offered includes 252,745 shares of common stock and 400,001 shares issuable upon the exercise of warrants.

(4) Shares being offered includes 979,078 shares of common stock and 1,000,000 shares issuable upon the exercise of warrants. For purposes of reporting beneficial ownership amounts, the shares beneficially owned by Beach Capital LLC have been aggregated with those beneficially owned by SCO Capital Partners LLC and SCO Capital Partners, L.P. Steven H. Rouhandeh, in his capacity as the managing member of Beach Capital LLC, has the sole power to direct the vote and disposition of the shares held by Beach Capital LLC. Beach Capital LLC has opted out of the beneficial ownership cap described above.

(5) Shares being offered includes 15,000 shares issuable upon the exercise of warrants.

(6) Shares being offered includes 665,119 shares of common stock and 700,000 shares issuable upon the exercise of warrants.

(7) Shares being offered includes 100,000 shares of common stock and 30,000 shares issuable upon the exercise of warrants.

(8) Shares being offered includes 94,462 shares of common stock and 100,002 shares issuable upon the exercise of warrants.

(9) Shares being offered includes 87,056 shares of common stock and 100,002 shares issuable upon the exercise of warrants.

(10) Shares being offered includes 41,667 shares of common stock and 12,500 shares issuable upon the exercise of warrants.

(11) Shares being offered includes 100,000 shares of common stock and 30,000 shares issuable upon the exercise of warrants.

(12) Shares being offered includes 500,000 shares of common stock and 150,000 shares issuable upon the exercise of warrants.

(13) Shares being offered includes 250,000 shares of common stock and 833,333 shares issuable upon the exercise of warrants.

(14) Shares being offered includes 2,250,000 shares of common stock and 675,000 shares issuable upon the exercise of warrants.

(15) Shares being offered includes 250,000 shares of common stock and 75,000 shares issuable upon the exercise of warrants.

(16) Shares being offered includes 133,333 shares issuable upon the exercise of warrants.

(17) Shares being offered includes 137,583 shares issuable upon the exercise of warrants. Common shares beneficially owned prior to the offering also includes 30,000 shares issuable upon the exercise of options that are exercisable within 60 days. These 30,000 shares issuable upon the exercise of options that are not being registered for resale under this prospectus. On December 29, 2005, Mr. Fischer was appointed to our board of directors. Mr. Fischer was designated to serve as a director by SCO Capital Partners LLC in accordance with terms and provisions of the securities purchase agreement. Mr. Fischer did not stand for re-election at our 2007 annual meeting and is no longer a director of the Company.

(18) Shares being offered includes 104,763 shares issuable upon the exercise of warrants.

(19) Shares being offered includes 313,024 shares of common stock 750,000 shares issuable upon the exercise of warrants. John L. Zabriskie, JR. is the chairman of the board of directors of the Company. The common shares beneficially owned prior to the offering also includes 5,741 shares of common stock issuable upon the exercise of warrants issued in prior private placements not being registered for resale under the prospectus. The shares issuable upon the exercise of the warrants held by this selling security holder, however, are subject to the 4.95% beneficial ownership cap described above.

(20) Shares being offered includes 333,333 shares of common stock 100,000 shares issuable upon the exercise of warrants. Also includes 38,386 shares issuable upon the exercise of options that are not being registered for resale under this prospectus.

(21) Shares being offered includes 15,000 shares issuable upon the exercise of warrants.

(22) Shares being offered includes 864,702 of common stock and 1,275,165 shares issuable upon the exercise of warrants. The shares issuable upon the exercise of the warrants held by this selling security holder, however, are subject to the 4.95% beneficial ownership cap described above.

(23) Shares being offered includes 166,667 shares of common stock and 50,000 shares issuable upon the exercise of warrants.

(24) Shares being offered includes 355,916 shares issuable upon the exercise of warrants. Mark Alvino serves on the board of directors of the Company as a designee of SCO Capital Partners, L.L.C.

(25) Shares being offered includes 516,293 shares of common stock and 600,002 shares issuable upon the exercise of warrants.

(26) Shares being offered includes 83,333 shares of common stock and 25,000 shares issuable upon the exercise of warrants.

(27) Shares being offered includes 2,273,032 shares of common stock and 3,000,000 shares issuable upon the exercise of warrants. The shares issuable upon the exercise of the warrants held by this selling security holder are subject to the 4.95% beneficial ownership cap described above and are not exercisable within 60 days.

(28) Shares being offered includes 500,002 shares issuable upon the exercise of warrants.

(29) Shares being offered includes 41,667 shares of common stock and 12,500 shares issuable upon the exercise of warrants.

(30) Shares being offered includes 41,667 shares of common stock and 12,500 shares issuable upon the exercise of warrants. Common shares beneficially owned prior to the offering also includes 405,487 shares issuable upon the exercise of options and warrants that are not being registered for resale under this prospectus. Robert J. DeLuccia is the president, chief executive officer and a member of the board of directors of the Company.

(31) Shares being offered includes 5,891,304 shares of common stock and 6,825,498 shares issuable upon the exercise of warrants. For purposes of reporting beneficial ownership amounts, the shares beneficially owned by Beach Capital LLC have been aggregated with those beneficially owned by SCO Capital Partners LLC and SCO Capital Partners, L.P. Steven H. Rouhandeh, in his capacity as the managing member of Beach Capital LLC, has the sole power to direct the vote and disposition of the shares held by Beach Capital LLC. Beach Capital LLC has opted out of the beneficial ownership cap described above.

(32) Shares being offered includes 993,941 shares of common stock and 250,000 shares issuable upon the exercise of warrants. For purposes of reporting beneficial ownership amounts, the shares beneficially owned by Beach Capital LLC have been aggregated with those beneficially owned by SCO Capital Partners LLC and SCO Capital Partners, L.P. Steven H. Rouhandeh, in his capacity as the managing member of Beach Capital LLC, has the sole power to direct the vote and disposition of the shares held by Beach Capital LLC. Beach Capital LLC has opted out of the beneficial ownership cap described above.

(33) Shares being offered includes 454,925 shares of common stock and 500,002 shares issuable upon the exercise of warrants. Steve Derby exercises voting and investment authority over the shares held by this selling shareholder.

(34) Shares being offered includes 150,000 shares of common stock and 45,000 shares issuable upon the exercise of warrants.

(35) Shares being offered includes 128,514 shares of common stock and 210,000 shares issuable upon the exercise of warrants.

(36) Shares being offered includes 1,174,600 shares of common stock and 1,500,000 shares issuable upon the exercise of warrants. The shares issuable upon the exercise of the warrants held by this selling security holder are subject to the 4.95% beneficial ownership cap described above and are not exercisable within 60 days.

(*) Represents less than one percent.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL MATTERS

     Our certificate of incorporation authorizes us to issue 100,000,000 shares of common stock, par value $0.01 per share, and 6,000,000 shares of preferred stock, par value $0.01 per share, of which 500,000 shares are designated as Series A Convertible Preferred Stock, 600,000 shares are designated as Series B Preferred Stock and 1,500 shares are designated Series C Cumulative Convertible Preferred Stock. As of November 4, we had 22,461,997 shares of common stock, no shares of Series A Convertible Preferred Stock, no shares of Series B Preferred Stock and no shares of Series C Cumulative Convertible Preferred Stock issued and outstanding. Our certificate of incorporation authorizes our Board of Directors, without stockholder approval, to issue preferred stock in series and with such voting rights, designations, preferences, limitations and special rights as may be designated by the Board of Directors from time to time.

     We are registering shares of our common stock under the registration statement of which this prospectus is a part. The following is a summary description of our outstanding capital stock and is qualified in its entirety by reference to our certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

     Subject to the rights and preferences of holders of our preferred stock, holders of shares of our common stock are entitled to receive dividends, as and to the extent dividends may be declared by our Board of Directors, out of funds legally available therefore. In the event of our liquidation, dissolution or winding up, holders of shares of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and preferences to holders of our preferred stock. Holders of shares of our common stock are entitled to one vote per share on all matters on which stockholders are entitled to vote. The holders of a majority of the outstanding shares of our common stock entitled to vote constitute a quorum for taking action by the stockholders. Except for matters where a higher vote is required by law, the affirmative vote of the holders of shares of our common stock present or represented and entitled to vote is required to take any such action. Holders of shares of our common stock have no preemptive, conversion or other subscription rights. There are no redemption, sinking fund or call provisions applicable to our common stock.

STOCKHOLDER RIGHTS PLAN

     The holders of our common stock have rights (the "rights") under a stockholder rights plan which was adopted by our Board of Directors on August 13, 1999, and which was amended on December 23, 2005. The rights, which entitle their holder to purchase a fractional share of a new class of preferred stock for each share of our common stock owned by the holder, attach to all certificates representing shares of our common stock outstanding at the close of business on August 13, 1999 and attach to any shares of common stock issued by us after August 13, 1999 and prior to the date the rights separate from the common stock certificates, as described in the following sentence. The rights will separate from the common stock and rights certificates will be issued on the earlier of (1) the tenth business day following the later of the date of a public announcement that a person, including its affiliates or associates (an "Acquiring Person"), except as described below, has acquired or obtained the right to acquire, beneficial ownership of 20% or more of our outstanding shares of common stock or the date on which any of our executive officers has actual knowledge that a person became an Acquiring Person or (2) the tenth business day following commencement of a tender offer or exchange offer that would result in any person or its affiliates and associates owning 20% or more of our outstanding common stock. Until a right is exercised, it does not give the holder thereof any rights as a stockholder, including, without limitation, the right to vote or to receive dividends.

     If any person or group of affiliated or associated persons (other than us or our affiliates) shall become an Acquiring Person, each holder of a right will have the right to receive shares of our common stock (or, in certain circumstances, cash, property or other MacroChem securities) having a market value of two times the exercise price of the right. Also, in the event that we are acquired in a merger or other business combination, or more than 25% of our assets or earning power is sold, each holder of a right would have the right to exercise their right and thereby receive common stock of the acquiring company with a market value of two times the exercise price of the right. Following the occurrence of any of the events described in this paragraph, any rights that are, or (under certain circumstances specified in the stockholder rights plan) were, beneficially owned by any Acquiring Person shall immediately become null and void.

     Our Board of Directors may, at its option, at any time after any person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable rights for shares of our common stock at an exchange ratio of one share of common stock per right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after August 13, 1999. Our Board of Directors, however, may not effect an exchange at any time after any person (other than (1) us, (2) any subsidiary of ours, (3) any employee benefit plan of ours or (4) any entity holding common stock for or pursuant to the terms of any employee benefit plan of ours), together with all its affiliates, becomes the beneficial owner of 50% or more of our outstanding common stock. Immediately upon the action of our Board of Directors ordering the exchange of any rights and without any further action and without any notice, the right of a holder to exercise its rights will terminate and a holder of rights will be entitled to receive only that number of shares of common stock equal to the number of rights held by the holder multiplied by the appropriate exchange ratio.

     The exercise price of the rights, and the number of one one-hundredths of a share of preferred stock or other securities or property issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution
(1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred stock, (2) upon the grant to holders of the preferred stock of certain rights or warrants to subscribe for shares of the preferred stock or convertible securities at less than the current market price of the preferred stock or (3) upon the distribution to holders of the preferred stock of evidences of indebtedness or assets (excluding cash dividends paid out of our earnings or retained earnings and certain other distributions) or of subscription rights or warrants (other than those referred to above).

     At any time prior to the close of business on August 13, 2009 or the earlier redemption of the rights, our Board of Directors, by majority vote, may redeem the rights at a redemption price of $0.01 per right, as described in the stockholder rights plan. The stockholder rights plan may be amended by our Board of Directors at any time prior to the date on which the rights separate from the common stock without the approval of the holders of the rights. From and after the date of separation, the stockholder rights plan may be amended by our Board of Directors without the approval of the holders of the rights in order to cure any ambiguity, to correct any defective or inconsistent provisions, to change any time period for redemption or any other time period under the stockholder rights plan or to make any other changes that do not adversely affect the interests of the holders of the rights (other than any Acquiring Person or its affiliates and associates, or their transferees).

     On December 23, 2005, the stockholder rights plan was amended to provide that the acquisition of our Series C Cumulative Convertible Preferred Stock and warrants to acquire shares of our common stock by the selling security holders pursuant to the securities purchase agreement, and any subsequent acquisition by them of common stock upon the conversion or exercise of those securities, would not result in the selling security holders becoming Acquiring Persons and would not trigger the separation of the rights from the common stock.

     The foregoing description of the rights does not purport to be complete and is qualified in its entirety by reference to the stockholder rights plan, a copy of which is an exhibit to the registration statement of which this prospectus is a part. The stockholder rights plan could make it more difficult, and therefore discourage attempts, to acquire control of us.

OTHER PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     ADVANCED NOTICE PROCEDURES FOR STOCKHOLDER PROPOSALS. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board. Stockholders at our annual meeting may consider only proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although our bylaws do not give our board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other

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business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the conduct of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

PROVISIONS OF DELAWARE LAW GOVERNING BUSINESS COMBINATIONS

     We are subject to the "business combination" provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly-held Delaware corporation from engaging in any "business combination" transactions with any "interested stockholder" for a period of three years after the date on which the person became an "interested stockholder," unless:

         o prior to such date, the Board of Directors approved either the "business combination" or the transaction which resulted in the "interested stockholder" obtaining such status;

         o upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the "interested stockholder") those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

         o at or subsequent to such time the "business combination" is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66?% of the outstanding voting stock which is not owned by the "interested stockholder."

     A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of a corporation's voting stock or within three years did own 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                              PLAN OF DISTRIBUTION

     Each of the selling security holders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTCBB or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o  privately negotiated transactions;

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         o  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

         o broker-dealers may agree with the selling security holder to sell a specified number of such shares at a stipulated price per share;

         o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

         o  a combination of any such methods of sale; or

         o  any other method permitted pursuant to applicable law.

     The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

     Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

     In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling security holder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

     The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     Because each selling security holder may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.

     We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling security holders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under


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applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

                                  LEGAL MATTERS

     The validity of the issuance of the securities offered hereby will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts.

                                     EXPERTS

     The financial statements as of and for the years ended December 31, 2005 and December 31, 2006 appearing in this prospectus have been audited by Vitale, Caturano & Company, Ltd., an independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

       The financial statements for the year ended December 31, 2004 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to the Company's ability to continue as a going concern), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

     On January 24, 2006, Deloitte & Touche LLP ("Deloitte") resigned as our independent registered public accounting firm.

     Deloitte's report relating to the financial statements of the Company for the year ended December 31, 2004 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to audit scope or accounting principles, except the report contained an explanatory paragraph relating to the Company's ability to continue as a going concern.

     During the Company's fiscal year ended December 31, 2004, and through January 24, 2006, the date which Deloitte resigned, the Company had no disagreement with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Deloitte's satisfaction, would have caused Deloitte to make reference to the subject matter of the disagreement in connection with its report for such period. During the Company's fiscal year ended December 31, 2004, and through January 24, 2006, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

     On February 14, 2006 and effective the same date, on the recommendation of the Company's Audit Committee, the Company engaged Vitale, Caturano & Company Ltd. ("Vitale") as its independent registered public accounting firm to audit the Company's financial statements as of and for the fiscal year ending December 31, 2005 and to perform procedures related to the financial statements included in the Company's quarterly reports on Form 10-Q, beginning with quarter ended March 31, 2006.

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     During the two most recent fiscal years and through February 14, 2006, the
Company has not consulted with Vitale on any matter which was the subject of any disagreement or any reportable event as defined in Regulation S-K Item 304(a)(1)(iv) and Regulation S-K Item 304(a)(1)(v), respectively, or on the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, relating to which either a written report was provided to the Company or oral advice was provided that Vitale concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the common stock that may be sold under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information about us and the common stock, you should refer to the registration statement. Any statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, you should refer to the exhibit for a more complete description of the matter involved, and each statement in this prospectus shall be deemed qualified in its entirety by this reference.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC's web site at HTTP://WWW.SEC.GOV. You may also read and copy any document we file with the SEC at its public reference facility:

                              Public Reference Room
                                100 F Street N.E.
                             Washington, D.C. 20549

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC, 100 F Street N.E., Washington, DC 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facility and copying charges.


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